Exhibit 10.1

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT

AMENDMENT AND RESTATEMENT AGREEMENT, dated as of June 26, 2018 (this “Agreement”), among BUFFALO GULF COAST TERMINALS LLC (the “Parent”), HFOTCO LLC (the “Borrower”), the LENDERS, and TORONTO DOMINION (TEXAS) LLC (“TD”), as Administrative Agent (the “Administrative Agent”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley), as Existing Agent (as defined below) (solely with respect to Section 3), TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES LLC, as joint lead arrangers and joint bookrunners, WELLS FARGO BANK, N.A., as syndication agent, and MORGAN STANLEY and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as co-arrangers and co-documentation agents.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of August 19, 2014 (as amended heretofore, the “Existing Credit Agreement”), among the Parent, the Borrower, Morgan Stanley, as administrative agent (in such capacity, the “Existing Agent”), the Lenders (as defined therein) and the several banks and other financial institutions or entities from time to time parties thereto;

WHEREAS, the Borrower has requested, and the Lenders executing or otherwise consenting to this Agreement and the Administrative Agent, have agreed, upon the terms and subject to the conditions set forth herein, that the Existing Credit Agreement be amended and restated as set forth herein;

WHEREAS, all Term Loans under the Existing Credit Agreement (“Existing Term Loans”) shall be continued as set forth herein as, or repaid, terminated and replaced by, the Tranche B Term Loans under the Restated Credit Agreement (as defined herein);

WHEREAS, each Lender holding Existing Term Loans (“Existing Term Lenders”) that executes and delivers a Consent to the Amendment and Restatement separately distributed to lenders (a “Lender Election”) and in connection therewith elects the “Cashless Settlement Option” set forth therein thereby agrees to continue all of its Existing Term Loans of any Class as Tranche B Term Loans (such continued Existing Term Loans, the “Continued (Cashless) Term Loans”, and such Lenders, collectively, the “Continuing (Cashless) Term Lenders”), and further agrees (i) to the terms of this Agreement and (ii) to continue all of its Existing Term Loans outstanding on the Effective Date (as defined below) as Tranche B Term Loans in a principal amount equal to the aggregate principal amount of such Existing Term Loans so continued (or such lesser amount as notified to such Existing Term Lender by the Administrative Agent prior to the Effective Date);

WHEREAS, each Continuing Term Lender that executes and delivers a Lender Election and in connection therewith elects the “Assignment Settlement Option” set forth therein thereby agrees to have all of its Existing Term Loans of any Class repaid on, and subject to the occurrence of, the Effective Date and to purchase by assignment Tranche B Term Loans (such repaid and repurchased Existing Term Loans, the “Continued (Assignment) Term Loans”, and, together with the Continued (Cashless) Term Loans, the “Continued Term Loans”; such Lenders, collectively, the “Continuing (Assignment) Term Lenders” and, together with the Continuing (Cashless) Term Lenders, the “Continuing Term Lenders”), and further agrees (i) to the terms of this Agreement and (ii) to agree to purchase by assignment an amount of Tranche B Term Loans in a principal amount equal to the aggregate principal amount of such Existing Term Lender’s Existing Term Loans (or such lesser amount as notified to such Existing Term Lender by the Administrative Agent prior to the Effective Date);

WHEREAS, each bank or other financial institution or entity identified on the signature pages hereto as a Lender (each, a “New Lender”) has agreed severally, on the terms and conditions set forth herein and in the Restated Credit Agreement, to make Tranche B Term Loans (such Loans by New Lenders, “New Term Loans”) and to become, if not already, a Lender for all purposes under the Restated Credit Agreement;

WHEREAS, the proceeds of the New Term Loans will be used, in part, by the Borrower to repay in full the outstanding principal amount of the Existing Term Loans and all other Indebtedness under the Credit Agreement (other than Continued (Cashless) Term Loans);

WHEREAS, the Continuing Term Lenders and the New Lenders, which collectively constitute the Lenders, are severally willing to continue their Existing Term Loans as Tranche B Term Loans and/or to make Tranche B Term Loans, as the case may be, subject to the terms and conditions set forth in this Agreement, having identical terms and being of the same Class (collectively, the “Tranche B Term Facility”);

WHEREAS, TD Securities (USA) LLC and Wells Fargo Securities, LLC have agreed to act as the lead arrangers and bookrunners for the Tranche B Term Facility , Wells Fargo Bank, N.A. has agreed to act as syndication agent for the Tranche B Term Facility, and Morgan Stanley and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to act as co-arrangers and co-documentation agents for the Tranche B Term Facility;

Now therefore, the parties hereto therefore agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Restated Credit Agreement (as defined herein).

SECTION 2. Amendments to the Existing Credit Agreement.

(a) The Existing Credit Agreement is, effective as of the Effective Date, hereby amended in its entirety to be as set forth in Exhibit A hereto (the Existing Credit Agreement, as amended hereby, the “Restated Credit Agreement”).

(b) Schedules 1.01, 2.01, 3.02, 3.05, 3.08(b), 3.08(c), 3.14, 6.01, 6.02, 6.07, 6.13 and 9.01 to the Existing Credit Agreement are hereby amended and restated in their entirety in the respective forms set forth in Exhibit B hereto.

(c) Exhibits A through K to the Existing Credit Agreement are hereby amended and restated in their entirety in the respective forms set forth in Exhibit C hereto.

SECTION 3. Amendment to Guaranty Agreement and other Loan Documents. The Guaranty Agreement and other Loan Documents are hereby amended to replace all references to Morgan Stanley as Administrative Agent with TD. As of the Effective Date, (a) Morgan Stanley hereby resigns as Existing Agent, and Morgan Stanley Senior Funding, Inc. is hereby discharged from its duties and obligations under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) in such capacity and (b) TD is hereby appointed as Administrative Agent, TD hereby accepts its appointment as Administrative Agent, and TD is hereby vested with all the rights, powers, discretion and privileges as Administrative Agent as described under each Loan Document, and TD hereby assumes the obligations, responsibilities and duties as Administrative Agent, in accordance with the terms of the Loan Documents. The Loan Parties shall pay to Morgan Stanley in its capacity as Existing Agent, no later than the Effective Date, all unpaid accrued fees (including Agent Fees (as defined in the Existing

Credit Agreement)) and all expenses owed to Morgan Stanley in such capacity, under the Existing Credit Agreement as of the Effective Date. The provisions of Article VIII and Section 9.05 of the Existing Credit Agreement shall continue in effect for the benefit of Morgan Stanley in its capacity as Existing Agent, in respect of any actions taken or omitted to be taken by it while it was acting in such capacity.

SECTION 4. Representations and Warranties; No Default. The Borrower hereby certifies that, immediately before and after giving effect to this Agreement, (a) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (and in all respects if qualified by materiality) on and as of such date as if made on and as of such date (except for such representations and warranties expressly stated to be made as of a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing.

SECTION 5. Conditions to Effectiveness. This Agreement and the Tranche B Term Facility shall become effective when the conditions set forth in Section 4.01 of the Restated Credit Agreement have been satisfied (such date, the “Effective Date”). Notwithstanding any other provisions of this Agreement or the Restated Credit Agreement to the contrary, the Administrative Agent may appoint a fronting lender to act as the sole New Lender for purposes of facilitating funding on the Effective Date. Accordingly, any signature page submitted by or on behalf of a New Lender other than such fronting lender will be deemed ineffective unless accepted by the Administrative Agent in its sole discretion.

SECTION 6. Effect on the Loan Documents; Miscellaneous. Except as expressly provided herein or in the Restated Credit Agreement, all of the terms and provisions of the Existing Credit Agreement and the other Loan Documents are and shall remain in full force and effect. This Agreement shall constitute a Loan Document for all purposes of the Restated Credit Agreement and the other Loan Documents. Provisions of this Agreement are deemed incorporated into the Restated Credit Agreement as if fully set forth therein. It is the intent of the parties hereto, and the parties hereto agree, that this Agreement shall not constitute a novation of the Existing Credit Agreement, any other Loan Document or any of the rights, obligations or liabilities thereunder, and shall not serve to discharge or release any Lien under the Loan Documents.

SECTION 7. Reaffirmation. Each of the Loan Parties hereby:

(a) consents to this Agreement and the transactions related thereto and hereby confirms its guarantees, pledges, grants of security interests, acknowledgments, obligations and consents under the Security Agreement and the other Security Documents and Loan Documents to which it is a party and agrees that notwithstanding the effectiveness of this Agreement and the consummation of the transactions related thereto, such guarantees, pledges, grants of security interests, acknowledgments, obligations and consents shall be, and continue to be, in full force and effect;

(b) ratifies the Security Documents and the other Loan Documents to which it is a party;

(c) confirms that all of the Liens and security interests created and arising under the Security Documents remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority as collateral security for the Obligations, in each case as existed prior to giving effect to this Agreement;

(d) agrees that each of the representations and warranties made by each Loan Party in the Security Documents is true and correct as to it in all material respects on and as of the date hereof (unless any such representation or warranty expressly relates to a given date, in which case such representation or warranty was true and correct in all material respects as of such given date); and

(e) agrees that it shall take any action reasonably requested by the Administrative Agent in order to confirm or effect the intent of this Agreement.

SECTION 8. Tranche B Term Loans.

(a) Subject to the terms and conditions set forth herein (i) each Continuing Term Lender that elected “Cashless Settlement Option” agrees to continue all of its Existing Term Loans as a Tranche B Term Loan on the Effective Date in a principal amount equal to such Continuing Term Lender’s Tranche B Term Loan Commitment (as defined below), by cashless settlement as set forth in such Continuing Lender’s Lender Election and (ii) each Continuing Term Lender that elected “Assignment Settlement Option” agrees to have all of its Existing Term Loans repaid on the Effective Date, and to purchase by assignment Tranche B Term Loans in a principal amount equal to such Continuing Term Lender’s Tranche B Term Loan Commitment. Each such Continued Term Loan shall be deemed to be made pursuant to, and in accordance with, Section 2.01 of the Restated Credit Agreement.

(b) Each New Lender will make New Loans on the Effective Date by making available to the Administrative Agent, in the manner contemplated by Section 2.01 of the Restated Credit Agreement, an amount in U.S. dollars equal to its Tranche B Term Loan Commitment.

(c) The “Tranche B Term Loan Commitment” of any (i) Continuing Term Lender will be the amount of its Existing Term Loans as set forth in the Register of the Existing Credit Agreement as of the Effective Date (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Effective Date), which shall be (x) continued as an equal amount of Tranche B Term Loans for Continuing Term Lenders that elect a cashless settlement option or (y) repaid on the Effective Date for Continuing Term Lenders that elect an assignment settlement option with Tranche B Term Loans in an equal amount repurchased by assignment, in each case, as set forth on Schedule 2.01, as amended hereby and (ii) New Lender will be such amount (not exceeding any commitment offered by such New Lender) allocated to it by the Administrative Agent and set forth on Schedule 2.01, as amended hereby. The commitments of the New Lenders, the continuation undertakings of the Continuing (Cashless) Term Lenders and the purchase by assignment undertakings of Continuing (Assignment) Term Lenders are several, and no such Lender will be responsible for any other such Lender’s failure to acquire by continuation, make or purchase by assignment its Tranche B Term Loan.

(d) In connection with the continuation and funding of the Tranche B Term Loans on the Effective Date, all accrued and unpaid principal, interest, fees and other amounts owing under the Existing Credit Agreement immediately prior to the Effective Date shall be paid, repaid or replaced, as the case may be, in full by the Tranche B Term Loans.

(e) The cashless and assignment settlements of Continued Term Loans may be implemented pursuant to other procedures specified by the Administrative Agent. For the avoidance of doubt, the Lenders hereby acknowledge and agree that, at the sole option of the Administrative Agent, any Lender with Existing Term Loans that are prepaid as contemplated hereby shall, automatically upon receipt of the amount necessary to purchase such Lender’s Existing Term Loans so replaced, at par, and pay all accrued interest thereon, be deemed to have assigned such Loans pursuant to a form of Assignment and Acceptance and, accordingly, no other action by the Lenders, the Administrative Agent or the Loan Parties shall be required in connection therewith.

SECTION 9. Expenses. The Borrower shall pay and reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with the preparation and delivery of this Agreement, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent in each applicable jurisdiction.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Chief Financial Officer

HFOTCO LLC

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Chief Financial Officer

[Signature Page to Amendment and Restatement Agreement]

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Alice Mare
Name: Alice Mare
Title: Authorized Signatory

[Signature Page to Amendment and Restatement Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ Alice Mare
Name: Alice Mare
Title: Authorized Signatory

If a second signature is necessary:

By:
Name:
Title:

[Signature Page to Amendment and Restatement Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Existing Agent (solely with respect to Section 3)

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Authorized Signatory

[Signature Page to Amendment and Restatement Agreement]

EXHIBIT A

[separately attached]

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 26, 2018

among

BUFFALO GULF COAST TERMINALS LLC,

as the Parent,

HFOTCO LLC,

as the Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

TORONTO DOMINION (TEXAS) LLC,

as Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Joint Lead Arrangers and Joint Bookrunners:

TD SECURITIES (USA) LLC

WELLS FARGO SECURITIES, LLC

Syndication Agent:

WELLS FARGO BANK, N.A.

Co-Arrangers and Co-Documentation Agents:

MORGAN STANLEY SENIOR FUNDING, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

$600,000,000 Senior Secured Tranche B Term Loan Facility

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Note
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H-1	Form of Effective Date Certificate
Exhibit H-2	Form of Solvency Certificate
Exhibit I	Form of Insurance Broker’s Certificate
Exhibit J	Form of Prepayment Notice
Exhibit K	Form of Second Lien Intercreditor Agreement

Schedule 1.01	Storage Contracts
Schedule 2.01	Commitments
Schedule 3.02	Corporate Structure
Schedule 3.05	Governmental Consents
Schedule 3.08(b)	Owned Real Property
Schedule 3.08(c)	Leased Real Property
Schedule 6.01	Liens
Schedule 6.02	Indebtedness
Schedule 6.07	Investments
Schedule 6.13	Restrictive Agreements
Schedule 9.01	Notice Addresses

v

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 26, 2018 (this “Agreement”), is by and among BUFFALO GULF COAST TERMINALS LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), THE LENDERS FROM TIME TO TIME PARTY HERETO, TORONTO DOMINION (TEXAS) LLC (“TD”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined in the preamble above and in these recitals have the meaning assigned thereto in Article I;

WHEREAS, the Parent is the direct owner of 100% of the Equity Interests in the Borrower;

WHEREAS, the Borrower is the direct 100% owner of an oil terminal storage facility located on the Houston Ship Channel near Houston, Texas, with an aggregate capacity as of the Effective Date of approximately 16.8 million barrels of residual and crude oil storage capacity (the “Terminal Storage Facility”);

WHEREAS, Parent and the Borrower are currently party to that certain Credit Agreement, dated as of August 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among Parent, the Borrower, certain of the Lenders and Morgan Stanley Senior Funding, Inc.;

WHEREAS, the Borrower has requested the extension of a senior secured term loan facility to the Borrower in an aggregate principal amount of $600,000,000, the proceeds of which shall be applied (i) to refinance all Indebtedness under the Existing Credit Facility, (ii) to pay fees and expenses in connection with the Transactions and (iii) for general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, in connection therewith, the Borrower has requested and the Lenders have consented to Refinancing Term Loans under Section 2.23 of the Existing Credit Agreement and Incremental Term Loans under Section 2.22 of the Existing Credit Agreement, and pursuant thereto, to an amendment and restatement of the Existing Credit Agreement, and the renewal and extension of certain obligations and Indebtedness thereunder; and

WHEREAS, the Lenders are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Credit Agreement is amended and restated as follows:

A G R E E M E N T:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, when used in reference to any Loan or Borrowing, whether such Loan or Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.23(a).

“Acquisition” shall mean the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such Eurodollar Borrowing, if any. Notwithstanding the foregoing, in the case of Tranche B Term Loans, the Adjusted LIBO Rate shall at no time be less than 0.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A.

“Affected Class” shall have the meaning assigned to such term in Section 2.23(a).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” shall mean any Lender that is an Affiliate of the Parent or any Subsidiary, but that is not (a) the Parent, the Borrower or any other Subsidiary, (b) an Affiliate of the Parent that is Controlled by the Parent or (c) a natural person.

“Affiliated Lender Limitation” shall mean the requirement that the aggregate amount of the Term Commitments or Term Loans held or beneficially owned by all the Affiliated Lenders shall not at any time exceed 25.0% of the aggregate amount of the Term Commitments or Term Loans of all the Lenders at such time.

“Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.16(b)(ii).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Cap” shall mean, with respect to any period of four consecutive Fiscal Quarters of the Parent, an amount equal to 20% of the EBITDA for such period, calculated before giving effect to any Specified EBITDA Adjustment for such period. For the avoidance of doubt, the Aggregate Cap acts to limit the inclusion of all Specified EBITDA Adjustments in any period of four consecutive Fiscal Quarters of the Parent, in the aggregate.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate in effect on such day (assuming a one-month Interest Period) plus 1.00%. If for any reason the Administrative Agent shall have determined in good faith that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively. Notwithstanding the foregoing, in the case of Tranche B Term Loans, the Alternate Base Rate shall at no time be less than 1.00% per annum.

“Anti-Money Laundering Laws” shall have the meaning assigned to such term in Section 3.09(b).

“Applicable Margin” shall mean (a) in the case of Tranche B Term Loans, (i) with respect to ABR Loans, a rate per annum equal to 1.75%, and (ii) with respect to Eurodollar Loans, a rate per annum equal to 2.75% and (b) in the case of any Incremental Term Loans of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series.

“Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by such Lender, an Affiliate of such Lender or an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” shall mean TD Securities (USA) LLC and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners and Morgan Stanley Senior Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as co-arrangers and co-documentation agents.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property made in reliance on clause (n) of Section 6.04.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent (with the consent of any party whose consent is required hereunder), substantially in the form of Exhibit B.

“Auction” shall have the meaning assigned to such term in Section 9.04(f)(i).

“Auction Manager” shall mean (a) the Administrative Agent or (b) any other financial institution agreed to by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases of Term Loans pursuant to Section 9.04(f).

“Authorized Representative” shall mean, with respect to any Indebtedness, the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Collateral Agent and the Administrative Agent) acting on behalf of the holders of such Indebtedness.

“Available Amount” shall mean, at any time after the Effective Date, an amount equal to (a) the sum of (i) the greater of (x) $110,000,000 and (y) 75% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the first date any such financial statements shall be due hereunder, as of the end of or for the period of four consecutive Fiscal Quarters most recently ended prior to the date of this Agreement) prior to the applicable test date and (ii) an amount equal to (A) the Available Equity Amount, minus (B) the aggregate amount of Investments made pursuant to Section 6.07(m) subsequent to the Effective Date as of such time, minus (b) the aggregate amount of all Available Amount Expenditures subsequent to the Effective Date as of such time.

“Available Amount Expenditures” shall mean (a) Restricted Payments made pursuant to Section 6.03(a)(iii), (b) payments of or in respect of Indebtedness pursuant to Section 6.03(b)(v) and (c) Investments made pursuant to Section 6.07(n).

“Available Equity Amount” shall mean, at any time, the aggregate amount received by the Parent and contributed to the Borrower subsequent to the Effective Date constituting either (a) cash equity contributions (in the form of common equity) made to the Parent by any Person other than the Borrower or any other Restricted Subsidiary or (b) the Net Issuance Proceeds from any sale or issuance of common Equity Interests in the Parent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its “prime rate” in effect at its principal office in New York City. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Bond Documents” shall mean the Bond Indentures, the Bond Loan Agreements, the Bond Facility Agreement and all other instruments, agreements and other documents evidencing or governing the Bonds or providing for any Guarantee or other right in respect thereof.

“Bond Facility Administrative Agent” shall mean Bank of America, N.A., as administrative agent under the Bond Facility Agreement, together with its successors and permitted assigns in such capacity.

“Bond Facility Agreement” shall mean the Continuing Covenant Agreement, dated as of the Original Closing Date, among the Parent, the Borrower, the Bondholders, the Bond Facility Administrative Agent and the Collateral Agent, as amended pursuant to that Consent and Amendment, dated June 5, 2017, as further amended pursuant to that Amendment No. 2, dated as of June 26, 2018, as further amended, restated, amended and restated, modified or supplemented from time to time in a manner not prohibited by the Intercreditor Agreement.

“Bond Indentures” shall mean, collectively, (a) the Bond Indenture, dated as of November 10, 2010, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2010, (b) the Bond Indenture, dated as of December 1, 2011, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2011 and (c) the Bond Indenture, dated as of October 1, 2012, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2012.

“Bond Issuer” shall mean the Harris County Industrial Development Corporation, a nonprofit corporation organized with the approval of Harris County, Texas, and existing pursuant to the Development Corporation Act, Chapter 501, Texas Local Government Code.

“Bond Loan Agreements” shall mean, collectively, (a) the Loan Agreement, dated as of November 10, 2010, between the Bond Issuer and the Borrower relating to the $75,000,000 loan made by the Bond Issuer to the Borrower of the proceeds of $75,000,000 related to Bonds Series 2010, (b) the Loan Agreement, dated as of December 1, 2011, between the Bond Issuer and the Borrower relating to the $50,000,000 loan made by the Bond Issuer to the Borrower of the proceeds of $50,000,000 related to the Bonds Series 2011, and (c) the Loan Agreement, dated as of October 1, 2012, between the Bond Issuer and the Borrower relating to the $100,000,000 loan made by the Bond Issuer to the Borrower of the proceeds of $100,000,000 related to the Bonds Series 2012.

“Bondholders” shall mean the holders of the Bonds from time to time.

“Bonds” shall mean, collectively, the Bonds Series 2010, the Bonds Series 2011 and the Bonds Series 2012.

“Bonds Series 2010” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2010, issued by the Bond Issuer on November 1, 2010, and the Indebtedness represented thereby.

“Bonds Series 2011” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2011, issued by the Bond Issuer on December 1, 2011, and the Indebtedness represented thereby.

“Bonds Series 2012” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2012, issued by the Bond Issuer on October 1, 2012, and the Indebtedness represented thereby.

“Bond Trustee” shall mean The Bank of New York Mellon Trust Company, National Association, as trustee under the Bond Indentures, together with its successors and assigns in such capacity.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean a group of Loans of a single Class and Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Buffalo Parent” means Buffalo Parent Gulf Coast Terminals LLC, a Delaware limited liability company.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on December 31, 2017) and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on December 31, 2017). For the avoidance of doubt, (a) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (b) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2017, in each case, shall be treated as an operating lease for all purposes under this Agreement.

“CFC” shall mean (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each Subsidiary of any Person described in clause (a) and (c) each Person substantially all of the assets of which consist of Equity Interests in and, if applicable, Indebtedness of one or more Persons described in clause (a).

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (a) the adoption of any law, rule, treaty or regulation, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) any sale, assignment, transfer or other Disposition as a result of which (i) SemGroup ceases to, directly or indirectly, beneficially own more than 50% on a fully diluted basis of the voting Equity Interests in the Parent or (ii) the Parent ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Borrower or (c) the occurrence of a “Change in Control” as defined in the Bond Documents or any “change in control” (or similar event, however denominated) with respect to the Parent or the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Parent, the Borrower or any other Subsidiary.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans or Incremental Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a Tranche B Term Commitment or Incremental Term Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitment and Lenders may be established pursuant to Section 2.22, 2.23 or 2.24.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property which is subject or is intended to become subject to the security interests or Liens granted pursuant to any of the Security Documents. For the avoidance of doubt, the Excluded Property shall not constitute Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Collateral Agent shall have received from the Parent, the Borrower and each other Designated Subsidiary either (i) counterparts of the Guaranty Agreement and the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, supplements to the Guaranty Agreement and the Security Agreement, in the forms specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in Sections 4.01(a) and 4.01(d) with respect to such Designated Subsidiary;

(b) all Equity Interests in any Restricted Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement and, in the case of Equity Interests in any Foreign Subsidiary that is a Restricted Subsidiary and a Material Subsidiary, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC owned directly by a Loan Party or (ii) any Equity Interests in a CFC that are not owned directly by any Loan Party), and the Collateral Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Parent, the Borrower and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $1,000,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance in an amount as shall be reasonably specified by the Collateral Agent issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, consistent with applicable Governmental Rules, (iii) if any owned (but not leased) Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board (“Regulation H”), and (iv) such surveys, abstracts, appraisals, legal opinions, consents, estoppels, subordination, non-disturbance and attornment agreements and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property (it being understood that (A) any survey described in clause (iv) above may take the form of an orthophotographic aerial map or a similar map of the related Mortgaged Property (provided that such map is in a form sufficient to permit a nationally recognized title insurance company to issue a policy or policies of title insurance with respect to the Lien on such Mortgaged Property in compliance with the requirements of clause (ii) above), (B) to the extent that any consent, estoppel, subordination, non-disturbance and attornment agreement or other document reasonably requested by the Collateral Agent pursuant to clause (iv) above requires the consent or approval of any Person that is not an Affiliate of the Parent or any Subsidiary and that is not contractually obligated to execute, deliver or otherwise provide the same, then the requirement of such clause (iv) to obtain such consent, estoppel, subordination, non-disturbance and attornment agreement or other document shall be deemed to have been satisfied so long as the Loan Parties shall have used commercially reasonable efforts to obtain the same from such Person);

(f) the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account); and

(g) each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Security Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, any Excluded Property. In addition, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Collateral Agent and the Administrative Agent, in consultation with the Parent and the Borrower, determine that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent and the Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where the Collateral Agent and the Administrative Agent determine that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commercial Operation Date” means the date of the mechanical completion and entering into commercial operation of a Material Project.

“Commitment” shall mean a Tranche B Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Communications” shall have the meaning assigned to such term in Section 9.16(a)(i).

“Compliance Certificate” shall mean a certificate of the Parent and the Borrower executed and delivered by a Responsible Officer of the Parent and the Borrower, substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in customary form and substance and otherwise reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Currency Hedge Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Law” shall have the meaning assigned to such term in the Security Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Designated Subsidiary” shall mean (a) the Borrower and (b) each other wholly-owned Restricted Subsidiary other than, in the case of this clause (b), (i) any Restricted Subsidiary that is a CFC and (ii) any Restricted Subsidiary that is not a Material Subsidiary. The term “Designated Subsidiary” shall also include any Restricted Subsidiary designated as such pursuant to Section 5.10(b).

“Discharge Date” shall mean the date on which (a) this Agreement shall have terminated (other than those provisions which shall survive such termination under Section 9.02), (b) the Commitments shall have expired or been terminated and (c) the principal of and interest on each Loan and all fees and all other expenses or amounts payable under any Loan Document (other than unasserted contingent payment obligations that by their nature survive termination of the Loan Documents) shall have been paid in full in cash.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” means, on any date, (a) any Person designated by SemGroup or the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on June 13, 2018, (b) any other Person that is a competitor of SemGroup or any of its Subsidiaries, the Borrower or any of its Subsidiaries, which Person has been designated by SemGroup or the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent from time to time and (c) Affiliates of the Persons in clauses (a) and (b) (which, for the avoidance of doubt, shall not include any bona fide fixed income investors or debt funds) that are identified by SemGroup or the Borrower to the Administrative Agent from time to time or clearly identifiable on the basis of such affiliate’s name; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Term Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the Disqualified Lenders List pursuant to clause (b) or (c) above shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect two Business Days such notice is received by the Administrative Agent.

“Divestiture” shall mean the Disposition (in one transaction or a series of transactions) of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Parent, the Borrower or any other Restricted Subsidiary or (b) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Dock 5” shall mean the approximately 31.05 acres of land (consisting of 9.1 upland acres and 21.95 submerged acres) located in Harris County, Texas leased to Borrower pursuant to the Dock 5 Lease for the construction, maintenance, repair, replacement and operation of a single T-Head dock and related improvements, and certain pipelines and all related appurtenances thereto.

“Dock 5 Lease” shall mean the leasehold interest in the Dock 5 held by the Borrower pursuant to that certain Lease Agreement, dated September 30, 2013, between the Port of Houston and the Borrower.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, for any period, Net Income for such period, plus:

(a) without duplication and to the extent deducted in the determination of Net Income for such period:

(i) all federal, state and other income taxes (including state franchise taxes based upon income) of the Parent and the Restricted Subsidiaries paid or accrued according to GAAP during such period,

(ii) Interest Expense for such period,

(iii) depreciation and amortization of the Parent and the Restricted Subsidiaries for such period determined in accordance with GAAP,

(iv) any non-cash charges for such period (excluding write-downs of current assets),

(v) any unusual, extraordinary or non-recurring expenses or losses for such period,

(vi) any fees, costs and expenses incurred during such period in connection with the Transactions,

(vii) any fees, costs and expenses incurred during such period in connection with the structuring, negotiation, documentation and consummation of Permitted Acquisitions, permitted issuances of Equity Interests, permitted Investments, permitted Restricted Payments and permitted incurrences of Indebtedness, in each case, whether or not consummated,

(viii) any fees, costs, or expenses incurred during such period in connection with the redemption or retirement of any Indebtedness (including prepayment premiums and make whole amounts, but excluding the payment of accrued interest and fees thereon),

(ix) charges, losses and expenses for such period to the extent (A) paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during such period or (B) reasonably expected to be paid for or reimbursed by any such Person during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, and

(x) subject to the Aggregate Cap, restructuring charges incurred during such period, minus

(b) without duplication,

(i) all cash payments made during such period on account of non-cash charges added back in computing EBITDA pursuant to clause (a)(iv) for a previous period, and

(ii) to the extent included in the determination of Net Income for such period, any unusual, extraordinary or non-recurring gains and all non-cash items of income (including non-cash gains) for such period.

If any charges, losses or expenses are added back in computing EBITDA pursuant to clause (a)(ix)(B) for any period and such charges, losses or expenses are not paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, then such charges, losses or expenses shall be subtracted in computing EBITDA for the Fiscal Quarter of the Parent immediately following such period of four consecutive Fiscal Quarters of the Parent. For purposes of calculating EBITDA for any period to determine the Total Adjusted Net Leverage Ratio, if during such period the Parent, the Borrower or any other Restricted Subsidiary shall have consummated a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.02(j).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms hereof, which date is June 26, 2018.

“Eligible Assignee” shall mean (a) any Person that is a Lender, an Affiliate of a Lender or an Approved Fund, and (b) subject to any consents required hereunder, any other Person other than (i) any Disqualified Lender, (ii) any natural Person, and (iii) the Parent or any Affiliate thereof (other than an Affiliated Lender and other than the Borrower as contemplated in Section 9.04(f)).

“Engagement Letter” shall mean the Engagement Letter, dated as of June 4, 2018, among the Arrangers, SemGroup and the Borrower (as amended, restated, supplemented, including pursuant to joinders thereto, or otherwise modified from time to time prior to the Effective Date).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment and natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, adversarial proceedings, consent orders, consent decrees or consent agreements arising out of or pursuant to any Environmental Law, the presence or Release of, or human exposure to, any Hazardous Material or natural resource damages.

“Environmental Law” shall mean, collectively, all applicable federal, state, local or foreign laws, including common law, ordinances, regulations, rules, legal codes, orders, judgments or other Governmental Rules that relate to (a) the prevention, abatement or elimination of pollution, or the protection or preservation of the Environment, wildlife or natural resources, (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or exposure to, Hazardous Materials and (c) the protection of employee health and workplace safety, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., each as amended, and their applicable foreign, state or local counterparts or equivalents.

“Equity Interests” in or of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, any limited or general partnership interest and any limited liability company interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any corporation, trade or business (whether or not incorporated) that, together with any of the Group Members, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, or, solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar” shall, when used in reference to any Loan or Borrowing, refer to whether such Loan, or any Loan comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excluded Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Property” shall mean (a) the Excluded Real Property and (b) the “Excluded Property” under and as defined in the Security Agreement.

“Excluded Real Property” shall mean (a) the Dock 5 Lease, (b) the Moore Road Property (for the avoidance of doubt, solely to the extent such property shall be unimproved), (c) any easement, right-of-way or similar such interest or estate in Real Property with respect to the Pipeline not subject to a Mortgage immediately prior to the Effective Date, and (d) any easement, right-of-way or similar such interest or estate in Real Property to the extent such easement, right-of-way or similar such interest is granted, assigned or otherwise conveyed to any Group Member from and after the Effective Date and is solely for purposes of a pipeline right of way and/or access thereto.

“Excluded Securities Account” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquires the interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Existing Credit Facility” shall mean the credit facilities provided under the Existing Credit Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Facility” shall mean the Tranche B Term Facility or an Incremental Facility, as the context requires.

“Fair Market Value” shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean a Responsible Officer of such Person who is a senior financial officer of such Person.

“Fiscal Quarter” shall mean any fiscal quarter of a Fiscal Year.

“Fiscal Year” shall mean a fiscal year of a Group Member; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2017”) refer to the Fiscal Year ending on or about December 31 of such calendar year.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, judicial or legislative body.

“Governmental Rule” shall mean, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Group Members” shall mean the Parent, the Borrower and each of the other Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Parent)).

“Guaranteed Obligations” shall have the meaning assigned to such term in the Guaranty Agreement.

“Guaranteed Party” shall have the meaning assigned to such term in the Guaranty Agreement.

“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the Original Closing Date (as amended, restated, amended and restated, or otherwise modified, including pursuant to Section 5.18), among the Parent, the Subsidiary Loan Parties (other than the Borrower) and the Administrative Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Agreements” shall mean any Interest Rate Hedge Agreement, Currency Hedge Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HFOTCO Company Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement of the Borrower (entitled “Company Operating Agreement”), effective as of September 17, 2015.

“IKE-Adjusted EBITDA” shall mean, for any period, EBITDA for such period, plus (i) the Material Project EBITDA Adjustments less (ii) the Interest Expense for such period in respect of the Bonds.

“Incremental Facility” shall mean, with respect to Incremental Term Commitments of any Series and the Incremental Term Loans made thereunder, such Incremental Term Commitments and Incremental Term Loans.

“Incremental Facility Agreement” shall mean an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrower, the Administrative Agent and one or more Incremental Term Lenders, establishing Incremental Term Commitments of any Series and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Incremental Term Commitment” shall mean, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.22, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” shall mean a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.22.

“Incremental Term Maturity Date” shall mean, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including loans) and all redemption obligations of such Person in respect of mandatorily redeemable Preferred Stock, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accrued liabilities and trade liabilities incurred in the ordinary course of business), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) reimbursement obligations of such Person (i) as an account party in respect of funded letters of credit and (ii) in respect of bankers’ acceptances, (h) the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay under Hedge Agreements if such Hedge Agreements were terminated at the time of determination and (i) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Original Closing Date, among the Loan Parties, the Bond Facility Administrative Agent, Bank of America, N.A., as collateral agent for the Bondholders, the Administrative Agent and the Collateral Agent, and each Authorized Representative with respect to any Permitted First Lien Refinancing Debt, as amended, modified or supplemented from time to time.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in the form of Exhibit D.

“Interest Expense” shall mean, for any period, the sum (without duplication) of (i) all interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income for such period, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries for such period and not deducted in determining Net Income for such period, (ii) all debt discount and expense amortized or required to be amortized in the determination of Net Income for such period and (iii) dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid during such period.

“Interest Hedge Lender” shall mean (a) any Secured Hedge Lender and (b) any counterparty to any Interest Rate Hedge Agreement that, at the time such Interest Rate Hedge Agreement is entered into, (i) has (A) a credit rating of at least BBB+ by S&P and at least A3 by Moody’s and (B) a capital and surplus of at least $1,000,000,000 or (ii) is otherwise reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurodollar Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the date that is one, two, three or six months thereafter, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Hedge Agreement” shall mean any interest rate swap, cap, collar or other interest rate hedge agreement entered into between an Interest Hedge Lender and the Borrower for the purpose of hedging the Facilities.

“Investment” shall mean, with respect to any Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person that are held by such Person, (b) any deposit with, advance, loan or capital contribution to, assumption of Indebtedness of or other extension of credit to, any other Person that are made by such Person (excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person), or (c) Guarantees of any Indebtedness or other obligations of any other Person that are made by such Person.

“Junior Indebtedness” shall mean Indebtedness of any Group Member that is (a) secured by Liens that are contractually subordinated to any Lien securing the Secured Obligations, (b) unsecured or (c) Subordinated Indebtedness.

“knowledge” shall mean, with respect to any Person, the actual knowledge of a Responsible Officer of such Person.

“LCT Election” means the Borrower’s election to exercise its right to designate any Permitted Acquisition as a Limited Condition Transaction pursuant to the terms hereof.

“LCT Test Date” means the date on which the definitive agreement for any such Limited Condition Transaction is entered into.

“Legal Requirements” shall mean, as to any Person, any requirement under a Permit and any Governmental Rules, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Lender” shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Party” shall mean each of the Lenders, the Arrangers and the Agents.

“LIBO Rate” shall mean in relation to any Eurodollar Borrowing:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of such Eurodollar Borrowing) the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the Quotation Day for such Interest Period.

“LIBO Successor Rate” shall have the meaning assigned to such term in Section 2.14(c).

“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as agreed between the Administrative Agent and the Borrower, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Borrower).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) any shared facilities arrangement and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any Permitted Acquisition by the Borrower or one or more of the Restricted Subsidiaries, which such consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Refinancing Facility Agreements, the Guaranty Agreement, the Security Documents, any promissory note issued under Section 2.09(e), and any other loan or security agreements or letter agreement or similar document, entered into by a Lender Party or any Secured Party, on the one hand, and the Borrower or one or more Loan Parties, on the other hand, in connection with the transactions expressly contemplated by this Agreement.

Notwithstanding the foregoing, the Hedge Agreements, the Engagement Letter and the agreements for Treasury Services shall not be Loan Documents.

“Loan Modification Agreement” shall mean a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Loan Parties” shall mean the Parent, the Borrower and each other Subsidiary Loan Party.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Majority in Interest”, when used in reference to Lenders of any Class, shall mean, at any time, in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Margin Stock” shall have the meaning assigned to such term in Regulations U and X.

“Material Adverse Effect” shall mean a material adverse effect on (i) the assets, liabilities, or condition (financial or otherwise), business or results of operations of the Parent and the Subsidiaries, taken as a whole, (ii) the enforceability or validity of any Loan Document or the enforceability, validity or priority of the Liens created under the Security Documents, or (iii) the rights and remedies of any Agent under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Guarantees under the Loan Documents) of any one or more of the Group Members in an aggregate principal amount of $20,000,000 or more.

“Material Project” means the construction or expansion of any capital project of the Borrower or any Restricted Subsidiary, the aggregate capital cost of which exceeds, or is reasonably expected by the Borrower to exceed, $15,000,000.

“Material Project EBITDA Adjustment” means, with respect to each Material Project:

(x) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent in its reasonable discretion as the projected EBITDA of the Borrower and its Restricted Subsidiaries with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined on predominantly fee based contracts relating to such Material Project, the creditworthiness of the other party(ies) to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction of the Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 20%, (iii) longer than 180 days, but more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(y) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent (approval not to be unreasonably withheld, delayed or conditioned) as the projected EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (x) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarters (but net of any actual EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date).

(z) Notwithstanding the foregoing, the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” shall mean the Borrower and each other Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Parent and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Parent and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive Fiscal Quarters of the Parent for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters of the Parent most recently ended prior to the date of this Agreement); provided that if at the end of or for any such most recent period of four consecutive Fiscal Quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 15.0% of the consolidated total assets of the Parent and the Restricted Subsidiaries or 15.0% of the consolidated revenues of the Parent and the Restricted Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” shall mean the Tranche B Term Maturity Date or the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series, as the context requires.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moore Road Property” shall mean the 12.0813 acre tract of unimproved Real Property owned by the Borrower and located on Moore Road in Harris County, Texas.

“Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” shall mean (a) each parcel of Real Property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) (i) is (A) contiguous to the Sites and (B) material to the business or operations of the Parent and the Restricted Subsidiaries, taken as a whole, or (ii) has a book or fair value (when including such improvements) of $2,000,000 or more and (b) each leasehold interest in Real Property held by a Loan Party to the extent that (i) the terms of the lease agreement or other document creating or evidencing such leasehold interest do not prohibit the granting of a Lien therein or a Loan Party has obtained the requisite consent for the granting of a Lien therein (it being understood that the Loan Parties shall use commercially reasonable efforts to obtain the requisite consent for the granting of a Lien in any leasehold interest of the type referred to in clause (ii) below), (ii) such leasehold interest is material to the business or operations of the Parent and the Subsidiaries, taken as a whole, and could not readily be replaced with a comparable leasehold interest on terms not materially less favorable to the lessee and (iii) the Loan Parties expend more than $5,000,000 in the aggregate to develop such leasehold interest; provided that the Excluded Real Property shall not constitute Mortgaged Property. For the avoidance of doubt each portion of the Sites owned in fee by a Loan Party and each leasehold interest in the Sites held by a Loan Party shall constitute Mortgaged Properties (other than any portion of the Sites owned in fee by a Loan Party or any leasehold interest in any portion of the Sites held by a Loan Party that, in each case, is expressly included in the definition of “Excluded Property”).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, for any period, cumulative net income earned by the Parent and the Restricted Subsidiaries on a consolidated basis during such period as determined in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Parent) that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Parent, the Borrower or, subject to clauses (b) and (c) below, any other consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary (other than the Borrower or any other Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the Organizational Documents of such Restricted Subsidiary, any agreement or other instrument binding upon the Parent or any Restricted Subsidiary or any law applicable to the Parent or any Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly-owned by the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary.

“Net Issuance Proceeds” shall mean, an amount equal to (a) with respect to any incurrence of any Indebtedness of the Parent, the Borrower or any other Restricted Subsidiary, the cash payments received by the Parent or any of the Restricted Subsidiaries from such incurrence of Indebtedness and (b) with respect to any sale or issuance of Equity Interests in the Parent, the cash payments received by the Parent from such sale or issuance of Equity Interests, in each case, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Recovery Proceeds” shall mean, with respect to any Recovery Event, an amount equal to the cash payments received by or on behalf of the Parent or any of the Restricted Subsidiaries from such Recovery Event, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of attorneys, accountants, insurance adjusters, appraisers, environmental consultants, engineers, architects and other professionals and consultants, (ii) any tax liability arising therefrom, and (iii) amounts applied to the repayment of Permitted Debt (other than the Secured Obligations) secured by a Lien permitted under Section 6.01 on the property subject to such Recovery Event.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, an amount equal to the cash payments received by the Parent or any of the Restricted Subsidiaries from such Asset Sale, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of investment bankers, brokers, attorneys, accountants, engineers, environmental consultants and other professionals and consultants, (ii) any tax liability arising therefrom, (iii) any escrow established pursuant to the documents evidencing such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with such Asset Sale (provided that, upon release of such escrow, the amount released shall constitute Net Sale Proceeds) and (iv) amounts applied to the repayment of Permitted Debt (other than the Secured Obligations) secured by a Lien permitted under Section 6.01 on the property Disposed of.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.17(e).

“Obligations” shall mean all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, whether or not allowed in such proceeding) on the Loans and reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Arrangers or to any that are required to be paid by any of the Loan Parties pursuant hereto) or otherwise with respect to the Loans.

“Organizational Documents” shall mean, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case as amended.

“Original Closing Date” shall mean August 19, 2014.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parent” shall have the meaning assigned to such term in the preamble.

“Parent Entity” means any entity that has direct or indirect Control of the Parent or the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Perfection Certificate Supplement” shall have the meaning assigned to such term in the Security Agreement.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required under or issued pursuant to any Governmental Rule.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any other Restricted Subsidiary; provided that:

(a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary Loan Party;

(b) such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, the Borrower or any other Subsidiary;

(c) all transactions related thereto are consummated in all material respects in accordance with applicable law;

(d) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.05(b);

(e) with respect to each Acquisition, the Parent, the Borrower and the Restricted Subsidiaries shall take all actions required in order to cause the Collateral and Guarantee Requirement to be satisfied within the time period specified in Section 5.10(a) with respect to each newly created or acquired Subsidiary or assets;

(f) not less than five (5) Business Days prior to the consummation of any Acquisition for which the aggregate consideration paid shall exceed $10,000,000, the Administrative Agent shall have received (i) a description of the material terms of such Acquisition, and (ii) if requested, such financial statements, financial information, material documentation and other material information regarding such Acquisition as the Administrative Agent may reasonably require, in each case, to the extent such documentation and information are available to any Group Member and may be disclosed by any Group Member in a manner that would not violate any confidentiality agreement of such Group Member or applicable Legal Requirements;

(g) the aggregate consideration paid therefor (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) shall not exceed 25% of the consolidated total assets of the Parent and the Restricted Subsidiaries immediately prior to giving effect thereto; and

(h) at the time of and immediately after giving effect to any such Acquisition, (i) no Specified Default or Event of Default shall have occurred and be continuing (provided that with respect to any Limited Condition Transaction, the only requirements shall be (x) the absence of the occurrence and continuation of an Event of Default under Section 7.01(b), (c), (g) or (h) and (y) the accuracy of the Specified Representations (conformed as necessary to apply only to such Permitted Acquisition and the acquired business or assets; it being understood that, for this purpose, any reference to “Material Adverse Effect” in the Specified Representations shall be understood to refer to “Material Adverse Effect” or such similar definition as defined in the main transaction agreement governing such Permitted Acquisition), and in each case, shall instead only be tested on the relevant LCT Test Date); provided further that the accuracy of the Specified Representations required under the foregoing subclause (y) shall not be omitted or waived without the consent of the Required Lenders and (ii) the Parent and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of each of the Parent and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (g) above.

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for a modification of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a modification of the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a modification of the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Credit Agreement Refinancing Debt” shall mean any Indebtedness of the Borrower, and Guarantees thereof by the Parent and/or any Subsidiary Loan Party; provided that (i) such Indebtedness is in the form of notes, (ii) the stated final maturity of such Indebtedness shall not be earlier than the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (iii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the date 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred; (iv) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Loan Parties; and (v) (A) substantially concurrently with the incurrence of such Indebtedness, the Borrower shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term

Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and (B) any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10(a) in the inverse order of maturity and, in the case of a prepayment of Eurodollar Term Borrowings, shall be subject to Section 2.16.

“Permitted Debt” shall mean:

(a) Indebtedness incurred under the Loan Documents;

(b) Either:

(i) Indebtedness of the Borrower under the Bond Facility Agreement and the Bond Loan Agreements; provided that (A) such Indebtedness shall not be secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral and (B) the aggregate principal amount of such Indebtedness at any time shall not exceed the lesser of (1) $225,000,000 and (2) the aggregate outstanding principal amount of the Bonds at such time; or

(ii) if the Indebtedness of the Borrower under the Bond Facility Agreement has been paid in full, and all Guarantees and Liens guaranteeing or securing such Indebtedness and guaranteeing or securing the Indebtedness of the Borrower under the Bond Loan Agreements have been discharged and released, (A) Indebtedness of the Borrower under any reimbursement agreement in respect of letters of credit issued thereunder to support payments of principal of and interest on the Bonds and (B) Indebtedness of the Borrower under the Bond Loan Agreements; provided that (1)(x) the Indebtedness described under clause (A) shall not be secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral and (y) the Indebtedness described under clause (B) shall not be secured by any Lien on any asset of the Parent or any Subsidiary other than Liens permitted pursuant to clause (h)(xi) of the definition of “Permitted Liens” and (2) the aggregate principal amount of each such Indebtedness at any time shall not exceed the lesser of (x) $225,000,000 and (y) the aggregate outstanding principal amount of the Bonds at such time, in each case, plus six months of accrued interest on the Bonds outstanding at such time;

(c) Indebtedness existing on the date hereof and set forth on Schedule 6.02 and Refinancing Indebtedness in respect thereof;

(d) (i)(A) Permitted First Lien Refinancing Debt and (B) Permitted Second Lien Refinancing Debt, provided that at the time such Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Refinancing Indebtedness in respect thereof;

(e) Indebtedness of any Restricted Subsidiary to the Parent, the Borrower or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Parent, the Borrower or any other Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Security Agreement and (D) any such Indebtedness owing by any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.07;

(f) Guarantees incurred in compliance with Section 6.07(e);

(g) Indebtedness incurred under Hedge Agreements not otherwise prohibited by Section 6.12;

(h) Indebtedness of the Borrower or any other Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and any Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not, when incurred, exceed the greater of (x) $30,000,000 and (y) 21% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of such incurrence;

(i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Parent nor any Restricted Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not, when incurred, exceed the greater of (x) $50,000,000 and (y) 35% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of such incurrence;

(j) Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(k) Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), in each case incurred in the ordinary course of business;

(l) Indebtedness in respect of letters of credit, bankers acceptances, completion guarantees and similar instruments issued for the account of the Borrower or any other Restricted Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and, in each case, not in connection with the borrowing of money or obtaining of advances;

(m) Indebtedness consisting of advances or deposits received by the Borrower or any other Restricted Subsidiary from customers in the ordinary course of business;

(n) Indebtedness of the Borrower or any other Restricted Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.07 or any Disposition permitted under Section 6.04;

(o) (i)(A) Subordinated Third Party Indebtedness; provided that the aggregate principal amount of any Subordinated Third Party Indebtedness permitted by this subclause (A) shall not, when incurred, exceed the greater of (x) $35,000,000 and (y) 25% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of such incurrence and (B) Subordinated Affiliate Indebtedness of the Borrower or any other Restricted Subsidiary, provided that, in the case of this clause (i), at the time such Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Refinancing Indebtedness in respect of Subordinated Third Party Indebtedness; and

(p) other Indebtedness of the Borrower or any Restricted Subsidiary, provided that the aggregate principal amount of any Indebtedness permitted by this subclause (p) shall not, when incurred, exceed the greater of (x) $35,000,000 and (y) 25% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of such incurrence.

“Permitted First Lien Refinancing Debt” shall mean Permitted Credit Agreement Refinancing Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies and subject to Section 2.01 of the Intercreditor Agreement) with the Secured Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral, (b) the Liens securing such Indebtedness are created under and evidenced by the Security Agreement and the other Security Documents and (c) the Authorized Representative with respect to such Indebtedness shall have become party to the Intercreditor Agreement.

“Permitted Incremental Amount” shall mean, at any time, (a)the Permitted Incremental Term Amount, plus (b) the maximum amount of Total Adjusted Net Indebtedness that could be incurred at such time without causing the Total Adjusted Net Leverage Ratio to exceed 4.50 to 1.00 on a pro forma basis.

“Permitted Incremental Term Amount” shall mean, at any time, the greater of $120,000,000 and (y) 100% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of incurrence, less the aggregate amount of Incremental Term Commitments established prior to such time based on usage of the Permitted Incremental Term Amount.

“Permitted Investments” shall mean:

(a) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government;

(b) bonds, debentures, notes or similar debt instruments issued by a state or municipality given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(c) certificates of deposit issued by a bank given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(d) readily marketable commercial paper rated at the time of acquisition as A1 or better by S&P or Prime l or better by Moody’s and maturing not more than 270 days from the date of creation thereof;

(e) bankers’ acceptances which mature within 180 days; and

(f) money market mutual funds that (i) are denominated in U.S. Dollars, (ii) have average asset maturities not in excess of 365 days, (iii) have total invested assets in excess of $1,000,000,000 and (iv) invest exclusively in Permitted Investments described in clauses (a) through (e) above.

“Permitted Liens” shall mean:

(a) [reserved];

(b) the Liens of the Secured Parties as provided in the Security Documents;

(c) Liens on the Collateral securing Indebtedness permitted pursuant to clause (d) of the definition of “Permitted Debt”;

(d) any Lien on any asset of the Parent, the Borrower or any other Restricted Subsidiary existing on the date hereof and set forth on Schedule 6.01; provided that (i) such Lien shall not apply to any other asset of the Parent, the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that (A) do not increase the outstanding principal amount thereof and (B) in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.02 as Refinancing Indebtedness in respect thereof;

(e) Liens for taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by the Parent, the Borrower or any other Restricted Subsidiary, as the case may be, and for which adequate reserves have been taken in accordance with GAAP;

(f) any attachment or judgment Lien in respect of judgments that do not constitute an Event of Default under Section 7.01(i);

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(h) solely with respect to the assets of the Borrower or any other Restricted Subsidiary:

(i) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Parent, the Borrower or any other Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that (1) do not increase the outstanding principal amount thereof and (2) in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.02 as Refinancing Indebtedness in respect thereof;

(ii) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Restricted Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by clause (h) of the definition of “Permitted Debt” and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Parent, the Borrower or any other Restricted Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(iii) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen and other like Liens incurred in the ordinary course of business which are not overdue for a period of 30 days or are being contested in good faith by the Borrower or any of its Restricted Subsidiaries and for which adequate reserves have been taken in accordance with GAAP;

(iv) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Lease Obligations), performance bonds, purchase, construction or sales contracts and other similar obligations or (C) otherwise to satisfy statutory or legal obligations; provided that, in each case, such Liens (1) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money or the obtaining of advance or credit and (2) do not, in the aggregate, materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of the business of the Borrower or its Restricted Subsidiaries;

(v) leases or subleases granted to others, easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances or exceptions to title which do not interfere in any material respect with the ordinary course of business of the Borrower and the other Restricted Subsidiaries, taken as a whole;

(vi) with respect to any leasehold Real Property of the Borrower or any other Restricted Subsidiary, the terms and provisions of any lease or other instrument creating or evidencing such leasehold (provided that such terms and provisions are customary for leases and instruments of such type);

(vii) with respect to any Real Property of the Borrower or any other Restricted Subsidiaries held in the form of an easement, right-of-way or similar such interest or estate, the terms and provisions of any easement, right of way grant, or other instrument creating or evidencing such easement, right-of-way or similar such interest or estate (provided that such terms and provisions are customary for agreements and instruments of such type);

(viii) zoning, building codes, and other land use ordinances, variances, conditional use permits, entitlements and similar regulations, permits, approvals and conditions applicable to any Real Property;

(ix) Liens not created by the Borrower or any other Restricted Subsidiaries that affect the underlying fee interest of any Real Property leased by the Borrower or any Restricted Subsidiary, including master leases or ground leases and subordination or similar agreements;

(x) matters disclosed in any policy of title insurance insuring the Lien of any Mortgage (whether issued as of the Effective Date or issued with respect to any Real Property that is acquired or otherwise becomes a Mortgaged Property after the Effective Date) delivered to and accepted by the Collateral Agent and the Administrative Agent in accordance with the Collateral and Guarantee Requirement, but excluding any standard or pre-printed title exceptions in any promulgated form of such policy of title insurance pursuant to applicable Governmental Rules, and further excluding any so-called “blanket” or similar exceptions included in any such policy of title insurance pursuant to applicable Governmental Rules;

(xi) Liens on project funds and project accounts as described in, and to secure, the Borrower’s obligations under any Bond Loan Agreement;

(xii) in connection with the Disposition of any Equity Interests or other assets in a transaction permitted by Section 6.04, customary rights and restrictions contained in merger agreements, stock or asset purchase agreements and similar agreements in respect of such Disposition pending the completion thereof;

(xiii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(xiv) in the case of (A) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights, set forth in the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(xv) Liens arising by virtue of any precautionary Uniform Commercial Code financing statement filings in respect of leases entered into in the ordinary course of business;

(xvi) Liens on Equity Interests of any Unrestricted Subsidiary or any Equity Interests owned by a Loan Party in any Person that is not a Subsidiary;

(xvii) Liens on cash and Permitted Investments securing obligations under Hedge Agreements permitted under Section 6.12; provided that the aggregate principal amount of the obligations secured by the Liens permitted by this clause (xvii) shall not, at any time such Liens are incurred, exceed the greater of (x) $20,000,000 and (y) 15% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of incurrence of such Lien; and

(xviii) other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness and other obligations secured by the Liens permitted by this clause (xviii) shall not, at any time such Liens are incurred, exceed the greater of (x) $12,500,000 and (y) 9% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of incurrence of such Lien.

“Permitted Second Lien Refinancing Debt” shall mean Permitted Credit Agreement Refinancing Debt that is secured by Liens on the Collateral on a second lien, subordinated basis to the Secured Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent and the Administrative Agent) and (c) the Authorized Representative with respect to such Indebtedness shall have become party to the Second Lien Intercreditor Agreement.

“Permitted Tax Distribution” shall have the meaning assigned to such term in Section 6.03(vi).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pipeline” means the approximately 10 mile pipeline which travels south westerly from the Terminal Storage Facility and connects the Terminal Storage Facility to Magellan Speed Junction.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning assigned to such term in Section 9.16(b)(i).

“Port of Houston” shall mean the Port of Houston Authority of Harris County, Texas.

“Preferred Stock” shall mean any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Private Side Information” shall mean any information with respect to SemGroup and its subsidiaries, the Parent, the Borrower, any other Subsidiary or any of the securities of any of the foregoing that is not Public Side Information.

“Private Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Information” shall mean information with respect to SemGroup and its subsidiaries, the Parent, the Borrower, any other Subsidiary or any of the securities of any of the foregoing that (a) is publicly available, (b) is not material with respect to SemGroup and its subsidiaries, the Parent, the Borrower, any other Subsidiary or any of the securities of any of the foregoing for purposes of United States federal and state securities laws or (c) constitutes information of a type that would be publicly available regarding SemGroup and its subsidiaries, or if the Parent or the Borrower was a public reporting company (as reasonably determined by the SemGroup, Parent or the Borrower).

“Public Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive Private Side Information.

“Quarterly Date” shall mean the last Business Day of each March, June, September and December.

“Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of such period.

“Real Property” of any Person shall mean all right, title and interest of such Person in and to any and all parcels of real property owned, leased, licensed or operated by such Person together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including, with respect to the Borrower, the Sites.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any of the Group Members, but excluding all identifiable amounts constituting compensation for lost earnings or revenues.

“Refinancing Facility Agreement” shall mean a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Refinancing Indebtedness” shall mean, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 180 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Parent if the Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Parent only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Secured Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent and (g) in the event that the Authorized Representative with respect to such Original Indebtedness shall have been party to the Intercreditor Agreement or the Second Lien Intercreditor Agreement, then the Authorized Representative with respect to such Refinancing Indebtedness shall have become party to the Intercreditor Agreement or the Second Lien Intercreditor Agreement, as the case may be.

“Refinancing Term Commitments” shall have the meaning assigned to such term in Section 2.24(a).

“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Register” shall have the meaning assigned to such term in Section 2.09(c).

“Regulation H” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing or migrating in, onto or through the Environment.

“Reportable Event” shall mean with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof.

“Repricing Transaction” shall have the meaning assigned to such term in Section 2.11(c).

“Required Lenders” shall mean, at any time, Lenders having Term Loans more than 50% of the sum of the outstanding Term Loans at such time.

“Responsible Officer” of any Person shall mean any duly appointed and authorized chief executive, president, vice president, treasurer or secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, in each case, whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(iii) or pursuant to a certificate delivered to the Administrative Agent after the Effective Date in form and substance satisfactory to the Administrative Agent.

“Restatement Agreement” shall mean that certain Amendment and Restatement Agreement, dated as of the Effective Date, among Parent, the Borrower, the Administrative Agent, Morgan Stanley Senior Funding, as the existing administrative agent, and the Term Lenders party thereto.

“Restricted” shall means, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP (unless such classification results from any Lien referred to in the parenthetical set forth in clause (b) below), (b) are controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (including any counterparty under a Hedge Agreement) (other than (i) Liens created under the Security Documents and (ii) Liens permitted pursuant to clause (c) or (g) of the definition of “Permitted Liens”) or (c) are not otherwise generally available for use by such Person due to contractual requirements or Legal Requirements.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) on any Equity Interests in the Parent, the Borrower or any other Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation, repayment or termination of, or any other return of capital with respect to, any Equity Interests in the Parent, the Borrower or any other Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interest in the Parent, the Borrower or any other Restricted Subsidiary.

“Restricted Subsidiaries” shall mean (a) the Borrower and (b) the other Subsidiaries other than the Unrestricted Subsidiaries; provided that upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary”.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctions” shall have the meaning assigned to such term in Section 3.09(d)(i).

“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 2.14(c).

“Screen Rate” shall mean, in relation to the LIBO Rate, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for the relevant Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Loan Parties, the Collateral Agent and each Authorized Representative with respect to any Permitted Second Lien Refinancing Debt, in the form of Exhibit K.

“Secured Hedge Agreement” shall mean any Hedge Agreement entered into between a Secured Hedge Lender and any Loan Party.

“Secured Hedge Lender” shall mean any counterparty to any Hedge Agreement, if and to the extent that (a) such party was (i) an Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Effective Date or at the time such Hedge Agreement was entered into or (ii) a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into and (b) such counterparty executes a Secured Hedge/Treasury Lender Joinder Agreement and thereby becomes a Secured Party under this Agreement, the Security Documents (including the Intercreditor Agreement) and the Guaranty Agreement, provided, however that such Secured Hedge Lender need execute only one Secured Hedge/Treasury Lender Joinder Agreement for any ISDA or other master agreement governing one or more Hedge Agreements.

“Secured Hedge/Treasury Lender Joinder Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Secured Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Secured Treasury Lender” shall mean any provider of any Treasury Services, if and to the extent that (a) such provider was (i) an Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Effective Date or at the time such Treasury Services were provided or (ii) a Lender or an Affiliate of a Lender at the time such Treasury Services were provided into and (b) such provider executes a Secured Hedge/Treasury Lender Joinder Agreement and thereby becomes a Secured Party under this Agreement, the Security Documents (including the Intercreditor Agreement) and the Guaranty Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Pledge and Security Agreement, dated as of the Original Closing Date, among the Loan Parties and the Collateral Agent.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Control Agreements, the Intercreditor Agreement and all other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, 5.11 or 5.12.

“SemGroup” shall mean SemGroup Corporation, a Delaware corporation.

“Series” shall have the meaning assigned to such term in Section 2.22(b).

“Sites” shall mean each parcel of land on which any portion of the Terminal Storage Facility is located.

“Specified Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default under clause (b), (c), (g) or (h) of Section 7.01.

“Specified EBITDA Adjustment” shall mean, for any period of four consecutive Fiscal Quarters of the Parent, (a) the item described in clause (a)(x) of the definition of “EBITDA” and included in the calculation of EBITDA for such period and (b) any cost savings and synergies referred to in clause (ii) of Section 1.02(j) included in the calculation of EBITDA for such period.

“Specified Redemption Amount” shall mean, with respect to any Net Recovery Proceeds or Net Sale Proceeds, the product of (a) the amount of such Net Recovery Proceeds or Net Sale Proceeds, as applicable, multiplied by (b) a fraction, (i) the numerator of which is the aggregate outstanding principal amount of the Permitted First Lien Refinancing Debt and (ii) the denominator of which is the sum of (A) the aggregate outstanding principal amount of the Permitted First Lien Refinancing Debt and (B) the aggregate outstanding principal amount of the Term Loans.

“Specified Representations” shall mean the representations and warranties with respect to the Parent and the Borrower set forth in Section 3.01(a) and (d), Section 3.03(a) and (b)(i)(B), Section 3.04, Section 3.09(b), (c) and (d), Section 3.10, Section 3.11, Section 3.16 and Section 3.19.

“Specified Total Adjusted Net Leverage Ratio” shall mean 4.50 to 1.00.

“Specified Transaction” shall mean (a) an Acquisition, (b) a Divestiture or (c) the designation of any Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.17.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Storage Contracts” shall mean each of the agreements listed on Schedule 1.01 and each other fuel oil storage contract or agreement for the provision by the Borrower or any other Restricted Subsidiary of fuel oil storage capacity at the Terminal Storage Facility, entered into by, or assigned to, the Borrower or any other Restricted Subsidiary.

“Subordinated Affiliate Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary thereof that (a) is owed to any Person that is an Affiliate of the Borrower or any Restricted Subsidiary thereof and (b) satisfies the Subordinated Indebtedness Requirement.

“Subordinated Indebtedness” of any Person shall mean any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person (including, for the avoidance of doubt, Subordinated Affiliate Indebtedness and Subordinated Third Party Indebtedness).

“Subordinated Indebtedness Requirement” shall mean, with respect to any Indebtedness, the requirement that (a) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (b) such

Indebtedness is unsecured, (c) the stated final maturity of such Indebtedness is not earlier than the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (d) such Indebtedness is not required to be amortized, repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the date 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (e) such Indebtedness does not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Loan Parties and (f) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that are market terms on the date of incurrence thereof (as determined in good faith by the board of directors (or other governing body) of the Parent) or are not materially more restrictive than the covenants and events of default contained in this Agreement (provided that a certificate of a Responsible Officer of the Parent and the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent and the Borrower have determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Parent and the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

“Subordinated Third Party Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary thereof that (a) is owed to any Person that is not an Affiliate of the Parent or any Subsidiary and (b) satisfies the Subordinated Indebtedness Requirement (except for clause (d) of the definition thereof, to the extent that such clause would prohibit the amortization or the making of scheduled repayments of such Indebtedness).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless the context requires otherwise, references herein to a “Subsidiary” shall refer to a Subsidiary of the Parent.

“Subsidiary Loan Party” shall mean each Subsidiary that is a party to the Guaranty Agreement and the Security Agreement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other similar charges in the nature of a tax that are imposed, levied, withheld, collected or assessed by any Governmental Authority, including any interest, penalties, additions to tax or fines applicable thereto.

“TD” shall have the meaning assigned to such term in the preamble.

“Term Commitment” shall mean a Tranche B Term Commitment or an Incremental Term Commitment of any Series.

“Term Lender” shall mean a Lender with a Term Commitment or Term Loans.

“Term Loan” shall mean a Tranche B Term Loan or an Incremental Term Loan of any Series.

“Terminal Storage Facility” shall have the meaning assigned to such term in the recitals.

“Total Adjusted Net Indebtedness” shall mean, as of any date of determination, an amount equal to (a) Total Indebtedness as of such date, less (b) all or a portion (as determined by the Parent and the Borrower) of the aggregate amount of Unrestricted cash and Permitted Investments of the Loan Parties as of such date that is subject to a Control Agreement.

“Total Adjusted Net Leverage Ratio” shall mean, as of any date of calculation, the ratio of (a) Total Adjusted Net Indebtedness as of such date to (b) IKE-Adjusted EBITDA for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to such date. For purposes of calculating the Total Adjusted Net Leverage Ratio pursuant to the definition of “Permitted Incremental Amount” or Section 2.22, the amount deducted pursuant to clause (b) of the definition of “Total Adjusted Net Indebtedness” in the calculation of Total Adjusted Net Indebtedness shall not include any proceeds of any Indebtedness incurred in reliance thereon and in respect of which such calculation is being made.

“Total Indebtedness” shall mean, as of any date of determination, the total consolidated Indebtedness of the Parent and the Restricted Subsidiaries determined in accordance with GAAP as of such date, without giving effect to (a) any election to value any Indebtedness at “fair value”, as described in Section 1.02(f), (b) Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” or (c) Indebtedness incurred in reliance on clause (b) of the definition of “Permitted Debt”.

“Total Loss” shall mean (a) the complete destruction of all or substantially all of the Terminal Storage Facility, (b) the destruction of all or substantially all of the Terminal Storage Facility irretrievably beyond repair or (c) the destruction of all or substantially all of the Terminal Storage Facility such that the insured may claim the whole amount of any insurance policy covering the Terminal Storage Facility upon abandoning the Terminal Storage Facility to the insurance underwriters therefor.

“Tranche B Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Tranche B Term Commitments is $600,000,000.

“Tranche B Term Facility” shall mean the Tranche B Term Commitments and the Tranche B Term Loans made hereunder.

“Tranche B Term Loan” shall mean a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B Term Maturity Date” shall mean the seventh anniversary of the Effective Date.

“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of the Restatement Agreement and other Loan Documents in entered into in connection therewith to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (b) the execution, delivery and performance by each Loan Party of amendments to the Bond Documents contemplated by Section 4.01(g) and to which it is to be a party, and (c) the other transactions contemplated by this Agreement, the other Loan Documents and the amendments to the Bond Documents.

“Treasury Services” shall have the meaning assigned to such term in the Security Agreement.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments is not Restricted

“Unrestricted Subsidiary” shall mean any Subsidiary (other than the Borrower) designated by the board of directors (or similar governing body) of the Parent as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date. The Parent may designate any Subsidiary (other than the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent, the Borrower or any other Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(e)(ii)(B)iii.

“U.S.A. Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“Weighted Average Yield” shall mean, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”. Determinations of the Weighted Average Yield of any Indebtedness for purposes of Section 2.11(c) or any Loans for purposes of Section 2.22 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“wholly-owned”, when used in reference to a Subsidiary of any Person, shall mean that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) all references herein to Articles, Sections, Exhibits, Schedules, recitals and the preamble shall be deemed references to Articles and Sections of, and Exhibits, Schedules, recitals and the preamble to, this Agreement unless the context shall otherwise require;

(e) the term “or” is not exclusive;

(f) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25, or any successor thereto, to value any Indebtedness of the Parent or any Subsidiary at “fair value”, as defined therein;

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights;

(h) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in the Loan Documents);

(i) unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time; and

(j) all pro forma computations required to be made hereunder giving effect to any Specified Transaction, Permitted Acquisition or other transaction (i) shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Specified Transaction, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the unaudited financial statements referred to in Section 3.06(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act, and (ii) in the case of any Acquisition, may reflect pro forma adjustments for cost savings and synergies (net of continuing associated expenses) to the extent such cost savings or synergies, as the case may be, have been realized or are reasonably expected to be realized within 365 days following such Acquisition, provided that (A) the Parent and the Borrower shall have delivered to the

Administrative Agent a certificate of the chief financial officer of the Parent and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings or synergies meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, (B) any adjustment to EBITDA for any period of four consecutive Fiscal Quarters of the Parent as a result of such cost savings or synergies shall be subject to the Aggregate Cap and (C) if any cost savings or synergies included in any pro forma calculations based on the expectation that such cost savings or synergies will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).

Section 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan” or “Eurodollar Term Borrowing”).

Section 1.04 Limited Condition Transaction. Solely for the purpose of (i) measuring, testing availability under, or determining compliance with any provision that requires the calculation of, any applicable ratios and baskets (including, for the avoidance of doubt, any basket measured as a percentage of IKE-Adjusted EBITDA or consolidated total assets and, for the avoidance of doubt including with respect to the incurrence of any Indebtedness (including any Incremental Term Commitments or Incremental Term Loans), Liens, the making of any Acquisitions or other Investments, Restricted Payments, prepayments of subordinated or junior Indebtedness, asset sales, fundamental changes or the designation or redesignation of any Restricted Subsidiaries or Unrestricted Subsidiaries, in each case, in connection with a Limited Condition Transaction) or (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, if the Borrower makes a LCT Election, the applicable date of determination in determining whether any such acquisition (or similar investment) is permitted shall be deemed to be the LCT Test Date, and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred as of the applicable date of determination, ending prior to the LCT Test Date on a pro forma basis, the Borrower could have taken such action on the relevant LCT Test Date in compliance with any such ratio, basket or other requirements, such ratio, basket or other requirements shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the financial ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including fluctuations of the target of any Limited Condition Transaction) solely as a result of fluctuations in IKE-Adjusted EBITDA or consolidated total assets (as opposed to any incurrence, Disposition or Restricted Payment) or currency exchange rates, at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket (other than in connection with availability to make a Restricted Payment) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Tranche B Term Loans in Dollars to the Borrower, in each case on the Effective Date, in an aggregate principal amount that will not result in (i) such Lender’s Tranche B Term Loans exceeding such Lender’s Tranche B Term Commitment or (ii) the aggregate principal amount of all Tranche B Term Loans exceeding the aggregate Tranche B Term Commitments of all Lenders; provided such amount shall be issued with an original issue discount of 0.25% of par. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be re-borrowed.

Section 2.02 Loans and Borrowings Generally.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested therefor would end after the Maturity Date applicable thereto.

Section 2.03 Requests for Borrowings.

(a) To request a Tranche B Term Loan Borrowing on the Effective Date, or any Incremental Term Loan on the effective date of the applicable Incremental Facility Agreement, the Borrower shall notify the Administrative Agent of such request by delivering by hand or telecopy to the Administrative Agent, a written Borrowing Request signed by the Borrower (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.

(b) Each such Borrowing Request shall be irrevocable and delivery thereof shall be confirmed promptly by telephone to the Administrative Agent. The written (including by email) and telephonic Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto; and

(v) the account to which the proceeds of such Borrowing are to be disbursed (if applicable) or other applicable account information.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by delivering a written Interest Election Request by hand, telecopy or email by the time that the Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by telephone.

(c) Each telephonic and written (including by email) Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) each Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have continued such Borrowing as a Eurodollar Borrowing having a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default under clause (g) or (h) of Section 7.01 has occurred and is continuing with respect to the Parent or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of a Majority in Interest of Lenders of any Class, so notifies the Borrower, then, so long as such Event of Default is continuing, (A) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing of such Class shall automatically be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination of Commitments. The Tranche B Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date.

Section 2.09 Repayment of Loans Generally; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Term Loan on such dates and in such amounts as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain a register (the “Register”) in which it shall record (i) the names and addresses of the Lenders and the Commitments of each Lender, (ii) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may request that Loans of any Class made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit E. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the applicable form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.10 Repayment of Loans; Application of Prepayments.

(a) Subject to adjustment pursuant to paragraph (c) or (d) of this Section 2.10, the Borrower shall repay outstanding Tranche B Term Loans in consecutive quarterly installments on each Quarterly Date (commencing on September 30, 2018) in a principal amount equal to (i) $600,000,000 multiplied by (ii) 0.25%, with the remainder payable on the Tranche B Term Maturity Date. The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (c) of this Section or pursuant to such Incremental Facility Agreement).

(b) To the extent not previously paid, (i) all Tranche B Term Loans shall be due and payable on the Tranche B Term Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(c) Voluntary prepayments of the Term Loans made pursuant to Section 2.11(a) shall be applied as directed by the Borrower to the remaining amortization payments. Mandatory prepayments of the Term Loans made pursuant to Section 2.11(b) or otherwise shall be applied pro rata to the remaining amortization payments. Voluntary and mandatory prepayments of Term Loans may not be re-borrowed.

(d) Prior to any voluntary repayment of any Borrowing of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be prepaid in the notice of such prepayment delivered pursuant to clause (e) of this Section.

(e) The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder by delivering to the Administrative Agent a notice in the form of Exhibit J not later than 12:00 noon, New York City time, (i) in the case of an ABR Borrowing, one Business Day before the date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the date of such repayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Voluntary and mandatory repayments of Borrowings shall be accompanied by accrued interest on the amount repaid and, in the case of prepayments of Eurodollar Borrowings, any amounts payable pursuant to Section 2.16.

Section 2.11 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to clause (c) below and Section 2.16), in an aggregate principal amount that is (i) in the case of an ABR Borrowing, an integral multiple of $100,000 and not less than $1,000,000 or, if less, the amount outstanding or (ii) in the case of a Eurodollar Borrowing, an integral multiple of $500,000 and not less than $3,000,000 or, if less, the amount outstanding, in each case subject to prior notice in accordance with Section 2.10(e).

(b) Mandatory Prepayments. The Borrower shall make the following mandatory prepayments:

(i) [Reserved].

(ii) No later than the fifth Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Recovery Proceeds exceeding $1,000,000, the Borrower shall apply all such Net Recovery Proceeds (A) first, to the redemption or repurchase of the outstanding Bonds and (B) second, to the prepayment of

Term Loans in accordance with Section 2.10(c) (provided that the Borrower may apply a portion of the Net Recovery Proceeds to be applied in accordance with this clause (B) to redeem or repurchase Permitted First Lien Refinancing Debt in an amount not to exceed the Specified Redemption Amount); provided, that, in the case of any Recovery Event (other than any Recovery Event in respect of a Total Loss), if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Recovery Proceeds with respect to such Recovery Event (or a portion of such Net Recovery Proceeds specified in such certificate) to be applied within 365 days after receipt of such Net Recovery Proceeds to acquire real property, equipment or other tangible long-term assets to be used in the business of the Borrower or the other Restricted Subsidiaries or to demolish, repair or restore the real property or equipment damaged as a result of a casualty, then no prepayment shall be required pursuant to this paragraph in respect of such Net Recovery Proceeds (or the portion of such Net Recovery Proceeds specified in such certificate, if applicable) except to the extent of any such Net Recovery Proceeds that have not been so applied by the end of such 365 day period (or within a period of 545 days after receipt of such Net Recovery Proceeds if by the end of such initial 365 day period the Borrower or one or more other Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible long-term assets with such Net Recovery Proceeds), at which time a prepayment shall be required in an amount equal to such Net Recovery Proceeds that have not been so applied.

(iii) No later than the fifth Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Sale Proceeds exceeding $1,000,000, the Borrower shall apply all such Net Sale Proceeds (A) first, to the redemption or repurchase of the outstanding Bonds and (B) second, to the prepayment of the Term Loans in accordance with Section 2.10(c) (provided that the Borrower may apply a portion of the Net Sale Proceeds to be applied in accordance with this clause (B) to redeem or repurchase Permitted First Lien Refinancing Debt in an amount not to exceed the Specified Redemption Amount); provided that, in the case of any Asset Sale, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Sale Proceeds with respect to such Asset Sale (or a portion of such Net Sale Proceeds specified in such certificate) to be applied within 365 days after receipt of such Net Sale Proceeds to acquire real property, equipment or other tangible long-term assets to be used in the business of the Borrower or the other Restricted Subsidiaries, or to consummate any Permitted Acquisition permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of such Net Sale Proceeds (or the portion of such Net Sale Proceeds specified in such certificate, if applicable) except to the extent of any such Net Sale Proceeds that have not been so applied by the end of such 365 day period (or within a period of 545 days after receipt of such Net Sale Proceeds if by the end of such initial 365 day period the Borrower or one or more other Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible long-term assets, or to consummate such Permitted Acquisition, with such Net Sale Proceeds), at which time a prepayment shall be required in an amount equal to such Net Sale Proceeds that have not been so applied.

(iv) No later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Issuance Proceeds from the incurrence of any Indebtedness of the Parent, the Borrower or any other Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred by Section 6.02), the Borrower shall apply such Net Issuance Proceeds to the redemption, repurchase or prepayment, as applicable, on a pro rata basis, of (A) the outstanding Bonds and (B) Term Loans in accordance with Section 2.10(c).

(c) Call Protection. In the event that all or any portion of the Tranche B Term Loans are (i) prepaid through any voluntary prepayments, (ii) prepaid pursuant to Section 2.11(b)(iv) or (iii) repriced (including pursuant to any amendment, waiver or consent with respect to this Agreement) (in each case, in connection with (A) any amendment, waiver or consent with respect to this Agreement directed at, or the result of which would be, the lowering of the effective interest cost or the Weighted Average Yield of the Tranche B Term Loans (or portion thereof) or (B) the incurrence of any Indebtedness having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Tranche B Term Loans (or portion thereof) so prepaid or repriced (a “Repricing Transaction”)) occurring on or prior to the date that is six months after the Effective Date, such prepayment or repricing will be made at 101.0% of the principal amount so prepaid or repriced. If all or any portion of the Tranche B Term Loans held by any Lender are effectively prepaid, refinanced or replaced pursuant to Section 2.19 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any amendment, waiver, or consent referred to in clause (iii) above (or otherwise in connection with a Repricing Transaction) occurring on or prior to the date that is six months after the Effective Date, such effective prepayment, refinancing or replacement of the Tranche B Term Loans of such Lender will be made at 101.0% of the principal amount of such Tranche B Term Loans so prepaid, refinanced or replaced.

Section 2.12 Fees.

(a) The Borrower agrees to pay to (i) the Administrative Agent, for its own account, its fees payable in the amounts and at the times set forth in the Engagement Letter and (ii) the Collateral Agent, for its own account, its fees payable in the amounts and at the times separately agreed upon among the Parent, the Borrower and the Collateral Agent (such fees, the “Agent Fees”).

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all overdue principal, overdue interest, overdue fees and other overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the U.S. Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided that, in the case of overdue Eurodollar Loans of any Class, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, if the Administrative Agent, at the written request (including a request through electronic means) of a Majority in Interest of Lenders of such Class, shall have so notified the Borrower, then such Eurodollar Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans. Payment or acceptance of the increased rates of interest provided for in this clause (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date applicable thereto, provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Each payment of interest on Loans of any Class by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on Loans of such Class then due and payable to the respective Lenders.

Section 2.14 Alternate Rate of Interest. Subject to clause (c) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of Lenders of the applicable Class of Loans that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders of such Class as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders in writing that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or the continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Required Lenders shall agree adequately reflects the costs to the applicable Lenders of making the Loans comprising such Borrowing.

(c) Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders, as applicable, have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for any requested Interest Period, including because the applicable screen rate is not available or published on a current basis and such circumstances are unlikely to be temporary,

(ii) ICE (or its successor) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted LIBO Rate or the applicable screen rate shall no longer be made available, or used for determining the interest rate of loans (the “Scheduled Unavailability Date”), or

(iii) syndicated credit facilities currently being entered into or amended, or that include language similar to that contained in this Section are being entered into or amended, are incorporating or adopting a new benchmark interest rate to replace the Adjusted LIBO Rate;

then, in each case, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace Adjusted LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to the Lenders and the Borrower unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBO Successor Rate has been determined and the circumstances under clause (c)(x) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (ii) the LIBO Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (ii)) in the amount specified therein.

Notwithstanding anything else herein, if any LIBO Successor Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, continuing or converting to any Eurodollar Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount reasonably determined by such Lender to be material, then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith and in its reasonable discretion that any Change in Law regarding capital or liquidity requirements, funding costs or otherwise has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount reasonably determined by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(e) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that such Lender notifies the Borrower of such loss, cost or expense within 180 days of the incurrence thereof. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, together with a calculation of such amount or amounts (the form of which is reasonably acceptable to the Administrative Agent), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Except as otherwise required by Governmental Rule, any and all payments by or on account of any Obligation shall be made free and clear of and without deduction or withholding for or on account of any Taxes; provided that, if by Governmental Rule any Taxes are required to be deducted or withheld from any such payments, then (i) the applicable Loan Party shall make such deductions or withholdings, (ii) the applicable Loan Party shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rule and (iii) to the extent that such Taxes consist of Indemnified Taxes, the sum payable by or on behalf of the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Rule.

(c) The Borrower shall indemnify or cause to be indemnified each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Lender Party (other than any penalties and interest resulting from gross negligence or willful misconduct, as determined by a final non-appealable judgment of the highest court of competent jurisdiction, of such Lender Party and without duplication of any amounts indemnified under Section 2.17(a)) (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(c)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to the Borrower by a Lender Party, or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error of such Lender Party or the Administrative Agent; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section 2.17 for any Indemnified Taxes unless such Lender Party requests compensation from the Borrower not later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Lender Party for payment of such Indemnified Taxes, and (ii) the date on which such Lender Party has made payment of such Indemnified Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by or on behalf of the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i. in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed originals of IRS Form W-8ECI;

iii. in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

iv. to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.17, the term “Governmental Rule” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and any such payments not so distributed by the Administrative Agent within one Business Day of receipt thereof shall bear interest at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, which shall be payable by the Administrative Agent. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (A) principal or interest in respect of any Loan or (B) any other amount due hereunder or under any other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, call premium, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and call premium then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and call premium and then due to such parties.

(c) Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Tranche B Term Loans and Incremental Term

Loans of any Series by the Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Tranche B Term Loans and Incremental Term Loans of any Series by the Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their Loans; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph (d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph (d) shall apply (other than in the case of any payment made by the Borrower for the purchase of Term Loans pursuant to Section 9.04(f))). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender exercises its rights under Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or eliminate such Lender’s need to exercise rights under Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any such Lender in connection with the process of making any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender exercises its rights under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If (i) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent or (ii) any Lender has failed to consent to one or more Permitted Amendments set forth in any Loan Modification Offer (each such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees; provided that (a) any such Non-Consenting Lender must be replaced with a Lender that grants the applicable consent, (b) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (c) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

(d) Each Lender agrees that, if the Borrower shall have replaced such Lender in accordance with this Section 2.19, then such Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment of all of its interests, rights and obligations under this Agreement and deliver to the Administrative Agent any promissory note(s) evidencing the Loans assigned pursuant to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver such promissory notes shall not render the related assignment invalid and such assignment shall be recorded in the Register and such promissory notes shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (d).

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion, the Borrower shall pay accrued interest on the amount so converted.

Section 2.21 [Reserved].

Section 2.22 Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Term Commitments, provided that, subject to calculation adjustments set forth in Section 1.04 with respect to any Incremental Facility being incurred in connection with a Limited Condition Transaction, the aggregate amount of all the Incremental Term Commitments established at any time shall not exceed the Permitted Incremental Amount at such time. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Term Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Term Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Commitment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Incremental Term Commitment, as the case may be)) and (y) any Person that the Borrower proposes to become an Incremental Term Lender, if such Person is not then a Lender, an Affiliate of a Lender or an Approved Fund must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche B Term Commitments and the Tranche B Term Loans; provided that (i) if the Weighted Average Yield applicable to any Incremental Term Loans incurred within twelve (12) months after the Effective Date exceeds by more than 0.50% per annum the applicable Weighted Average Yield payable pursuant to the terms of this Agreement with respect to Tranche B Term Loans, then the Applicable Margin then in effect for Tranche B Term Loans shall automatically be increased to a level such that the Weighted Average Yield with respect to the Tranche B Term Loans is 0.50% per annum below the Weighted Average Yield with respect to such Incremental Term Loans, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche B Term Loans, (iii) no Incremental Term Maturity Date shall be earlier than the Tranche B Term Maturity Date, (iv) no Incremental Facility shall be guaranteed by any person that is not a Subsidiary Loan Party or otherwise a guarantor under the Guaranty Agreement and (v) each Incremental Facility will be secured by the same Collateral securing the Tranche B Term Loans and, as determined by the Borrower (i) rank pari passu or junior with the Tranche B Term Loans in right of payment and (ii) be secured by the Collateral on either a pari passu or junior basis with the Tranche B Term Loans (and to the extent subordinated in right of payment and/or security, subject to customary subordination and/or intercreditor documentation, as applicable). Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(b) The Incremental Term Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Parent, the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent; provided that no Incremental Term Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments and the making of Loans thereunder to be made on such date (or, in the case that the proceeds of such Incremental Facility are being used to finance a Limited Condition Transaction, no Event of Default under Sections 7.01(b), 7.01(c), 7.01(g) and 7.01(h) shall have occurred and be continuing on the LCT Test Date), (ii) on the date of effectiveness thereof, the representations and warranties set forth in Article III hereof and in the other Loan Documents (or, in the case that the proceeds of such Incremental Facility are being used to finance a Limited Condition Transaction, the Specified Representations (conformed as necessary to apply only to such Permitted Acquisition and the acquired business or assets; it being understood that, for this purpose, any reference to “Material Adverse Effect” in the Specified Representations shall be understood to refer to “Material Adverse Effect” or such similar definition as defined in the main transaction agreement governing such Permitted Acquisition)) shall be true and correct (A) in the case of the representations and warranties or Specified Representations, as applicable, qualified as to materiality, in all respects, and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty or Specified Representation, as applicable, that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date shall be correct, (iii) [reserved], (iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Term Commitments and the related transactions under this Section and (v) the Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section; provided, that for purposes of calculating the “Total Adjusted Net Leverage Ratio” in this clause (b), (i) to the extent the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Transaction, at the election of the Borrower, the Total Adjusted Net Leverage Ratio shall instead be tested in accordance with Section 1.04.

(c) Upon the effectiveness of an Incremental Term Commitment of any Incremental Term Lender, such Incremental Term Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(d) [Reserved].

(e) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.22(a) and of the effectiveness of any Incremental Term Commitments, in each case advising the Lenders of the details thereof and of the assignments required to be made pursuant to Section 2.22(e).

Section 2.23 Loan Modification Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted

Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Parent, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

Section 2.24 Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”). Each such notice shall specify (A) the date on which the Borrower proposes that the Refinancing Term Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Refinancing Term Commitments being requested (it being agreed that (x) any Lender approached to provide any Refinancing Term Commitment may elect or decline, in its sole discretion, to provide such Refinancing Term Commitment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Refinancing Term Commitment, as the case may be)) and (y) any Person that the Borrower proposes to become a Refinancing Term Lender, if such Person is not then a Lender, an Affiliate of a Lender or an Approved Fund must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent.

(b) The Refinancing Term Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Parent, the Borrower, each Refinancing Term Lender providing such Refinancing Term Commitments, the Administrative Agent; provided that no Refinancing Term Commitments shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) (A) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and (B) any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10(a) in inverse order of maturity and, in the case of a prepayment of Eurodollar Term Borrowings, shall be subject to Section 2.16.

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Commitments established thereby and the Refinancing Term Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Commitments and Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Commitments or Refinancing Term Loans of such Class, provided that such stated termination and maturity dates shall not be earlier than the latest Maturity Date applicable to Term Loans, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, provided that the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans then having the longest weighted average life, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Commitments of such Class, (vi) in the case of any Refinancing Term Loans, any closing fees or original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to the Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to the Refinancing Term Commitments or Refinancing Term Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with other Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any other Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Commitments or Refinancing Term Loans of such Class, (ix) [reserved], (x) any financial covenant with which the Parent and the Borrower shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Term Loans shall also be for the benefit of all other Classes of Loans), (xi) no Refinancing Term Loans shall be guaranteed by any person that is not that is not a Subsidiary Loan Party or otherwise a guarantor under the Guaranty Agreement and (xii) any Refinancing Term Loans will be secured by the same Collateral securing the Tranche B Term Loans and, as determined by the Borrower (A) rank pari passu or more junior basis in right of payment as the Term Loans being refinanced and (B) be secured by the Collateral with the same or more junior priority as the Term Loans being refinanced (and to the extent subordinated in right of payment and/or security, subject to customary subordination and/or intercreditor documentation, as applicable). Except as contemplated by the preceding sentence, the terms of the Refinancing Term Commitments and Refinancing Term Loans shall be substantially the same as, or, taken as a whole, not materially more favorable to the investors providing such Refinancing Term Commitments and Refinancing Term Loans than, the terms of the Tranche B Term Commitments and the Tranche B Term Loans (except for covenants or other provisions applicable only to periods after the latest Maturity Date of the then outstanding Tranche B Term Loans ); provided in each case, that a certificate of a Responsible Officer of the Borrower be delivered to the Administrative Agent at least five (5) business days prior to the incurrence of such Refinancing Term Loans, together with a reasonably detailed description of the material terms and conditions of such Refinancing Term Loans or drafts of the Refinancing Facility Amendment and other documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (c) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) business day period that it disagrees with such determination (including a description of the basis upon which it disagrees with such determination). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Term Commitments and Refinancing Term Loans as a new “Class” of loans and/or commitments hereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to each Lender Party that:

Section 3.01 Organization; Power and Authority. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and is in good standing in each jurisdiction where such qualification is required, except, in the case of the Borrower and the other Restricted Subsidiaries, where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) has the organizational power and authority to enter into the Transactions to be entered into by such Group Member.

Section 3.02 Ownership of Equity Interests; Subsidiaries.

(a) The Equity Interests in the Parent and each Restricted Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. 100% of the Equity Interests in the Borrower are owned, beneficially and of record, directly by the Parent, free and clear of any Lien, the Liens contemplated by the Security Documents and non-consensual Liens permitted under Section 6.01 arising by operation of law. There is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no Equity Interest in the Parent or any Restricted Subsidiary outstanding which upon conversion or exchange would require, the issuance of any additional Equity Interests in the Parent or any Restricted Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Parent or any Restricted Subsidiary. As of the Effective Date, the corporate and organizational structure of the direct owners of the Group Members is set forth on Schedule 3.02. The Borrower has delivered to the Administrative Agent and the Lenders a true and complete copy of the HFOTCO Company Agreement (including each amendment, modification or supplement thereto) as in effect on the Effective Date. As of the Effective Date, the Parent is not a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than the Loan Documents, the HFOTCO Company Agreement and the limited liability company agreement of the Parent) that limits or restricts in any manner the right of the Parent to exercise the incidents of ownership of the Equity Interests in the Borrower owned by the Parent, including the right to vote, transfer or encumber such Equity Interests and the rights to exercise any rights or remedies under the HFOTCO Company Agreement relating to such Equity Interests.

(b) As of the Effective Date, (i) the Parent does not have any Subsidiaries (other than the Borrower) and (ii) the Borrower does not have any Subsidiaries.

Section 3.03 Authorization; No Conflict. The Transactions to be entered into by each Loan Party (a) have been duly authorized by all limited liability company, corporate or other organizational action, as applicable, required to be taken or obtained by such Loan Party and (b) will not (i) violate in any material respect (A) any provision of any Legal Requirement, (B) any provision of the HFOTCO Company Agreement or the limited liability agreement or other constitutive documents of such Loan Party, as applicable, or (C) any provision of any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organizational Document or any other agreement or instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict in any material respect with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than Liens permitted under Section 6.01.

Section 3.04 Enforceability. This Agreement and each other Loan Document to which any Loan Party is a party have been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against the such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.05 Governmental Approvals. No action, consent or approval of, registration, filing or declaration with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, (b) the consummation of the

Transactions or (c) the grant by any Loan Party of the Liens granted or purported to be granted under the Security Documents to which it is a party or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except (i) such as are set forth on Schedule 3.05, (ii) filings necessary to perfect Liens created under the Loan Documents, (iii) such as have been made or obtained and are in full force and effect, (iv) such as may be required under applicable securities laws in connection with any disposition of the Equity Interests included in the Collateral, (v) such as are not required to consummate the Transactions occurring on the Effective Date but are required to be obtained or made after the Effective Date to enable any Loan Party to comply with requirements of any applicable Legal Requirement including those required to maintain the existence and good standing of such Loan Party and (vi) such as those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Financial Statements. The Borrower has furnished to the Administrative Agent and the Lenders (a) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Parent and the Subsidiaries for the 2015, 2016 and 2017 Fiscal Years and (b) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Parent and the Subsidiaries for the Fiscal Quarter ended March 31, 2018. Such financial statements fairly present in all material respects the financial position of the Parent and the Subsidiaries as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). As of the Effective Date, neither the Parent nor any Subsidiary has any material liabilities that are required to be disclosed in such financial statements of the Parent and the Subsidiaries for the Fiscal Quarter ended March 31, 2018, in accordance with GAAP, that are not reflected in such unaudited balance sheet (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 3.07 No Material Adverse Effect. Since December 31, 2017, there has been no change, event or loss affecting any Group Member that has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.08 Title to Properties; Possession Under Leases.

(a) Each Loan Party has good and indefeasible fee simple or valid leasehold title to all of the material properties and owned or leased by it, as the case may be (including all material owned or leased Real Property), in each case free and clear of Liens other than Liens permitted under Section 6.01. All material leases (including all material leases of Real Property) of each Loan Party as tenant are valid and subsisting and are in full force and effect in all material respects.

(b) As of the Effective Date, Schedule 3.08(b) sets forth a complete and accurate list of all Real Property owned in fee simple by the Parent, the Borrower or any other Restricted Subsidiary, showing the street address, county or other relevant jurisdiction, state and record owner thereof.

(c) As of the Effective Date, Schedule 3.08(c) sets forth a complete and accurate list of all leases of Real Property under which the Parent, the Borrower or any other Restricted Subsidiary is the lessee, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, and expiration date thereof.

(d) As of the Effective Date, none of the Parent, the Borrower or any other Restricted Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Parent or the Borrower, threatened in writing against or affecting, any of the Group Members or any business, property or rights of any of the Group Members which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The operations of the Parent, the Borrower and the other Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the U.S.A. Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Parent, the Borrower and each other Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent, the Borrower or any other Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Parent or the Borrower, threatened. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Money Laundering Laws.

(c) None of the Parent, the Borrower or any other Subsidiary, or any director or officer, or, to the knowledge of the Parent or the Borrower, any employee, agent or representative of Parent, the Borrower or any other Subsidiary, has taken or will take any action by or on behalf of the Parent, the Borrower or any other Subsidiary in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts of anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage for the Parent, the Borrower or any other Subsidiary; and each of the Parent, the Borrower and the other Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(d) None of the Parent, the Borrower or any other Subsidiary or any director or officer thereof, or, to the knowledge of the Parent or the Borrower, any employee, agent, affiliate or representative of the Parent, the Borrower or any other Subsidiary, is a Person that is, or is owned or controlled by any Person that is:

(i) the subject or target of any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control) (collectively, “Sanctions”); or

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(e) As of the Effective Date, there are no material judgments against any Group Member or any property of such Group Member.

(f) None of the Group Members nor any of the Group Members’ properties or assets are in violation of any currently applicable Legal Requirements (including any zoning, building, or Environmental Law, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

(a) No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. No Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Taxes.

(a) The Parent is properly classified (i) as a partnership or (ii) as a disregarded entity for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment, and no election under Treasury Regulations Section 301.7701-3(c) has been made with respect to the Borrower to be classified as an association taxable as a corporation for federal income tax purposes.

(b) The Borrower is properly classified (i) as a partnership or (ii) as a disregarded entity for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment.

(c) Each Group Member has timely (i) filed or caused to be filed all U.S. federal, state, local and other Tax returns and reports required to have been filed and (ii) paid all Taxes due and payable with respect to such Tax returns, and all other Taxes levied upon its properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent except, in each case of clauses (i) and (ii), (x) for any Taxes the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings in accordance with Section 5.14 and with respect to which the relevant Group Member has established adequate reserves in accordance with GAAP or (y) the failure of which to file or pay (as applicable) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13 Disclosure and Projections.

(a) All written information (other than estimates, projections and information of a general economic or industry nature) concerning the Group Members and their respective businesses, including the Terminal Storage Facility, or otherwise prepared by, or as directed by, any Group Member or any representative of any Group Member, and made available to any Lender Party in connection with the Transactions, when taken as a whole and after giving effect to supplements made thereto by the applicable Group Member, is complete and correct in all material respects as of the Effective Date and does not, when taken as a whole, contain any untrue statement of a material fact as of the Effective Date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Estimates, projections and information of a general economic or industry nature prepared by or on behalf of, or as directed by, the Group Members or any Affiliate or representative thereof that have been made available to any Lender Party on or prior to the Effective Date have been prepared in good faith based upon assumptions stated therein which the Borrower believes as of the Effective Date to be reasonable (it being understood that estimates, projections and information of a general economic or industry nature by their nature are inherently uncertain and no assurances are being given that the results reflected in such estimates, projections or information of a general economic or industry nature will be achieved).

Section 3.14 Employee Matters.

(a) No Group Member is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Group Member, or to the Parent’s or the Borrower’s knowledge, threatened against any Group Member before the National Labor

Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Group Member or to the Parent’s or the Borrower’s knowledge, threatened against any Group Member or (ii) no strike or work stoppage in existence or threatened involving any of the Group Members or the Terminal Storage Facility, except those (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) that could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent does not sponsor, maintain or contribute to, or have any liability (except as a member of a controlled group) with respect to, any Plan. The Parent has no employees.

(c) The Borrower and each ERISA Affiliate has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC, both of which have been timely paid) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), no Plan has failed, or is reasonably expected to, fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, no Reportable Event has occurred or is reasonably expected to occur, and no event, transaction or condition has occurred or exists that could reasonably be expected, either individually or in the aggregate, to result in the incurrence of any such liability by any Group Member or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Group Member or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 436(f), 412 or 430 of the Code or Section 4068 of ERISA.

(d) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in an amount that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, no Plan is, or is reasonably expected to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(e) Neither the Borrower nor the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to material contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. The

Borrower and the ERISA Affiliates do not participate in, contribute to, or are otherwise required to contribute to, any Multiemployer Plan that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA and no Multiemployer Plan is insolvent under ERISA that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(f) The present value of all postretirement benefit obligations vested under each Plan (based on the assumptions used to fund such Plan, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Effect.

(g) The Transactions will not involve any non-exempt prohibited transaction under Section 406(a)(1)(A-D) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

Section 3.15 Environmental Matters; Hazardous Materials.

(a) There is no pending or, to the Parent’s or the Borrower’s knowledge, threatened, and, in the past two years, there has not been, any Environmental Claim against any Group Member or otherwise with respect to the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, and no Group Member has received any notice of any such Environmental Claim, and no proceeding has been instituted raising any such Environmental Claim, except, in the case of the Borrower and the other Restricted Subsidiaries, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Group Members have obtained all material Permits required pursuant to any Environmental Law for the operation of the Terminal Storage Facility and all such material Permits are in full force and effect.

(c) Neither the Parent nor the Borrower has any knowledge of any facts which would reasonably be expected to give rise to any Environmental Claim, public or private, including any violation of Environmental Laws, any Release of Hazardous Materials or any damage to the Environment emanating from, occurring on or in any way related to the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, except, in the case of the Borrower and the other Restricted Subsidiaries and their respective real properties and assets, such as could not reasonably be expected to result in a Material Adverse Effect.

(d) No Hazardous Materials have been used, generated, manufactured, stored, released, transported or treated either by any Group Member or on, at, under or from the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, except, in the case of any of the foregoing, in the ordinary course of business and in material compliance with Environmental Laws and, in the case of the Borrower and the other Restricted Subsidiaries, in a manner that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16 Solvency. Immediately after giving effect to the Transactions to occur on the Effective Date, (a) the fair value of the aggregate assets of the Loan Parties, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties, (b) the present fair value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of the Loan Parties on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties will be able to pay their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date (after giving effect to any guarantees and credit support).

Section 3.17 Licenses; Permits. The Group Members own or have the right to use all Permits, patents, copyrights, proprietary software, service marks, trademarks and trade names, or licenses thereof material to the operation of their business, without, to the Parent’s and the Borrower’s knowledge, conflict with the rights of others.

Section 3.18 No Default. As of the Effective Date, no Group Member is in default under any agreement or instrument to which it is a party or by which it is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.19 Collateral Matters. (a) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when Control Agreements with respect to Collateral constituting deposit accounts and securities accounts maintained by the Loan Parties are executed and delivered by the parties thereto, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral, prior and superior in right to any other Person, and (iii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01.

(a) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.01.

(b) Upon the recordation of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in patents, trademarks, copyrights and exclusive copyright licenses in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.01 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in patents, trademarks, copyrights and exclusive copyright licenses acquired by the Loan Parties after the Effective Date).

(c) Each Security Document, other than the Intercreditor Agreement and any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01.

Section 3.20 Insurance. The insurance required by Section 5.13 is in full force and effect and all premiums due and payable in respect of such insurance have been paid.

Section 3.21 Pari Passu Obligations. The Obligations of the Loan Parties rank at least pari passu in priority of payment with all other unsecured and secured Indebtedness for borrowed money of the Loan Parties (subject to Section 2.01 of the Intercreditor Agreement).

Section 3.22 Use of Proceeds. The proceeds of the Borrowings on the Effective Date have been applied in accordance with Section 5.01.

ARTICLE IV.

CONDITIONS TO FUNDING

Section 4.01 Effective Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make any Loan on the Effective Date is subject to the fulfillment, to such Lender’s satisfaction (acting reasonably), of each of the following conditions:

(a) Governing Documents. The Administrative Agent shall have received:

(i) a copy of the certificate of formation, including all amendments thereto, of each of the Loan Parties, each certified as of a recent date by the Secretary of State of the state of such Loan Party’s organization, and a certificate as to the good standing of such Person as of a recent date from such Secretary of State;

(ii) a certificate of a Responsible Officer of each of the Loan Parties, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of such Person, as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or its equivalent in the applicable jurisdiction) furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (i) above; and

(iv) such other documents with respect to any Group Member, as the Administrative Agent or the Collateral Agent may reasonably request.

(b) Closing Certificates. The Administrative Agent shall have received (i) a certificate substantially in the form of Exhibit H-1, dated the Effective Date and duly executed and delivered by a Responsible Officer of the Parent and the Borrower, confirming compliance with the conditions precedent set forth in clauses (k) and (l) of this Section 4.01, and (ii) a solvency certificate substantially in the form of Exhibit H-2, dated the Effective Date and duly executed and delivered by a Responsible Officer of the Parent and the Borrower.

(c) Loan Documents. The Administrative Agent and the Collateral Agent shall have received duly authorized and executed originals of the Restatement Agreement and each other Loan Document then required to be in effect, and, if requested by any Lender pursuant to Section 2.09(e), each such Lender shall have received a duly authorized and executed original of a promissory note or notes conforming to the requirements of such Section.

(d) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the other Lender Parties and with copies to the Collateral Agent, a customary written opinion from Gibson, Dunn & Crutcher LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Agents, and the Borrower hereby requests such counsel to deliver such opinions.

(e) Organizational Actions. All limited liability company and other proceedings in connection with the Transactions, and all documents and instruments incident to the Transactions, shall be satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or such counsel may reasonably request. The Loan Parties shall have obtained all consents and approvals of Governmental Authorities, if any, and other Persons necessary to be obtained by the Effective Date in connection with the transactions contemplated by this Agreement and the other Loan Documents and each of the foregoing shall be in full force and effect, and the Administrative Agent shall have received evidence of such consents and approvals (if any).

(f) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied.

(g) Bond Documents. Prior to or substantially contemporaneously with the closing of the Transactions on the Effective Date, (i) Borrower, Parent and the Bondholders shall have entered into an amendment to the Bond Facility Agreement, (ii) the Administrative Agent shall have received fully executed copies of such amendment and (iii) the provisions of such amendment shall expressly permit the transactions contemplated by this Agreement and shall otherwise be reasonably satisfactory to the Administrative Agent.

(h) Financial Statements. The Administrative Agent shall have received correct and complete copies of the financial statements described in Section 3.06.

(i) Fees and Expenses. The Borrower shall have paid or otherwise made arrangements reasonably satisfactory to the Administrative Agent to pay, out of the proceeds of the Tranche B Term Facility, to the Lender Parties the fees payable on the Effective Date referred to in Section 2.12(a). Each Lender Party and each Arranger and, to the extent invoiced at least two Business Days prior to the Effective Date, their counsel and consultants shall have received for their respective accounts all fees, costs and expenses due and payable pursuant to the Engagement Letter and, to the extent invoiced at least two Business Days prior to the Effective Date, Section 9.05.

(j) U.S.A. Patriot Act. To the extent requested by it, each Agent shall have received at least five Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(k) Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date.

(l) No Default or Event of Default. At the time of and immediately after the making of any Loans on the Effective Date, as applicable, no Default or Event of Default shall have occurred and be continuing.

The Administrative Agent shall notify the Parent, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.08) at or prior to 5:00 p.m., New York City time, on June 26, 2018 (and, in the event such conditions shall not have been so satisfied or waived, the Tranche B Term Commitments shall terminate at such time).

ARTICLE V.

AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower covenants and agrees with each Lender Party that, until the Discharge Date, each of the Parent and the Borrower shall, and shall cause the other Restricted Subsidiaries to, abide by the following affirmative covenants.

Section 5.01 Use of Proceeds. The Borrower shall, on the Effective Date, apply the proceeds of the Tranche B Term Loans: (a) to refinance all Indebtedness under the Existing Credit Agreement, (b) to pay fees and expenses in connection with the Transactions and (c) for general corporate purposes of the Borrower and its Subsidiaries.

Section 5.02 Maintenance of Properties. Each of the Parent and the Borrower shall, and shall cause each of the other Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties, including the Terminal Storage Facility, in good repair, working order and condition (other than ordinary wear and tear) and to make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary (ordinary wear and tear excepted)) necessary to keep such properties (including the Terminal Storage Facility) in such condition, in each case, as would allow for the ordinary conduct of business of the Borrower and the other Restricted Subsidiaries; provided that this Section 5.02 shall not prevent the Borrower or any other Restricted Subsidiary from (a) entering into any transaction permitted by Section 6.04, Section 6.06, or Section 6.07 or (b) from discontinuing the operation and the maintenance of any of its properties (i) as a result of any casualty or condemnation affecting such properties (but only to the extent and for the duration of such casualty or condemnation) or (ii) if such discontinuance is desirable in the conduct of its business and the Borrower or the applicable Restricted Subsidiary has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Notices. Each of the Parent and the Borrower shall deliver to the Administrative Agent:

(a) promptly, and in any event within five days, after a Responsible Officer of the Parent or the Borrower becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Parent or the Borrower is taking or proposes to take with respect thereto;

(b) promptly, and in any event within ten Business Days, after a Responsible Officer of the Parent or the Borrower becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the applicable Group Member or ERISA Affiliate (or, with respect to a Multiemployer Plan, the plan sponsor or administrator) proposes to take with respect thereto:

(i) the occurrence of a Reportable Event;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Group Member or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by any Group Member or any ERISA Affiliate pursuant to Title I or IV of ERISA (other than liability to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Group Member or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) (A) any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or (B) any Multiemployer Plan is in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA);

(c) promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent or the Borrower from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation if the actions or conditions referred to in such notice could reasonably be expected to have a Material Adverse Effect;

(d) promptly, and in any event within five Business Days, after a Responsible Officer of the Parent or the Borrower becomes aware thereof, notice of any other event or condition which could reasonably be expected to have a Material Adverse Effect;

(e) promptly, and in any event within five Business Days, after a Responsible Officer of the Parent or the Borrower becomes aware thereof, notice of (i) the commencement of, or material development in, any material litigation or proceeding affecting any of the Group Members or any of their assets or properties (including the Terminal Storage Facility) or any material federal, state or local Tax affecting any of the Group Members or any of their assets or properties (including the Terminal Storage Facility) or (ii) the incurrence or imposition of any material claim, judgment, Lien or other encumbrance affecting any property of any of the Group Members, including the Terminal Storage Facility, which in the cases of the events or conditions referred to in clauses (i) and (ii) above could reasonably be expected to have a Material Adverse Effect;

(f) [reserved];

(g) promptly (i) if the Parent, the Borrower or any other Subsidiary or any director or officer thereof, or, to the knowledge of the Parent or the Borrower, any employee, agent, affiliate or representative of the Parent, the Borrower or any other Subsidiary, is a Person that is, or is owned or controlled by any Person that is (A) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria), each of the Parent and the Borrower shall notify the Administrative Agent and (ii) upon the request of any Lender Party, each of the Parent and the Borrower shall provide any information such Lender Party believes is reasonably necessary to be delivered to comply with its obligations under Sanctions laws; and

(h) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any of the Group Members or relating to the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party as from time to time may be reasonably requested by the Administrative Agent or any Lender (which request shall be made through the Administrative Agent).

Section 5.04 Financial Statements and Other Information. Each of the Parent and the Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a) within 120 days after end of the Fiscal Year of Buffalo Parent, (i) a consolidated balance sheet of Buffalo Parent and the Subsidiaries as of the end of such Fiscal Year and (ii) consolidated statements of income, changes in members’ equity and cash flows of the Parent and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification or exception attributable solely to the occurrence of the stated maturity of any Loan within 12 months after the date of such opinion)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, that if, at any time, Buffalo Parent (I) ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Parent, or (II) engages in any business or activity, or owns any assets, other than owning 100% of the economic and voting interests in the Equity Interests in the Parent and activities and assets incidental or related thereto, the financial statements required to be delivered pursuant to this Section 5.04(a) shall be the financial statements of the Parent and the Subsidiaries

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Buffalo Parent, (i) a consolidated balance sheet of Buffalo Parent and the Subsidiaries as of the end of such Fiscal Quarter and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of Buffalo Parent and the Subsidiaries, for such Fiscal Quarter and (in the case of the second and third Fiscal Quarters) for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer of the Buffalo Parent as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, that if, at any time, Buffalo Parent (I) ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Parent, or (II) engages in any business or activity, or owns any assets, other than owning 100% of the economic and voting interests in the Equity Interests in the Parent and activities and assets incidental or related thereto, the financial statements required to be delivered pursuant to this Section 5.04(b) shall be the financial statements of the Parent and the Subsidiaries;

(c) [reserved];

(d) concurrently with each delivery of the financial statements described in clauses (a) and (b) above, if there are any Unrestricted Subsidiaries during the period covered by such financial statements, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated financial statements;

(e) concurrently with each delivery of the financial statements described in clause (a) above, a Perfection Certificate Supplement in accordance with Section 4.01(b) of the Security Agreement; and

(f) promptly upon receipt thereof by the Borrower or any Affiliate of the Borrower in connection with (i) any Bond Document or (ii) any indenture or other agreement or instrument evidencing Material Indebtedness, one copy of each notice of any default or event of default thereunder.

Section 5.05 Maintenance of Existence. Except as otherwise expressly permitted under this Agreement, each of the Parent and the Borrower shall, and shall cause the other Restricted Subsidiaries to, (a) at all times preserve and keep in full force and effect its corporate or limited liability company existence, as applicable, (b) preserve and keep in full force and effect all rights and franchises of the Group Members unless, in the good faith judgment of the applicable Group Member, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.06 Maintenance of Records; Access to Properties and Inspections. Each of the Parent and the Borrower shall, and shall cause the other Restricted Subsidiaries to, maintain all financial records to be able to prepare financial statements in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender to visit and inspect the financial records and the other properties of the Group Members, including the Terminal Storage Facility, in any case, at reasonable times, upon reasonable prior notice to the Parent and the Borrower, and as often as reasonably requested (but no more than two such visits in any Fiscal Year, other than while an Event of Default is continuing) and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender upon reasonable prior notice to the Parent and the Borrower to discuss the affairs, finances and condition of the Group Members with the officers thereof and independent accountants therefor (subject to reasonable requirements of safety and confidentiality, including requirements imposed by law or by contract). Notwithstanding the foregoing, no Group Member shall be required to permit the inspection of any information (a) that constitutes trade secrets or proprietary information with respect to any Group Member, (b) in respect of which disclosure to the Administrative Agent, any Lender or any of their respective representatives would violate (i) any confidentiality agreement of such Group Member or (ii) applicable Legal Requirements or (c) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that each Group Member shall use commercially reasonable efforts to obtain the agreement of any Person necessary in order to disclose information that the Group Members would otherwise not be required to permit the inspection of pursuant to clause (b)(i) or (c) above; provided, further that if the Administrative Agent or any Lender requests the inspection of any information described in the foregoing clauses (a) through (c) in accordance with this Section 5.06, and any Group Member does not provide such information to the Administrative Agent or such Lender, then the Parent and the Borrower shall so notify the Administrative Agent.

Section 5.07 Compliance with Laws; Permits.

(a) Each of the Parent and the Borrower shall comply, and shall cause each of the other Restricted Subsidiaries to comply, and the Borrower shall cause the Terminal Storage Facility to be operated and maintained in compliance, with all Legal Requirements, including Legal Requirements relating to equal employment opportunity, employee benefit plans and employee safety and Environmental Laws, and exercise diligent good faith efforts to make such alterations to the Terminal Storage Facility as may be required for such compliance, except such non-compliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent and the Borrower shall, and shall cause each of the other Restricted Subsidiaries to, obtain, maintain in full force and effect and comply with all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, including the operation of the Terminal Storage Facility, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Parent and the Borrower shall, and shall cause each of the other Restricted Subsidiaries to, comply in a timely manner with, or operate, including the operation of the Terminal Storage Facility, pursuant to valid waivers of the provisions of, all Environmental Laws including those relating to the Release of Hazardous Materials, together with any other applicable legal requirements for conducting, on a timely basis, periodic tests, monitoring and remediation of contamination of the Environment, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate Governmental Authorities) of the United States Environmental Protection Agency and other applicable federal, state or local Governmental Authorities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor the Borrower shall be deemed to have breached or violated this Section 5.07(c) if the Parent, the Borrower or the applicable Restricted Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Laws for which adequate reserves have been established in accordance with GAAP.

Section 5.08 Compliance Certificate. Each set of financial statements required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) shall be accompanied by a Compliance Certificate setting forth, among other things:

(a) certification of the Available Amount as of the last day of such Fiscal Quarter or Fiscal Year, including details of any Available Amount Expenditures during such Fiscal Quarter or Fiscal Year; and

(b) a statement that the applicable Responsible Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and the Subsidiaries from the beginning of the Fiscal Quarter or Fiscal Year covered by the statements then being furnished to the date of such Compliance Certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent or the Borrower shall have taken or proposes to take with respect thereto.

Section 5.09 Operation and Maintenance of Terminal Storage Facility; Leases of Real Property. (a) The Borrower shall, and shall cause the other Restricted Subsidiaries to, (i) operate and maintain the Terminal Storage Facility in a manner consistent with all applicable Legal Requirements, all Permits necessary to operate, manage and maintain the Terminal Storage Facility, this Agreement and the provisions of the Storage Contracts and prevailing industry standards for similar facilities, unless a failure to so operate and maintain the Terminal Storage Facility could not reasonably be expected to have a Material Adverse Effect, (ii) operate and maintain, and if the Borrower or any other Restricted Subsidiary decides to do so, construct and expand the Terminal Storage Facility, or cause the same to be constructed, expanded, operated and maintained, in accordance with applicable Legal Requirements and in a manner consistent with the Storage Contracts and with prevailing industry standards for similar facilities, unless a failure to so construct, expand, operate and maintain the Terminal Storage Facility could not reasonably be expected to have a Material Adverse Effect, and (iii) obtain and maintain all Permits, patents, copyrights, proprietary software, service marks, trademark, trade names and domain names or rights thereto necessary to manage and operate the Terminal Storage Facility, unless a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause the other Restricted Subsidiaries to, (i) make all payments and otherwise perform all obligations in respect of all leases of Real Property to which the Borrower or any other Restricted Subsidiary is a party, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iii) notify the Administrative Agent and the Collateral Agent of any default by any party with respect to such leases of which it has knowledge and cooperate with the Administrative Agent and the Collateral Agent in all respects to cure any such default, except, in the case of clauses (i), (ii) and (iii), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Additional Subsidiaries. (a) If any Subsidiary is formed or acquired, or any Unrestricted Subsidiary is converted into a Restricted Subsidiary, after the Effective Date, the Parent and the Borrower will, if such Subsidiary is a Designated Subsidiary, as promptly as practicable, and in any event within 30 days (or with respect to the requirements set forth in clauses (e) and (g) of the definition of “Collateral and Guarantee Requirement”, if applicable, 60 days) (or, in each case, such longer period as the Collateral Agent and the Administrative Agent may agree to in writing), notify the Collateral Agent and the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b) The Parent may designate a Domestic Subsidiary meeting the criteria set forth in clause (b)(ii) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that the Parent and the Borrower shall have caused the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

Section 5.11 Information Regarding Collateral; Deposit and Securities Accounts. (a) Each of the Parent and the Borrower shall furnish to the Collateral Agent and the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its Organizational Documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the organizational identification number, if any, or the Federal Taxpayer Identification Number of such Loan Party. Each of the Parent and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each of the Parent and the Borrower shall furnish to the Collateral Agent and the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property or leasehold interest otherwise becoming, a Mortgaged Property after the Effective Date and (ii) the acquisition by any Loan Party of any other material assets after the Effective Date, other than any assets constituting Collateral under the Security Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) Each of the Parent and the Borrower shall cause all cash owned by any Group Member at any time, other than (i) cash used in the operation of Foreign Subsidiaries, (ii) cash in an aggregate amount not greater than $1,000,000 at any time held in payroll and other local operating accounts and (iii) cash held by the Parent or any Subsidiary in trust for any director, officer or employee of the Parent or any Subsidiary or any employee benefit plan maintained by the Parent or any Subsidiary, to be held in deposit accounts maintained in the name of one or more Loan Parties.

(d) Each of the Parent and the Borrower shall, in each case as promptly as practicable, notify the Collateral Agent and the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of “Collateral and Guarantee Requirement” but is not yet in effect.

Section 5.12 Further Assurances. Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Collateral Agent or the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. Each of the Parent and the Borrower shall provide to the Collateral Agent and the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.13 Maintenance of Insurance.

(a) The Parent, the Borrower and each other Restricted Subsidiary shall maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent) prior written notice to the Collateral Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H. For the avoidance of doubt, the maintenance by SemGroup or one or more Affiliates of SemGroup of insurance policies on behalf of Parent, Borrower and the other Restricted Subsidiaries shall constitute compliance with this Section 5.13(a) if such policies otherwise satisfy the requirements specified in this Section 5.13(a).

(b) Each of the Parent and the Borrower shall, within 30 days after each annual policy renewal date, deliver to the Administrative Agent and the Collateral Agent evidence (which, in the case of clause (i) below, shall be in the form of one or more certificates of insurance) that (i) the insurance requirements of this Section 5.13 have been implemented and are being complied with in all material respects, and (ii) the applicable Group Member has paid all insurance premiums then due and payable.

(c) Within 30 days following the Effective Date, each of the Parent and the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a certificate from the Borrower’s insurance broker substantially in the form of Exhibit I, confirming the Borrower’s compliance with the insurance requirements set forth in this Section 5.13.

Section 5.14 Taxes, Assessments and Utility Charges.

(a) The Parent shall at all times maintain a classification of the Parent as a partnership or entity disregarded as separate from its sole owner for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment and will not make an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for federal income Tax purposes. The Borrower shall at all times maintain its status as a partnership or entity disregarded as separate from its sole owner for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3.

(b) Each of the Parent and the Borrower shall, and shall cause each of the other Restricted Subsidiaries to, (a) timely file all Tax returns required to be filed and to pay and discharge all Taxes due and payable and (b) pay, or cause to be paid, as and when due and prior to delinquency, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Terminal Storage Facility; provided that, in each case, none of the Group Members shall be required to file such Tax returns or pay any such Tax or charge to the extent (x) the amount, applicability or validity thereof is contested by such Group Member on a timely basis in good faith and in appropriate proceedings, and such Group Member has established adequate reserves therefor in accordance with GAAP on the books of such Group Member or (y) the failure to file such Tax returns or pay, discharge or satisfy such amount could not reasonably be expected to have a Material Adverse Effect.

Section 5.15 [Reserved].

Section 5.16 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain any ratings of the Tranche B Term Facility by Moody’s and S&P, including by making available information requested by, and otherwise cooperating with requests made by, Moody’s and S&P.

Section 5.17 Designation of Subsidiaries. The board of directors (or similar governing body) of the Parent may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b), as of the end of or for any such most recent period of four consecutive Fiscal Quarters, after giving effect to such designation (and each other designation of an Unrestricted Subsidiary prior thereto), the consolidated total assets of all Unrestricted Subsidiaries shall not exceed 5% of the consolidated total assets of the Parent and the Restricted Subsidiaries, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Bond Documents or any other Indebtedness, (d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (e) the Borrower may not be designated as an Unrestricted Subsidiary, (f) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary, or any of its Subsidiaries, has incurred, created, assumed or become liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Parent or any Restricted Subsidiary, and no Unrestricted Subsidiary may, at any time, incur, create, assume or be liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Parent or any Restricted Subsidiary, (g) the

Parent and the Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (a) through (f) of this Section 5.17 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (h) at least five Business Days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the fair market value of the Parent’s Investment therein; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Parent and the Restricted Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Parent’s and the Restricted Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 5.18 Certain Post-Closing Collateral Obligations.

(a) On or before the date that is five (5) Business Day days after the Effective Date, or such later date as may be agreed to by the Administrative Agent in its sole discretion, the Borrower will deliver, or cause to be delivered, (i) to the Administrative Agent, a fully executed amended and restated Guaranty Agreement, in form and substance substantially similar to the Guaranty Agreement as in effect on the Effective Date and an opinion of Gibson, Dunn & Crutcher LLP regarding such amended and restated Guaranty Agreement in a form substantially similar to the opinion delivered on the Effective Date and (ii) to the Agents, in form and substance reasonably satisfactory to the Agents, a reaffirmation agreement with respect to the Mortgages in effect on the Effective Date and an opinion of legal counsel regarding such Mortgages.

(b) If the Loan Parties expend more than $5,000,000 in the aggregate to develop the Dock 5, then the Loan Parties will (i) use commercially reasonable efforts to obtain the consent of the Port of Houston to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a Lien in the Dock 5 Lease and (ii) upon obtaining such consent, cause the requirements set forth in clause (c) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to the Dock 5 Lease.

ARTICLE VI.

NEGATIVE COVENANTS

Each of the Parent and the Borrower covenants and agrees with each Lender Party that, until the Discharge Date, each of the Parent and the Borrower shall, and shall cause the other Restricted Subsidiaries to, abide by the following negative covenants.

Section 6.01 Liens. None of the Parent, the Borrower or any other Restricted Subsidiary shall create, assume or suffer to exist (a) any Lien on its assets, except Permitted Liens, or (b) any Lien on the Excluded Real Property, except Liens permitted by clause (e), (f), (h)(iii), (h)(v), (h)(vi), (h)(vii), (h)(viii) or (h)(ix) of the definition of “Permitted Liens”.

Section 6.02 Indebtedness. None of the Parent, the Borrower or any other Restricted Subsidiary shall incur, create, assume or be liable for any Indebtedness, except Permitted Debt.

Section 6.03 Restricted Payments; Certain Payments of Indebtedness. (a) None of the Parent, the Borrower or any other Restricted Subsidiary shall make payments which are Restricted Payments, other than:

(i) Restricted Payments made by any Restricted Subsidiary of the Borrower in respect of its Equity Interests ratably to the holders of such Equity Interests;

(ii) dividends paid by the Parent with respect to its Equity Interests payable solely in additional Equity Interests (other than Preferred Stock);

(iii) other Restricted Payments; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such Restricted Payment is made, the aggregate amount of such Restricted Payment shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Borrower);

(iv) other Restricted Payments; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such Restricted Payment, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Borrower);

(v) Restricted Payments at such times and in such amounts as shall be necessary to permit any Parent Entity or the Parent to pay any franchise and other similar Taxes required to maintain its corporate, legal and organizational existence associated with the Parent, the Borrower and its Subsidiaries; and

(vi) for any taxable period ending after the Effective Date (a) for which the Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to the Borrower’s direct or indirect equity owners in an aggregate amount equal to the product of (x)(1) the amount of taxable income allocated from or with respect to the Borrower and its Subsidiaries to the direct or indirect equity owners of the Borrower for such taxable year, reduced by (2) any cumulative taxable losses allocated from (or arising with respect to) the Borrower and its Subsidiaries to such equity owners for any prior taxable year ending after the Effective Date to the extent such prior losses are of a character that would permit such losses to be deducted against income or gain of the taxable year and that have not previously been taken into account in reducing the amount of any Permitted Tax Distributions, and taking into account any limitations on the deductibility of such prior losses under Section 172(a) of the Code and (y) the highest maximum combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation that is resident in New York City (whichever is higher) for such taxable year (taking into account the character of the taxable income in question (long-term capital gain, qualified dividend income, etc. and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon))); or (b) for which the Borrower is treated as a member of a consolidated group for U.S. federal income tax purposes, the payment of amounts with respect to any taxable period to the extent such payments do not exceed the amount that the Borrower and any consolidated Subsidiaries of the Borrower would have been required to pay in respect to such relevant federal, state, local or foreign Taxes for such taxable period (computed at the highest marginal tax rate) if, for all taxable years ending after the Effective Date, the Borrower and any consolidated Subsidiaries of the Borrower had paid such Taxes as a separate consolidated, combined or unitary group separately from any Parent Entity (or, if there are not such Subsidiaries, on a separate company basis)(any such Restricted Payment permitted under this clause (vi), a “Permitted Tax Distribution”)

(b) None of the Parent, the Borrower or any other Restricted Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness other than (A) such payments in respect of Subordinated Affiliate Indebtedness and (B) such payments in respect of Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(ii) refinancings of Junior Indebtedness with the proceeds of other Indebtedness permitted under Section 6.02;

(iii) payments of secured Junior Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(iv) payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Parent (other than Preferred Stock); and

(v) other payments of or in respect of Junior Indebtedness; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such payment is made, the aggregate amount of such payment shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Borrower); and (vi) other payments of or in respect of Junior Indebtedness; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such payment, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Borrower).

Section 6.04 Sale of Assets. None of the Parent, the Borrower or any other Restricted Subsidiary shall sell, lease, transfer or otherwise Dispose of any of its assets (including Equity Interests in its Subsidiaries), except:

(a) sales by the Borrower or any other Restricted Subsidiary of inventory in the ordinary course of business and sales by the Borrower or any other Restricted Subsidiary as contemplated by the Storage Contracts;

(b) Dispositions of property of the Borrower or any other Restricted Subsidiary that is obsolete, damaged, worn out, surplus or not used or useful in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(c) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Group Member;

(d) the liquidation or use of Permitted Investments;

(e) Dispositions to the Parent, the Borrower or any other Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.07 and 6.08;

(f) Dispositions giving rise to Liens permitted under Section 6.01 and, to the extent constituting Dispositions of cash, Restricted Payments permitted under Section 6.03 and Investments permitted under Section 6.07;

(g) leases or subleases of real or personal property, exchanges of real or personal property or the granting of easements, rights-of-way, permits, licenses, restrictions or the like, in each case, which do not interfere in any material respect with the ordinary course of business of the Borrower and the other Restricted Subsidiaries, provided that with respect to leases or subleases of Real Property or exchanges of Real Property, such Real Property is unimproved at the time of the lease, sublease or exchange;

(h) any Disposition of any Real Property (other than any Mortgaged Property) that is not material to the business or operations of the Borrower and the other Restricted Subsidiaries;

(i) any Disposition of the Moore Road Property; provided that, at the time of such Disposition, the Moore Road Property does not constitute a Mortgaged Property;

(j) the unwinding of any Hedge Agreements permitted under Section 6.12;

(k) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(l) Dispositions of Investments in joint ventures to the extent required by the Organizational Documents of such joint venture or any related joint venture, shareholders’ or similar agreement;

(m) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of Real Property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind, in each case, that do not interfere in any material respect with the ordinary course of business of the Borrower and the other Restricted Subsidiaries; and

(n) other Dispositions of the property of the Borrower or any other Restricted Subsidiary so long as (i) both before and after the occurrence of such Disposition, no Default or Event of Default shall exist or result therefrom and (ii) the value of such assets (valued at the time of such Disposition at the greater of net book value and Fair Market Value) does not, together with the aggregate value of all other assets of the Borrower and the other Restricted Subsidiaries disposed of on or after the Effective Date in reliance on this clause (n) (each asset valued at the respective purchase price of such asset), at any time when made, exceed the greater of (x) $110,000,000 and (y) 5.0% of consolidated total assets of the Borrower and its Restricted Subsidiaries as of the date of such Disposition.

Section 6.05 Business Activities.

(a) The Parent shall not engage in any business or activity except the holding of the Equity Interests in the Borrower, the performance of its obligations under, and, subject to any limitations in this Agreement or the other Loan Documents, the exercise of its rights under this Agreement, the other Loan Documents, the Bond Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement, and activities incidental thereto. Except as permitted under this Agreement or the other Loan Documents, the Parent shall not become a party to any contract or instrument other than this Agreement, the other Loan Documents, the Bond Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement and will not incur any liabilities, contingent or otherwise, except under this Agreement, the other Loan Documents, the Bond Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement, or incidental to the foregoing activities.

(b) None of the Borrower or any of the other Restricted Subsidiaries shall engage in activities (other than (i) the ownership, development, expansion, operation, maintenance and financing of the Terminal Storage Facility and (ii) such businesses related thereto) if, as a result thereof, the general nature of the business in which the Borrower and the other Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and the other Restricted Subsidiaries, taken as a whole, are engaged on the Effective Date. None of the Borrower or any of the other Restricted Subsidiaries shall use the Dock 5 in any way that would materially and adversely affect the ability of the Borrower and the Restricted Subsidiaries to use the Terminal Storage Facility in the way in which it is used as of the Effective Date.

Section 6.06 No Liquidation, Merger or Consolidation. None of the Parent, the Borrower or any other Restricted Subsidiary shall liquidate, wind-up or dissolve, or sell, lease or otherwise transfer or Dispose of all or substantially all of its property, assets or business or combine, merge into or consolidate with any other Person, or permit any other Person to combine, merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (b) any Person (other than the Borrower) may merge or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (c) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Person (other than the Parent or the Borrower) in a transaction permitted under Section 6.04 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (d) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.07.

Section 6.07 Investments. None of the Parent, the Borrower or any other Restricted Subsidiary shall purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Restricted Subsidiary prior thereto), hold, make or otherwise suffer to exist any Investment in any other Person, or make any Acquisition, other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date in Subsidiaries, and other Investments existing on the Effective Date and set forth on Schedule 6.07 (but not any additions thereto (including any capital contributions) made after the Effective Date);

(c) investments by the Parent, the Borrower and the other Restricted Subsidiaries in Equity Interests in their Restricted Subsidiaries (including as capital contributions to such Restricted Subsidiaries); provided that (i) such Restricted Subsidiaries are Restricted Subsidiaries of the Parent prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not, at any time when made, exceed the greater of (x) $20,000,000 and (y) 15% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) prior to the date of such Investment;

(d) loans or advances made by the Parent, the Borrower or any other Restricted Subsidiary to any Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (e) of the definition of “Permitted Debt” and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above;

(e) Guarantees by the Parent, the Borrower or any other Restricted Subsidiary of Indebtedness or other obligations of the Parent, the Borrower or any other Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Material Indebtedness unless such Restricted Subsidiary has Guaranteed the Obligations pursuant to the Guaranty Agreement, (ii) a Restricted Subsidiary that has not Guaranteed the Obligations pursuant to the Guaranty Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party, (iii) the Parent shall not Guarantee any Indebtedness or other obligation of any Restricted Subsidiary except for any such Guarantees under the Loan Documents or of Indebtedness permitted by clause (b) or (d) of the definition of the term “Permitted Debt”, and (iv) the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c)(iii) above;

(f) Investments in the form of Hedge Agreements permitted under Section 6.12;

(g) Permitted Acquisitions;

(h) Any payroll, travel, entertainment, relocation and similar advances to directors, officers and employees of any Group Member that are expected at the time of such advances to be treated as expenses of such Group Member for accounting purposes and that are made in the ordinary course of business;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or in connection with the satisfaction or enforcement of claims due or owing to any Group Member, in each case in the ordinary course of business;

(j) Investments held by any Restricted Subsidiary the Equity Interests in which are acquired after the Effective Date in compliance with this Section 6.07 or held by any Person merged into or consolidated with any Group Member after the Effective Date in compliance with Section 6.06 and this Section 6.07, in each case, so long as such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k) Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.04;

(l) Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, and (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of any Group Member and that are made in the ordinary course of business;

(m) other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, the aggregate amount of such Investment or the aggregate amount of all consideration paid in connection with such acquisition (determined as set forth in clause (g) of the definition of “Permitted Acquisition”) shall not exceed an amount equal to (i) the Available Equity Amount at such time, minus (ii) the sum of (A) the aggregate amount of Investments made pursuant to this clause (m) subsequent to the Effective Date as of such time and (B) the aggregate amount of all Available Amount Expenditures based on usage of the Available Equity Amount subsequent to the Effective Date as of such time;

(n) other Investments and other acquisitions; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such Investment or acquisition is purchased, made or otherwise acquired, the aggregate amount of such Investment or the aggregate amount of all consideration paid in connection with such acquisition (determined as set forth in clause (g) of the definition of “Permitted Acquisition”) shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Borrower); and

(o) other Investments and other acquisitions; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such Investment or acquisition, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Borrower).

Section 6.08 Transactions with Affiliates. None of the Parent, the Borrower or any other Restricted Subsidiary shall directly or indirectly enter into any transaction or series of related transactions with or for the benefit of any of its Affiliates, except for (a) transactions in the ordinary course of business on fair and reasonable terms that, taken as a whole, are no less favorable to the Parent, the Borrower or such Restricted Subsidiary than those which would be included in an arm’s-length transaction with a non-Affiliate, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) the payment of fees and indemnities to directors, officers, consultants and employees of any of the Loan Parties in the ordinary course of business, (d) issuances of Equity Interests in any Group Member permitted under this Agreement or any other Loan Document, (e) the making of Restricted Payments permitted under Section 6.04, (f) Investments permitted under Section 6.07(h), (g) incurrences by the Borrower or any Restricted Subsidiary of Subordinated Affiliate Indebtedness owed to SemGroup or any Affiliate thereof (other than the Parent or any Subsidiary) and (h) corporate sharing arrangements with Affiliates, including with respect to tax sharing and general overhead and administrative matters.

Section 6.09 Amendments to Material Agreements. None of the Parent, the Borrower or any other Restricted Subsidiary will amend, modify or waive any of its rights under (a) any Bond Document to the extent such amendment, modification or waiver is not permitted by the provisions of the Intercreditor Agreement or (b) (i) any agreement or instrument governing or evidencing any Junior Indebtedness or (ii) its certificate of incorporation, bylaws or other Organizational Documents, including the HFOTCO Company Agreement, in the case of this clause (b) to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

Section 6.10 Fiscal Year. None of the Parent, the Borrower or any other Subsidiary shall change its Fiscal Year.

Section 6.11 Hazardous Materials. None of the Parent, the Borrower or any other Restricted Subsidiary shall use, generate, manufacture, store, Release, transport or treat any Hazardous Materials in violation of any Environmental Laws, any other Legal Requirements or any Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, which violation could reasonably be expected to (a) subject the Secured Parties to material liability or (b) result in a Material Adverse Effect.

Section 6.12 Hedge Agreements. None of the Parent, the Borrower or any other Restricted Subsidiary shall engage in any transaction involving interest rate hedging, currency hedging, commodity hedging, swaps, options, futures contracts, derivative transactions, or any similar transactions, or enter into any Hedge Agreement other than (a) Hedge Agreements, if any, entered into in accordance with Section 5.15 of the Bond Facility Agreement, (b) Hedge Agreements entered into to hedge or mitigate risks to which the Parent, the Borrower or any other Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Parent, the Borrower or any other Restricted Subsidiary) and (c) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Borrower or any other Restricted Subsidiary.

Section 6.13 Restrictive Agreements. None of the Parent, the Borrower or any other Restricted Subsidiary shall become subject to any contractual restrictions upon (a) the ability of the Parent, the Borrower or any other Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Parent, the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Parent, the Borrower or any other Restricted Subsidiary; provided that:

(i) the foregoing shall not apply to:

(A) restrictions in the HFOTCO Company Agreement as in effect on the Effective Date;

(B) restrictions in the Loan Documents;

(C) restrictions and conditions imposed by the Bond Facility Agreement as in effect on the Effective Date, or any agreement or document governing or evidencing Indebtedness, or Refinancing Indebtedness in respect thereof, in each case permitted under clause (b) of the definition of the term “Permitted Debt”, provided that the restrictions and conditions contained in any such agreement or document, taken as a whole, are not less favorable to the Lenders than the restrictions and conditions imposed by the Bond Facility Agreement as in effect on the Effective Date;

(D) restrictions and conditions existing on the Effective Date identified on Schedule 6.13 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition);

(E) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary; or

(F) restrictions and conditions imposed by any agreement or instrument evidencing any Indebtedness permitted to be incurred under Section 6.02 subsequent to the Effective Date, provided that the restrictions and conditions contained in any such agreement or instrument, taken as a whole, are not less favorable to the Lenders than the restrictions and conditions imposed by the Bond Facility Agreement as in effect on the Effective Date;

(ii) clause (a) of the foregoing shall not apply to:

(A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (h) or (i) of the definition of “Permitted Debt” if such restrictions or conditions apply only to the assets securing such Indebtedness;

(B) customary provisions in leases and other agreements restricting the assignment thereof; or

(C) restrictions and conditions imposed by any agreement or instrument of or with respect to any Restricted Subsidiary or the property or assets of any Person at the time the Equity Interests in such Restricted Subsidiary or such property or assets are acquired by the Parent or any Restricted Subsidiary, in each case, so long as such agreement or instrument was not entered into, or such restrictions and conditions were not imposed, in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition; and

(iii) clause (b) of the foregoing shall not apply to:

(A) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder; or

(B) restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Subsidiary and otherwise permitted by clause (i) of the definition of “Permitted Debt” (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary.

Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.10, 5.11 or 5.12 or under the Security Documents.

Section 6.14 [Reserved].

Section 6.15 Sanctions Regulations. None of the Parent, the Borrower or any other Subsidiary shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person (a) to fund or facilitate any activities of or with any Person in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (b) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in this Agreement).

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Misrepresentations. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or any representation, warranty or certification made by any Loan Party and contained in any certificate or other document required to be delivery by such Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the applicable Loan Party.

(b) Principal Payment Default. Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise.

(c) Interest Payment Default. Default shall be made (i) in the payment of any interest on any Loan or in the payment of any Agent Fee or any other scheduled fee due under any Loan Document when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days or (ii) in the payment of any other amounts (other than an amount referred to in paragraph (b) above or the foregoing clause (i))

due under any Loan Document (including, without limitation, any increased costs, breakage costs, tax gross-up or indemnity payments) when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days.

(d) Immediate Covenant Default. Default shall be made in the due observance or performance by the Parent or the Borrower of any covenant, condition or agreement contained in Section 5.01, 5.03(a), 5.05(a) (with respect to the Parent and the Borrower), 5.10(a), 5.11, 5.13, or 5.18(a) or in Article VI.

(e) Covenant Defaults with Cure. A Loan Party shall default in the due performance or observance of any other agreement contained in any Loan Document to which such Loan Party is party, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof having been given to the Borrower by the Administrative Agent or any Lender or (ii) the date on which a Responsible Officer of the applicable Loan Party first obtains actual knowledge of such default.

(f) Cross Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (f) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.02.

(g) Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member or of a substantial part of the property or assets of any Group Member under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member or for a substantial part of the property or assets of any Group Member or (iii) the winding-up or liquidation of any Group Member, and in each case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) Voluntary Bankruptcy. Any Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member or for a substantial part of the property or assets of any Group Member, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(i) Judgments. One or more judgments or orders for the payment of money in excess of $20,000,000 in the aggregate (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against any of the Group Members and such judgment or order is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of such stay.

(j) ERISA. One or more of the following events shall have occurred that, when taken together with all other such events that have occurred, could reasonably be expected to have a Material Adverse Effect: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, (ii) the termination of any Plan occurs or a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Group Member or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, (iv) any Group Member or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Group Member or any ERISA Affiliate fails to make required contributions to or withdraws from any Multiemployer Plan or receives notice that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (vi) any Group Member establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Group Member thereunder, (vii) any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (viii) any Reportable Event has occurred or (ix) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan occurs.

(k) Loan Documentation. (i) The Guaranty Agreement or any Security Document (or any material provision of any other Loan Document) shall cease to be in full force and effect or shall be declared void by a Governmental Authority, or any party thereto (other than a Lender Party) shall claim such unenforceability or invalidity, (ii) any Guarantee purported to be created under the Guaranty Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect or (iii) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby.

(l) Change of Control. A Change of Control shall have occurred.

Section 7.02 Remedies. Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default with respect to any Loan Party described in paragraph (g) or (h) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees (including Agent Fees) and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding and (b) subject to the provisions of the Intercreditor Agreement, direct the Collateral Agent to exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC), and in the case of any event with respect to any Loan Party described in paragraph (g) or (h) of Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees (including Agent Fees) and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.03 Remedies Waterfall. Upon the occurrence and during the continuance of an Event of Default, subject to Section 2.02 of the Intercreditor Agreement, all Proceeds (as defined in the Intercreditor Agreement) received by any Guaranteed Party under this Agreement or any other Loan Document shall be applied as follows:

(a) FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with this Agreement, any other Loan Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document (in the case of such costs and expenses, to the extent any Loan Party is obligated under the Loan Documents to pay such costs and expenses);

(b) SECOND, to the extent of any excess of such Proceeds, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Guaranteed Parties pro rata in accordance with the amounts of the Guaranteed Obligations owed to them on the date of any such distribution); and

(c) THIRD, to the payment to or upon the order of the Loan Parties or to whosoever may be lawfully entitled to receive the same pursuant to the Second Lien Intercreditor Agreement or otherwise, or as a court of competent jurisdiction may direct.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment.

(a) In order to facilitate the transactions contemplated by this Agreement, TD is hereby appointed to act as the Administrative Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received (and any such payments not so distributed by the Administrative Agent within one Business Day of receipt thereof shall bear interest at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation); (ii) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (iii) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable as such for any action taken or omitted by any of them except for the Administrative Agent’s or its Related Party’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained herein or therein or the occurrence of any Event of Default, or (iv) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent

shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person. Neither the Administrative Agent nor any of its Related Parties shall have any responsibility to any Loan Party or any other party hereto or to any other Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Loan Party of any of its obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to it in writing by the Borrower or a Lender. The Administrative Agent may execute any and all duties hereunder by or through agents, attorneys, accountants, appraisers, employees or any sub-agent, expert or advisor selected or appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. The Administrative Agent shall not be responsible for the misconduct of any such agent or other Person selected by it in good faith. The Administrative Agent is authorized and directed to execute the Loan Documents to which it is party and, in acting thereunder, shall be entitled to the protections, indemnifications and limitations from liability afforded to it hereunder and thereunder. The Administrative Agent shall have the right at any time to seek instructions concerning any action to be taken or not taken or right exercisable by it under the Loan Documents.

(c) The Lenders hereby acknowledge that Bank of America, N.A. is appointed to act as the Collateral Agent pursuant to, and in accordance with the provisions of, Article VI of the Intercreditor Agreement.

Section 8.02 Nature of Duties. The Lenders hereby acknowledge and agree that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt actions that may be in violation of the automatic stay under the U.S. Bankruptcy Code. The Lenders further acknowledge and agree that so long as the Administrative Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, the Administrative Agent shall have no liability in respect of such determination to any Person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not, in connection with any Loan Document, or any transaction contemplated thereunder, have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees that the Arrangers shall have no duties or responsibilities under this Agreement or any other Loan

Document, or any fiduciary relationship with any Lender, or shall have any functions, responsibilities, duties, obligations or liabilities for acting as such hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with relevant legal and other consultants in the exercise of its powers, rights and remedies and the performance of its duties hereunder and under the other Loan Documents.

Section 8.03 Resignation by or Removal of the Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. The Required Lenders shall have the right to remove the Administrative Agent for cause upon prior written notice to the Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders vote to remove the Administrative Agent, then the retiring or removed Administrative Agent may, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $1,000,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The Loan Parties shall pay to the retiring or removed Administrative Agent, no later than the date of the applicable discharge, all unpaid accrued fees (including Agent Fees) and all expenses owed to such Administrative Agent hereunder as of such discharge date. After an Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 8.04 Administrative Agent in its Individual Capacity. With respect to its Commitments and Loans, as applicable, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or its Affiliates as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05 Indemnification. To the extent that the Parent and the Borrower fail to pay any amount required to be paid by them under clause (a) or (b) of Section 9.05 to the Administrative Agent, any Related Party thereof or any director, trustee, officer, employee, investment advisor or agent of any of the foregoing, each Lender severally agrees to pay to the

Administrative Agent or such Related Party, director, trustee, officer, employee, investment advisor or agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party thereof or any director, trustee, officer, employee, investment advisor or agent of any of the foregoing acting for the Administrative Agent in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect). The obligations contained in this Section 8.05 shall survive the termination of this Agreement and the earlier resignation or removal of the Administrative Agent.

Section 8.06 Lack of Reliance on Administrative Agent. (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender acknowledges that Affiliated Lenders may be Eligible Assignees hereunder and may purchase (including pursuant to privately negotiated transactions with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class) Term Loans and Term Commitments hereunder from Lenders from time to time, subject to the restrictions set forth herein, including Sections 9.04 and 9.08. Each Lender agrees that the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into whether any Lender is at any time an Affiliated Lender and, unless the Administrative Agent shall have received, pursuant to the covenants, if any, of such Lender set forth herein or in the Assignment and Assumption Agreement pursuant to which such Lender shall have purchased and assumed any Loan or Commitment hereunder, prior written notice from any Lender that such Lender is an Affiliated Lender, the Administrative Agent may deal with such Lender (including for purposes of determining the consent, approval, vote or other similar action of the Lenders or the Lenders of any Class), and shall not incur any liability for so doing, as if such Lender were not an Affiliated Lender.

Section 8.07 Intercreditor Agreements. (a) Each of the Lenders hereby acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and agrees to be bound by the terms thereof. Without limiting the generality of the foregoing, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such Lender as are contemplated by the terms of the Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Lender Parties.

(b) Each of the Lenders hereby acknowledges that it has received and reviewed Exhibit K and, upon execution and delivery thereof by the parties thereto, agrees to be bound by the terms of the Second Lien Intercreditor Agreement. Without limiting the generality of the foregoing, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Second Lien Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Second Lien Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Second Lien Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such Lender as are contemplated by the terms of the Second Lien Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Lender Parties.

Section 8.08 Administrative Agent. Neither the Administrative Agent nor any of its Affiliates shall be responsible for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other instrument or document referred to or provided for herein or therein or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder, or for the validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of, any Lien or security interest created or purported to be created under any Security Documents or any other instrument or document referred to or provided for therein.

Section 8.09 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agents, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Agents, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agents, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Agents, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the applicable address set forth on Schedule 9.01.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.16 or as otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by each of the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Discharge Date. Without prejudice to the survival of any other agreements contained herein, the indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17, 8.05 and 9.05) shall survive the Discharge Date and the earlier resignation or removal of any Agent.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by each of the Borrower and the Lender Parties and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Lender Party and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Administrative Agent; provided that the consent of the Administrative Agent shall not be required for an assignment of any Term Commitment or Term Loan to an Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the Borrower; provided that the consent of the Borrower shall not be required (1) for an assignment of any Term Commitment or Term Loan, or (2) for an assignment during any period in which an Event of Default under Sections 7.01(b), (c), (g) or (h) has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to an Eligible Assignee that is a Lender, an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class or contemporaneous assignments to related Approved Funds that equal at least $1,000,000 in the aggregate, the amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be equal to an aggregate amount that is an integral multiple of $1,000,000 and shall not be less than $1,000,000, unless the Administrative Agent otherwise consents; provided that related Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amounts;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. In addition, notwithstanding anything to the contrary herein, without the consent of the Administrative Agent, no such assignment shall be made to any Lender, if after giving effect to such assignment, the Lender bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

(v) In connection with all assignments, there shall be delivered to the Borrower and the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax withholding matters as the assignee under such Assignment and Assumption Agreement is required to deliver pursuant to Section 2.17, together with payment by such assigning Lender (or, in the case of any assignment pursuant to Section 2.19(b) or (c), by the Borrower) to the Administrative Agent of a registration and processing fee of $3,500.

(vi) (A) Notwithstanding the foregoing, no other assignment or transfer may be made to an Affiliated Lender unless the Affiliated Lender Limitation shall be satisfied after giving effect thereto.

(B) In connection with an assignment to an Affiliated Lender, (1) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Term Lender and the Administrative Agent prior to the execution of such assignment and (2) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Term Lender and the Administrative Agent that the Affiliated Lender Limitation shall be satisfied after giving effect to such assignment.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (other than any Affiliated Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Parent, the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Participant does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; provided, further, that in the case of clause (D), such participation shall be permitted if made with the consent of the Administrative Agent. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld). A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Non-U.S. Lender.

(d) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans) to any Person, except to the extent that such disclosure is necessary to establish that such Commitments or Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, the Borrower may repurchase outstanding Term Loans, and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to the Borrower, on the following basis:

(i) The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that (A) the Borrower delivers a notice of such Auction to the Auction Manager and the Administrative Agent (for distribution to the Term Lenders) no later than 12:00 noon, New York City time, at least five Business Days in advance of a proposed commencement date of such Auction, which notice shall specify (1) the dates on which such Auction will commence and conclude, (2) the maximum principal amount of Term Loans that the Borrower desires to repurchase in such Auction and (3) the range of discounts to par at which the Borrower would be willing to repurchase the Term Loans, (B) the maximum dollar amount of such Auction shall be no less than an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (D) such Auction shall be open for participation by all the Lenders on a ratable basis, (E) a Lender that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Lender’s Term Loans, (F) each repurchase of Term Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Term Loans of such Lender in a manner that would result in such Lender’s remaining Term Loans being included in each Term Borrowing in accordance with its applicable share thereof), (G) at the time of the commencement and conclusion of such Auction, no Default or Event of Default shall have occurred and be continuing, (H) [reserved] and (I) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 9.04(f) and are reasonably acceptable to the Administrative Agent and the Borrower. In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of a Responsible Officer of the Parent and the Borrower as to the satisfaction of the conditions set forth in clauses (G) and (H) above.

(ii) Repurchases by the Borrower of Term Loans pursuant to this Section 9.04(f) shall not constitute voluntary prepayments for purposes of Section 2.10 or 2.11. The aggregate principal amount of the Term Loans of any Class repurchased by the Borrower pursuant to this Section 9.04(f) shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to Section 2.10(a) in inverse order of maturity. Upon the repurchase by the Borrower pursuant to this Section 9.04(f) of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and the other Loan Documents, including with respect to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancelation of the Term Loans repurchased and cancelled pursuant to this Section 9.04(f). Any payment made by the Borrower in connection with a repurchase permitted by this Section 9.04(f) shall not be subject to the provisions of Section 2.16. Failure by the Borrower to make any payment to a Lender required to be made in consideration of a repurchase of Term Loans permitted by this Section 9.04(f) shall not constitute a Default or an Event of Default under Section 7.01(a). Each Lender shall, to the extent that its Term Loans shall have been repurchased and assigned to the Borrower pursuant to this Section 9.04(f), relinquish its rights in respect thereof. Except as otherwise set forth in this Section 9.04(f), the provisions of this Section 9.04 shall not apply to any repurchase of Term Loans pursuant to this Section 9.04(f).

Section 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable and documented out-of- pocket expenses incurred by the Agents and the Arrangers in connection with the preparation, negotiation, execution, and closing of this Agreement and the other Loan Documents, or by the Agents and the Arrangers in connection with the initial syndication of the Commitments or the administration of this Agreement and the other Loan Documents (including, in each case, reasonable expenses incurred in connection with initial and ongoing due diligence and initial and ongoing Collateral examination (including reasonable travel expenses) and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications, supplements or waivers of the provisions hereof or thereof and any other documents or matters requested by the Borrower in connection with this Agreement or any other Loan Documents (whether or not the transactions contemplated by the Loan Documents shall be consummated) (which shall be limited to the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent and the Arrangers, and Bracewell LLP, counsel for the Collateral Agent, or counsel replacing such counsel, and not more than one counsel in each jurisdiction in which Collateral is located), (ii) all actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees and reasonable fees, expenses and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent and the Arrangers, and Bracewell LLP, counsel for the Collateral Agent, or counsel replacing such counsel, (iii) [reserved], (iv) all reasonable and documented out-of-pocket expenses incurred by the Agents and the Arrangers in connection with the enforcement or protection of their rights (including any costs of settlement) in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder (which shall be limited to, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP and Bracewell LLP, counsel for the Administrative Agent and/or the Collateral Agent, or counsel replacing such counsel, and not more than one counsel in each jurisdiction in which Collateral is located), and (v) from and after the occurrence of an Event of Default, the reasonable and documented fees, expenses, charges and disbursements of the Lender Parties, including the reasonable and documented fees, charges and disbursements of one transaction counsel, one local or foreign counsel in each relevant jurisdiction (if necessary), and one financial or restructuring advisor for the Agents, the Arranger and the Lenders (as a group), and in the case of any conflict of interest, one conflicts counsel for any such affected individual or group of Agents, Arrangers or Lenders, and costs of settlement, in each case incurred during any workout, restructuring or negotiations in connection with this Agreement or any other Loan Document or in connection with the custody, use or preservation of, or the sale of, collection from or realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral.

(b) The Borrower agrees to indemnify each Lender Party, their respective Related Parties and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (including any such losses, claims, damages, liabilities and related expenses claimed or asserted by any of the Group Members) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use of the proceeds therefrom or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, in all cases, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) result from the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith by such Indemnitee of its express obligations under this Agreement, in each case, as determined by the final, non-appealable judgment of a court of competent jurisdiction (treating, for this purpose only, any Lender Party and its Related Parties as a single Indemnitee), or (B) arise out of any proceeding that does not involve an act or omission of any Group Member or any of any Group Member’s Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any such proceedings which relate to claims against any Arranger, the Administrative Agent or the Collateral Agent). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (1) any Environmental Claim to the extent related in any way to any of the Group Members or the Terminal Storage Facility or (2) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of any of the Group Members or the Terminal Storage Facility, or, to the extent related in any way to any of the Group Members, any property at which any of the Group Members has sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or a material breach in bad faith by such Indemnitee of its express obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the resignation or removal of any Agent, the consummation of the Transactions, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section 9.05 shall be payable promptly upon (and in any event within 30 days after) written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) No Indemnitee shall be liable for, and the Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Loan Documents, any of the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.05(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement of the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender Party or their respective Affiliates, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured or are owed to a branch, office or Affiliate of such Lender Party different from the branch, office or Affiliate holding such deposit or so obligated. The rights of each Lender Party under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.22, 2.23 and 2.24, in the Guaranty Agreement, in the Security Documents and in the Second Lien Intercreditor Agreement (at any time when the Second Lien Intercreditor Agreement is in effect), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto and consented to by the Required Lenders (in the case of clauses (x) and (y), at the Borrower’s expense); provided, however, that no such agreement shall:

(i) waive any condition set forth in Section 4.01(n) or (o) without the written consent of a Majority in Interest of the Lenders;

(ii) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby;

(iii) increase or extend any Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iv) extend or waive any date for payment of principal of any Loan or reduce the amount due on any such date or extend any date on which payment of interest on any Loan or any fee (including any Agent Fee) is due, without the prior written consent of each Lender directly affected thereby;

(v) amend or modify the provisions of Section 2.18(b) or 2.18(d) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender;

(vi) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, without the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Effective Date);

(vii) except as expressly permitted under Section 9.17, release the Parent or any Subsidiary Loan Party from its Guarantee under the Guaranty Agreement, or limit its liability in respect of such Guarantee, without the written consent of each Lender;

(viii) except as expressly permitted under Section 9.17 or Section 3.07(a) of the Intercreditor Agreement (other than clause (iii) thereof), release all or substantially all of the Collateral from the Liens of the Security Documents without the consent of each Lender; or

(ix) change the order of priority of payments set forth in Section 7.03, Section 5.04 of the Security Agreement or Section 2.01 of the Intercreditor Agreement, without the prior written consent of each Lender;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be, acting as such at the effective date of such agreement, as applicable and (B) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lender, the Parent, the Borrower and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, in each case at the Borrower’s expense, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the other provisions of this Section 9.08, the applicable Loan Parties and the Administrative Agent and/or the Collateral Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any other Lender Party for the purpose of (i) curing any ambiguity, defect, inconsistency or typographical or drafting error, (ii) making any change that would provide any additional rights or benefits to the Lender Parties and (iii) making, completing or confirming any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

(e) Limitation on Voting Rights of Affiliated Lenders.

(i) Notwithstanding anything to the contrary set forth herein, no Affiliated Lender shall have any right to (and no Affiliated Lender shall) (A) consent to any waiver, amendment, modification, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (B) require any Lender Party to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (C) otherwise vote on any matter relating to this Agreement or any other Loan Document, (D) attend any meeting (whether in person, by telephone or other means) with any Lender Party, except any portion thereof attended (at the invitation of the Administrative Agent) by representatives of the Borrower, or receive any information or material (in whatever form) prepared by or on behalf of, or otherwise provided by, any Lender Party, other than any such information or material that has been made available by the Administrative Agent to the Borrower, (E) have access to the Platform or (F) make or bring any claim, in its capacity as a Lender, against any Lender Party with respect to the duties and obligations of such Persons under the Loan Documents, provided that (1) any waiver, amendment or other modification of this Agreement or any other Loan Agreement, or any consent to any departure by an Loan Party therefrom, of the type referred to in Section 9.08(b) that directly affects any Affiliated Lender shall require the prior written consent of such Affiliated Lender and (2) without the prior written consent of such Affiliated Lender, no waiver, amendment or other modification of this Agreement or any other Loan Agreement, and no consent to any departure by an Loan Party therefrom, shall (x) deprive any Affiliated Lender, in its capacity as Lender, of its share of any payments that Lenders of the same Class are entitled to share on a pro rata basis hereunder or (y) affect any Affiliated Lender, in its capacity as Lender, in a manner that is disproportionate to the effect of such waiver, amendment, modification or consent on the other Lenders of the same Class.

(ii) If a proceeding under the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any Loan Party prior to the time when the Obligations have been paid in full, then each Affiliated Lender (A) shall promptly give notice to the Administrative Agent of any solicitation of such Affiliated Lender for a vote, or of such Affiliated Lender’s receipt of a ballot to vote, in or in connection with such proceeding and (B) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Obligations in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote with respect to the Obligations as directed by the Required Lenders; provided further that no such vote with respect to the Obligations held by such Affiliated Lender shall treat such Obligations in a manner less favorable than the proposed treatment of the same class or type of the Obligations held by Lenders that are not Affiliated Lenders. To give effect to the foregoing right of the Administrative Agent to vote on behalf of any

Affiliated Lender with respect to the Obligations, each Affiliated Lender hereby constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as such Affiliated Lender’s true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender and in the name of such Affiliated Lender or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes hereof, which appointment as attorney is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise the foregoing rights in such capacity until the commencement by or against any Loan Party of a proceeding under the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law. Each Affiliated Lender agrees to execute any and all further documents and instruments, and take all such further actions, as the Administrative Agent may reasonably request to effectuate the provisions of this Section 9.08(e)(ii).

(f) LIBO Successor Rate.Notwithstanding anything to the contrary herein, the Borrowers and the Administrative Agent may amend this agreement to incorporate and reflect any LIBO Successor Rate and any related LIBO Successor Rate Conforming Changes contemplated by Section 2.14(c), which amendments may be effectuated without requiring the consent of any Lender except to the extent required by Section 2.14(c).

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Engagement Letter (and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent) shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission in “.pdf” or comparable format shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement or any provision hereof.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of the Parent and the Borrower and each Lender Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court. Each of the Parent and the Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Parent or the Borrower, as the case may be, at the address specified therefor on Schedule 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction in which the Borrower or any of its properties is located.

(b) Each of the Parent and the Borrower and each Lender Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16 Communications.

(a) Delivery.

(i) Each of the Parent and the Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced on Schedule 9.01. Nothing in this Section 9.16 shall prejudice the right of any Arranger, any Lender Party, the Parent or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the email address referenced on Schedule 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(b) Posting.

(i) Each of the Parent and the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). Each of the Parent and the Borrower acknowledges and agrees that the list of Disqualified Lenders shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for Public Side Lender Representatives.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Parent, the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

(c) Non-Public Information.

(i) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain Private Side Information. Each Lender represents to the Parent, the Borrower and the Administrative Agent that (A) it has developed compliance procedures regarding the use of Private Side Information and that it will handle Private Side Information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (B) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Private Side Information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(ii) The Parent, the Borrower and each Lender acknowledge that, if information furnished by the Parent or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (A) the Administrative Agent may post any information that the Parent or the Borrower has indicated as containing Private Side Information solely on that portion of the Platform as is designated for Private Side Lender Representatives and (B) if the Parent or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains Private Side Information, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Each of the Parent and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the

Parent or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Parent and the Borrower without liability or responsibility for the independent verification thereof.

Section 9.17 Release of Liens. (a) In the event that any Loan Party Disposes of all or any portion of any of its assets to any Person (other than a Loan Party) in a transaction permitted by Section 6.04, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to (i) release any Liens created by any Loan Document in respect of such assets and (ii) if such Disposition is a sale of the Equity Interests in a Subsidiary, release such Subsidiary as a Guarantor under the Guaranty Agreement. In addition, if the Borrower or any other Restricted Subsidiary enters into any lease or sublease with, or grants any easement, right-of-way, permit, license, restriction or the like to, any Person (other than a Loan Party or any other Affiliate of the Parent or any Subsidiary) in a transaction permitted by Section 6.04, the Administrative Agent and the Collateral Agent may (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to subordinate any Liens created by any Loan Document with respect to such lease, sublease, easement, right-of-way, permit, license, restriction or the like to such Person. In connection with any such transaction, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 6.04.

(b) In the event that any Subsidiary Loan Party becomes an Unrestricted Subsidiary pursuant to Section 5.17, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to (i) release any Liens created by any Loan Document in respect of the assets of such Unrestricted Subsidiary and the Equity Interests in such Unrestricted Subsidiary and (ii) release such Subsidiary as a Guarantor under the Guaranty Agreement. In connection with the foregoing, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 5.17.

Section 9.18 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Parent, the Borrower or any other Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Parent or the Borrower. For purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent, the Borrower or any other Subsidiary or their businesses that is confidential or proprietary in nature or that is clearly identified as confidential at the time of delivery thereof, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.19 U.S.A. Patriot Act. Each Lender and each Agent hereby notifies the Loan Parties that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender Parties to identify the Loan Parties in accordance with the U.S.A. Patriot Act.

Section 9.20 No Fiduciary Duty. Each Lender Party and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties. Each of the Parent and the Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Loan Parties, their respective equityholders or their respective Affiliates. Each of the Parent and the Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, (b) in connection with such transactions (and any matters or processes leading to such transactions), each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of any Loan Party, any of its affiliates or any of their respective management, equityholders, creditors or any other Person, (c) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or by the other Loan Documents or the matters or processes leading thereto (irrespective of whether any Lender Party has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (d) each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Parent and the Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Parent and the Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

Section 9.21 Acknowledgment and Consent to Bail-in of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.22 Existing Credit Agreement; No Novation. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement as and in the manner set forth in the Restatement Agreement.

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EXHIBIT B

[separately attached]

Schedule 1.01

Storage Contracts

1.	Terminaling and Storage Agreement, effective September 17, 2010, by and between the Borrower and Conoco-Phillips Company.

2.	Terminaling and Storage Agreement #17-004 dated November 1, 2017 between the Borrower and Koch Supply & Trading, LP.

3.	Terminaling and Storage Agreement #14-004, effective January 29, 2014, by and between the Borrower and Chemoil Corporation as assigned to Glencore effective from August 16, 2014 and as amended by Addendum to Terminaling and Storage Agreement #14-004 A-3 between Glencore Ltd and Houston Fuel Oil Terminal Company dated November 26, 2014.

4.	Terminaling and Storage Agreement TSA #16-005 dated August 1, 2016 between the Borrower and P.M.I. Trading Limited as amended by First Amendment to Terminaling and Storage Agreement TSA#16-005 dated September 27, 2016, Addendum to Terminaling and Storage Agreement TSA #16-005-A2 dated April 24, 2018, and Addendum to Terminaling and Storage Agreement TSA #16-005-A3 dated May 24, 2018.

5.	Terminaling and Storage Agreement, effective April 1, 2012 and executed on March 29, 2012, by and between the Borrower and Chevron Marine Products, LLC as amended by Addendum to Terminaling and Storage Agreement dated December 1, 2014.

6.	Terminaling and Storage Agreement, effective April 1, 2010, by and between the Borrower and BP Products North America, Inc., as amended by the First Amendment to Terminaling and Storage Agreement, dated June 13, 2011, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated March 22, 2012 and further amended by the Third Amendment to Terminaling and Storage Agreement executed February 15, 2017.

7.	Terminaling and Storage Agreement #17-001 dated February 1, 2018 between the Borrower and BP Products North America, Inc. as further amended by the First Amendment to Terminaling and Storage Agreement TSA #17-001 dated May 1, 2018.

8.	Terminaling and Storage Agreement Number 13-001, entered into May 23, 2013, by and between the Borrower and Davison Petroleum Supply, LLC as amended by First Amendment to Terminaling and Storage Agreement Number 13-001 dated April 18, 2017.

9.	Terminaling and Storage Agreement Number 13-004, effective December 1, 2013 and entered into on May 1, 2014, by and between the Borrower and Davison Petroleum Supply LLC.

10.	Terminaling and Storage Agreement TSA #17-005 dated March 28, 2017 between the Borrower and Davison Petroleum Supply LLC.

11.	Terminaling and Storage Agreement TSA #15-002 dated April 20, 2015 between the Borrower and Fortis International Energy, Ltd. as amended by Addendum to Terminaling and Storage Agreement TSA #15-002-A1 dated August 1, 2017.

12.	Terminaling and Storage Agreement TSA #16-004 dated May 13, 2016 between the Borrower and Rio Energy International, Inc.

13.	Terminaling and Storage Agreement 14-001 dated March 31, 2014 between the Borrower and Shell Trading (US) Company.

14.	Terminaling and Storage Agreement 15-003 dated June 1, 2015 between the Borrower and Shell Trading (US) Company as amended by Addendum to Terminaling and Storage Agreement TSA #15-003-A1 dated June 1, 2015, Addendum to Terminaling and Storage Agreement TSA #15-003-A2 dated January 1, 2016 and Addendum to Terminaling and Storage Agreement TSA #15-003-A3 dated January 1, 2016.

15.	Terminaling and Storage Agreement #16-007 dated October 31, 2016 between the Borrower and Shell Oil Company.

16.	Terminaling and Storage Agreement dated October 22, 2014 and effective on November 1, 2014 between the Borrower and Tauber Oil Company as amended by Addendum to Terminaling and Storage Agreement TSA #14-010-01 dated May 6, 2016 and Addendum to Terminaling and Storage Agreement TSA #14-010-A2 dated September 20, 2016.

17.	Terminaling and Storage Agreement, entered into August 2, 2011, by and between the Borrower and Trafigura AG, as amended by the First Amendment to Terminaling and Storage Agreement, dated November 26, 2012, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated June 28, 2013 as amended by the Third Amendment to Terminaling and Storage Agreement dated June 28, 2013 and Fourth Amendment to Terminaling and Storage Agreement dated June 21, 2017.

18.	Crude Oil Terminaling and Storage Agreement, effective August 1, 2006, by and between the Borrower and Deer Park Refining Limited Partnership, as amended by the First Amendment to Crude Oil Terminaling and Storage Agreement, dated December 21, 2010, and as further amended by the Second Amendment to Crude Oil Terminaling and Storage Agreement, dated September 12, 2012 as amended further by Third Amendment dated August 1, 2016 and Fourth Amendment dated October 1, 2016.

19.	Fuel Oil Terminaling and Storage Agreement, effective October 1, 2006, by and between the Borrower and Valero Marketing and Supply Company, as amended by the letter agreement dated October 19, 2009, as further amended by the Second Amendment to Fuel Oil Terminaling and Storage Agreement, dated January 12, 2010, and as further amended by the Third Amendment to Fuel Oil Terminaling and Storage Agreement, dated September 20, 2010.

20.	Terminaling and Storage Agreement #14-002 dated December 22, 2014 between the Borrower and Valero Marketing and Supply Company.

21.	Terminaling and Storage Agreement #16-006 dated October 2016 and effective from November 1, 2016 between the Borrower and Valero Marketing and Supply Company.

22.	Terminaling and Storage Agreement #14-005 Tanks and Barge Dock, entered into May 5, 2014, by and between the Borrower and Bayview Refining Company, LLC.

23.	Terminaling and Storage Agreement #14-006 “AGO,” entered into May 5, 2014, by and between the Borrower and Bayview Refining Company, LLC.

24.	Terminaling and Storage Agreement TSA #16-001 dated August 12, 2016 between the Borrower and Mercuria Energy Trading, Inc. as amended by Addendum to Terminaling and Storage Agreement #16-001-A1 effective September 1, 2016.

25.	Terminaling and Storage Agreement 14-007, entered into May 14, 2014, by and between the Borrower and Motiva Enterprises LLC as amended by Addendum #1 executed September 18, 2015, Addendum to Terminaling and Storage Agreement TSA #14-007-A1 executed December 10, 2015, Amendment No. 1 to Terminaling and Storage Agreement TSA #14-007-A2 executed August 25 & 26, 2016, Second Amendment to Terminaling and Storage Agreement TSA #14-007 executed January 31, 2017, Third Amendment to Terminaling and Storage Agreement TSA #14-007-A4 executed January 31, 2017, Fourth Amendment to Terminaling and Storage Agreement TSA #14-007-A5 executed April 19, 2017, Fifth Amendment to Terminaling and Storage Agreement TSA #14-007-A6 executed May 31, 2017, Sixth Amendment to Terminaling and Storage Agreement TSA #14-007-A7 effective September 22, 2017, the Seventh Amendment to Terminaling and Storage Agreement 14-007-A8 executed in October 2017 but effective as of September 1, 2017, Addendum to Terminaling and Storage Agreement TSA #14-007-A9 dated November 9, 2017 and Addendum to Terminaling and Storage Agreement TSA #14-007-A10.

26.	Terminaling and Storage Agreement 14-009, dated July 31, 2014 and effective August 1, 2014, by and between the Borrower and Freepoint Commodities Trading and Marketing LLC amended by Addendum to Terminaling and Storage Agreement TSA #14-009-A1 dated April 13, 2015, Addendum to Terminaling and Storage Agreement TSA #14-009-A2 effective August 1, 2015, Addendum to Terminaling and Storage Agreement TSA #14-009-A3 effective October 29, 2015, Fourth Addendum to Terminaling and Storage Agreement TSA #14-009-A4 effective August 1, 2016, Addendum to Terminaling and Storage Agreement TSA #14-009-A5 effective January 19, 2017 and Addendum to Terminaling and Storage Agreement TSA #14-009-A6 effective December 7, 2017.

27.	Terminaling and Storage Agreement TSA #17-012 dated December 13, 2017 between the Borrower and Ameriblend Inc.

28.	Terminaling and Storage Agreement dated June 1, 2018 between the Borrower and ExxonMobil Oil Corporation.

29.	Terminaling and Storage Agreement TSA #16-003 dated February 3, 2016 between the Borrower and Repsol Trading USA Corporation as amended by Addendum to Terminaling and Storage Agreement TSA #16-003-A1 effective May 1, 2016.

30.	Terminaling and Storage Agreement TSA #17-007 dated October 10, 2017 between the Borrower and Peninsula Petroleum Inc.

31.	Terminaling and Storage Agreement #14-003 dated August 8, 2014 between the Borrower and Occidental Energy Marketing, Inc.

32.	Terminaling and Storage Agreement dated January 20, 2016 between the Borrower and Houston Refining LP Crude Oil.

Schedule 2.01

Commitments

On file with the Administrative Agent.

Schedule 3.02

Schedule 3.05

Government Consents

None.

Schedule 3.08(b)

Owned Real Property

Record Owner	Street Address	County	State

HFOTCO LLC	16642 Jacintoport Blvd.	Harris	TX

HFOTCO LLC	1201 S. Sheldon Rd.	Harris	TX

HFOTCO LLC	1515 S. Sheldon Rd.	Harris	TX

HFOTCO LLC	0 Moore Rd.	Harris	TX

HFOTCO LLC	15915 Jacintioport Blvd.	Harris	TX

HFOTCO LLC	15855 Jacintoport Blvd.	Harris	TX

Schedule 3.08(c)

Leased Real Property

Lessor	Street Address	County	State	Lessee	Expiration Date of Lease

Johann Haltermann, Ltd.	16717 Jacintoport Blvd.	Harris	TX	HFOTCO LLC	March 31, 2051

Port of Houston Authority of Harris County, Texas	None (Pipeline Lease)	Harris	TX	HFOTCO LLC	January 31, 2041

Port of Houston Authority of Harris County, Texas	None (“Dock 5” Lease)	Harris	TX	HFOTCO LLC	September 30, 2043

Stolthaven Houston Inc.	None (“Dock 6” Lease)	Harris	TX	HFOTCO LLC	Construction Option Term July 7, 2022 Operational Term July 7, 2072

Schedule 6.01

Liens

DEBTOR	SECURED PARTY	COLLATERAL	FILING OFFICE AND JURISDICTION	ORIGINAL FILE DATE AND NUMBER
HFOTCO LLC	Toshiba America Business Solutions, Inc.	All equipment leased or financed under that certain Equipment Lease Agreement No. 7733325- 001	Secretary of State, State of Texas	3/27/2012 #12-0009481540

Schedule 6.02

Indebtedness

None.

Schedule 6.07

Investments

None.

Schedule 6.13

Restrictive Agreements

None.

Schedule 9.01

Notice Addresses

With respect to the Parent and Borrower:

HFOTCO LLC

1201 South Sheldon Road

Houston, TX 77015

Attention: Alisa Perkins

Telephone: 918.524.8081

Email: aperkins@SEMGROUPCORP.COM

Attention: William Gault

Telephone: 918.524.8562

Email: WGault@SEMGROUPCORP.COM

With a copy to:

SemGroup Corporation

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136

Attention: Alisa Perkins

Telephone: 918.524.8081

Email: aperkins@SEMGROUPCORP.COM

Attention: William Gault

Telephone: 918.524.8562

Email: WGault@SEMGROUPCORP.COM

With respect to the Administrative Agent:

For borrowing/conversion requests, notices related payments and other operational notices:

TD Securities

Ernst & Young Tower

222 Bay Street, 15th Floor

Toronto, ON, M5K 1A2

Attn: Ben Chu

Telephone: 416-982-3567

Email: benjamin.chu@tdsecurities.com

Email: tdsagencyadmin@tdsecurities.com

For all other notices:

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019

Attn: Marin Gagliardi

Telephone: 212-827-7751

Email: Marin.Gagliardi@tdsecurities.com

Attn: Fadi Aboosh

Telephone: 212-827-6829

Email: Fadi.Aboosh@tdsecurities.com

With respect to the Collateral Agent:

Collateral Agent’s Office (for payments):

Bank of America, N.A.

Credit Services – Servicing Dallas

901 Main Street

Dallas, Texas 75202-3714

Attention: Angie Hidalgo

Telephone: (972) 338-3768

Email: angie.hidalgo@baml.com

Payment Instructions:

Bank of America, NA

ABA Number – 026009593

Account Number – 1292000883

Account Name – Credit Services

Reference – HFOTCO/Angie Hidalgo

Other Notices as Collateral Agent:

Bank of America Merrill Lynch

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Telephone: (980) 386-3475

Facsimile: (704) 409-0918

Email: priscilla.l.baker@baml.com

EXHIBIT C

[separately attached]

Exhibit A

to Credit Agreement

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Lender Administrative Questionnaire

Borrower:	HFOTCO LLC

Agent	Toronto Dominion (Texas) LLC	Return To:

Address:		Facsimile: E-mail: Telephone:

Legal Name of Lender:

Signature Block Information:

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment)

Lender Parent:

Signing Credit Agreement ☐

Coming in via Assignment ☐

Domestic Address	Eurodollar Address

Contacts

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-mail Address:

	Bid Contact	LC Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-mail Address:

Lender’s Domestic Wire instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
Attention:
Reference:

TAX DOCUMENTS

NON-U.S. LENDER INSTITUTIONS:

I.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: (a) Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), (b) Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) or (c) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting). The Form W-8BEN-E and Form W-8EXP also require certain certifications and information related to the institution’s Chapter 4 Status (“FATCA” status).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN –E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.	Flow-Through Entities:

If your institution is organized outside the United States, and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date you become a lender under the Credit Agreement. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

Exhibit B

to Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Documents or any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower:	HFOTCO LLC

4.	Administrative Agent:	Toronto Dominion (Texas) LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement, dated as of June [ ], 2018, among Buffalo Gulf Coast Terminals LLC, HFOTCO LLC, the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent

7.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned[1]	Aggregate Amount of Commitment/ Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned[3]	Percentage Assigned of Commitment/ Loans		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

8.	Effective Date:	, 20 [To be inserted by the Administrative Agentand which shall be the Effective Date of recordation of transfer in the register therefor.].

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche B Term Loan Commitment,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][4] Accepted:

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

[HFOTCO LLC

By:
Name:
Title:]

[4]	To be included only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be included only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) [reserved]; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations of any Person other than the Assignor made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower, any of the other Subsidiaries or any Affiliate of the foregoing or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower, any of the other Subsidiaries or any Affiliate of the foregoing or any other Person of any of such Person’s respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission in “.pdf’ or comparable format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit C

to Credit Agreement

FORM OF BORROWING REQUEST

Date:                   ,         6

Requested Effective Date:                   ,

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attn:

Re: HFOTCO LLC – Borrowing Request

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined in this request (this “Borrowing Request”) shall have the meaning assigned to such term in the Credit Agreement.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(a)	Class of Borrowing:[7]

(b)	Aggregate principal amount of Borrowing:

(c)	Date of Borrowing (which is a Business Day):

(d)	[Type of Borrowing[8]:]

[6]	To be delivered (i) if such Borrowing is a, Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) if such Borrowing is an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.
[7]	Specify Tranche B Term Borrowing or an Incremental Term Borrowing of a particular Series.
[8]	Specify ABR Borrowing or Eurodollar Borrowing.

C-1

	[Interest Period[9]:]	months

(e)	Funds are requested to be disbursed to:	[insert account information]

*        *        *

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first above written.

HFOTCO LLC

By:
Name:
Title:

[9]	This information is only required for a Eurodollar Borrowing and may be one, two, three or six months.

C-2

Exhibit D

to Credit Agreement

FORM OF INTEREST ELECTION REQUEST

Date:                   ,         10

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attn: [            ]

Ladies and Gentlemen:

Re: HFOTCO LLC – Interest Election Request

Reference is made to the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders from time to time party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement.

Pursuant to Section 2.07 of the Credit Agreement, the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing and each resulting Borrowing:

1. Borrowing to which this request applies:
Aggregate principal amount:
Class:
Type:
[Last day of the current
Interest Period:11]

2. Effective date of this election (which is a Business Day):

[10]	To be delivered by the time that the Borrowing Request would be required under Section 2.03 of the Credit Agreement if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
[11]	This information is only required for a Eurodollar Borrowing.

D-1

3. Resulting Borrowing[s]:[12]
Aggregate principal amount:[13]
Type:[14]
[Interest Period:][15]

Very truly yours,

HFOTCO LLC

By:
Name:
Title:

[12]	If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.
[13]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.
[14]	Specify ABR Borrowing or Eurodollar Borrowing.
[15]	This information is only required for a Eurodollar Borrowing.

D-2

Exhibit E

to Credit Agreement

FORM OF TERM NOTE

THIS TERM NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$ [ ]	New York, New York Date: , 20

FOR VALUE RECEIVED, the undersigned, HFOTCO LLC, a Texas limited liability company (the “Borrower”), hereby unconditionally promises to pay to [insert name of Lender] (the “Payee”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Tranche B Term Maturity Date the principal amount of (a) $[                    ], or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Payee under the Credit Agreement. The principal amount shall also be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this promissory note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Subject to the entries made in the Register maintained pursuant to Section 2.09(c) of the Credit Agreement, each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not limit or otherwise affect the obligations of the Borrower in respect of any Loan.

This Note is (a) one of the promissory notes relating to Loans referred to in the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), the Borrower, the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent, (b) subject to the terms, conditions and other provisions of the Credit Agreement, to which reference is made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid and (c) subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

This Note is a registered Note and, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTION 1271, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [                ], [                ]], AT HFOTCO LLC, 1201 SOUTH SHELDON ROAD, HOUSTON, TX 77015, TEL: [                ], WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT].

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

HFOTCO LLC

By:

Name:
Title:

Schedule A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit F

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Parent and the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.

This Compliance Certificate, dated as of [            ], 20[    ] (this “Compliance Certificate”), is delivered to you pursuant to Section 5.08 of the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined in this Compliance Certificate shall have the meaning assigned to such term in the Credit Agreement.

Each of the undersigned hereby certifies, on behalf of the Parent or the Borrower, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, having the title set forth next to my signature below.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents that are relevant to the furnishing of this Compliance Certificate and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent and the Subsidiaries from the beginning of the [Fiscal Quarter] [Fiscal Year] covered by the financial statements attached hereto as Annex 1 (the “Financial Statements”) to the date hereof. The examination described in this paragraph 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of such period [, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Parent or the Borrower has taken, is taking, or proposes to take with respect to each such condition or event].

4. The Available Amount as of the last day of the [Fiscal Quarter] [Fiscal Year] to which the Financial Statements relate is $[___]. Attached hereto as Annex 2 is the calculation of such Available Amount[ and details of the Available Amount Expenditures during such [Fiscal Quarter] [Fiscal Year]].

5. [Attached hereto as Annex 3 are consolidating financial statements for the [Fiscal Quarter] [Fiscal Year] to which the Financial Statements relate reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries from the Financial Statements.]16

[6][7]. Concurrently with the delivery of this Compliance Certificate, each of the Parent and the Borrower has delivered or caused to be delivered or shall deliver or cause to be delivered to the Administrative Agent a Perfection Certificate Supplement in accordance with Section 4.01(b) of the Security Agreement.]17

[Signature Page Follows]

[16]	To be included only if there are any Unrestricted Subsidiaries during the Fiscal Quarter or Fiscal Year covered by the Financial Statements.
[17]	To be included in each Compliance Certificate delivered with respect to a Fiscal Year.

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Compliance Certificate on behalf of the Parent or the Borrower, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:

Name:
Title:

HFOTCO LLC

By:

Name:
Title:

Annex 1

[Attach financial statements]

Annex 2 – Available Amount

The information described herein is as of _____, 20___, and pertains to the period from , 20         to            , 20        . Section references herein relate to Sections of the Credit Agreement.

Available Amount: (i) + [(ii) – (iii) – (iv)] =			$[ , , ]

(i)		the greater of (x) $110,000,000 and 75% of IKE-Adjusted EBITDA as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) of the Credit Agreement (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters most recently ended prior to the date of the Credit Agreement)

$[ ]

(ii)	Available Equity Amount (a) + (b)

	The aggregate amount received by the Parent and contributed to the Borrower subsequent to the Effective Date constituting either:		$[ , , ]

	(a)	Cash equity contributions (in the form of common equity) made to the Parent by any Person other than the Borrower or any other Restricted Subsidiary	$[ , , ]

	(b)	Net Issuance Proceeds from any sale or issuance of common Equity Interests in the Parent	$[ , , ]

(iii)	The aggregate amount of Investments made pursuant to Section 6.07(m) subsequent to the Effective Date as of such time		$[ , , ]

(iv)	Available Amount Expenditures		$[ , , ]

	(a)	Restricted Payments made pursuant to Section 6.03(a)(iii)	$[ , , ]

	(b)	payments of or in respect of Indebtedness pursuant to Section 6.03(b)(v)	$[ , , ]

	(c)	Investments made pursuant to Section 6.07(n)	$[ , , ]

Exhibit G-1

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Date:                , 20

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [            ]

Re:    HFOTCO LLC – Certificate of Non-U.S. Lender

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [__], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”) the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

G-1-1

*    *     *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF LENDER]

By:

Name:
Title:

G-1-2

Exhibit G-2

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Date:             , 20

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [            ]

Re:    HFOTCO LLC – Certificate of Non-U.S. Participant

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [        ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”) the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

*    *     *

G-2-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF PARTICIPANT]

By:

Name:
Title:

G-2-2

Exhibit G-3

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Date:                 , 20

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [            ]

Re:    HFOTCO LLC – Certificate of Non-U.S. Participant

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [        ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”) the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and

G-3-1

(2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

*    *     *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF PARTICIPANT]

By:
Name:
Title:

G-3-2

Exhibit G-4

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Date:            , 20

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [            ]

Re:	HFOTCO LLC – Certificate of Non-U.S. Lender

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”) the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the

G-4-1

portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

*    *     *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

G-4-2

Exhibit H-1

to Credit Agreement

FORM OF EFFECTIVE DATE CERTIFICATE

This Effective Date Certificate, dated as of [        ], 2018 (this “Certificate”), is delivered pursuant to Section 4.01(b) of the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined in this Certificate shall have the meaning assigned to such term in the Credit Agreement.

Each of the undersigned hereby certifies, on behalf of the Parent or the Borrower, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, having the title set forth next to my signature below, and, as such, I am authorized to execute and deliver this Certificate on behalf of the Parent or the Borrower, as applicable.

2. I have reviewed the terms of Articles III and IV of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. The conditions precedent set forth in Section 4.01(e) of the Credit Agreement have been satisfied as of the date hereof.

4. The representations and warranties set forth in Article III of the Credit Agreement and the other Loan Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date.

5. At the time of and immediately after the date hereof, no Default or Event of Default shall have occurred and be continuing.

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Certificate on behalf of the Parent or the Borrower, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

H-1-1

BUFFALO GULF COAST TERMINALS LLC

By:
Name:
Title:

HFOTCO LLC

By:
Name:
Title:

H-1-2

Exhibit H-2

to Credit Agreement

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate, dated as of [        ], 2018 (this “Solvency Certificate”), is delivered pursuant to Section 4.01(b) of the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined in this Certificate shall have the meaning assigned to such term in the Credit Agreement.

It is understood that the Administrative Agent and the other Secured Parties are relying on the truth and accuracy of this Solvency Certificate in connection with the Transactions.

Each of the undersigned hereby certifies, on behalf of the Parent or the Borrower, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Borrower, as applicable, having the title set forth next to my signature below, and, as such, I am authorized to execute and deliver this Certificate on behalf of the Parent or the Borrower, as applicable.

2. I am generally familiar with the properties, businesses and assets of the Loan Parties and have reviewed the provisions of the Credit Agreement and the other Loan Documents that are relevant to the furnishing of this Solvency Certificate and the contents of this Solvency Certificate, and in my opinion I have made, or caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to in this Solvency Certificate. The financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

3. On the date hereof, immediately after giving effect to the Transactions, the fair value of the aggregate assets of the Loan Parties, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties.

4. On the date hereof, immediately after giving effect to the Transactions, the present fair value of the property of the Loan Parties is greater than the amount that will be required to pay the probable liabilities of the Loan Parties on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. I have assumed that in this context “present fair value” means the price available upon the sale of such assets by a willing seller to a willing buyer, where material information as to the asset and the market for such asset is known to both, and where the sale is executed with commercially reasonable promptness.

H-2-1

5. On the date hereof, immediately after giving effect to the Transactions, the Loan Parties are able to pay their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (after giving effect to any guarantees and credit support).

6. On the date hereof, immediately after giving effect to the Transactions, the Loan Parties do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof (after giving effect to any guarantees and credit support). I have assumed for purposes of reaching this conclusion that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Loan Parties in light of the projections made on the date hereof and available credit capacity (as the same may be restricted by the terms and conditions of the Loan Documents).

*    *     *

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Solvency Certificate on behalf of the Parent or the Borrower, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:
Name:
Title:

HFOTCO LLC

By:
Name:
Title:

H-2-2

Exhibit I

to Credit Agreement

FORM OF INSURANCE BROKER’S CERTIFICATE

[Insert Insurance Broker’s Letterhead]

[•], 2018

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [        ]

Bank of America, N.A.,

as Collateral Agent

[One Bryant Park

New York, NY 10036]

Attention:

Re:	HFOTCO LLC

Ladies and Gentlemen:

The undersigned, a duly authorized officer of [•] (the “Insurance Broker”), hereby provides this letter (this “Insurance Broker’s Certificate”) to you in accordance with Section 5.13 of the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders party thereto from time to time, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used by not otherwise defined in this Insurance Broker’s Certificate shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement.

I, on behalf of the Insurance Broker, do hereby certify to the Administrative Agent as of the date hereof that:

1.	Attached hereto as Appendix A are certificates of insurance and/or certified copies of the insurance policies of the Borrower and its Subsidiaries.

2.	Attached hereto as Appendix B is an accurate and complete list of the Loan Parties’ insurance coverages which have been obtained to date in connection with the properties and businesses of the Loan Parties. Such insurance coverages are in full force and effect as of the date hereof, and all premiums due and payable on or prior to the date hereof have been paid in full by the Loan Parties.

3.	In our view, the Loan Parties’ insurance coverages (as represented by the certificates or policies provided as Appendix A) meet or exceed the insurance requirements specified in Section 5.13 of the Credit Agreement.

The Insurance Broker acknowledges that, pursuant to the Credit Agreement, the Lender Parties are providing financing to the Borrower, and in so doing are relying on this Insurance Broker’s Certificate with respect to the insurance policies of the Loan Parties and their respective properties and businesses.

*    *     *

IN WITNESS WHEREOF, the Insurance Broker has caused this Insurance Broker’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Broker as of the date first written above.

[•]

By:
Name:
Title:

Appendix A

to Insurance Broker’s Certificate

[Attach certificates of insurance and/or certified copies of the insurance policies]

Appendix B

to Insurance Broker’s Certificate

[Attach list of insurance coverages]

Exhibit J

to Credit Agreement

FORM OF PREPAYMENT NOTICE

Date:             , 201__18

Toronto Dominion (Texas) LLC,

as Administrative Agent

[            ]

Attention: [            ]

Re:	HFOTCO LLC – Prepayment Notice

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of June [    ], 2018 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the Lenders from time to time party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent, and Bank of America, N.A., as Collateral Agent. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to Section 2.10(e) of the Credit Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1.	Select Type(s) of Borrowing:

☐	ABR Borrowing in an aggregate principal amount of $ .

☐	Eurodollar Borrowing with an Interest Period ending , 20 in the aggregate principal amount of $_________.

2.	On , 20 (a Business Day).

[3. Attached hereto as Appendix A is a calculation of the amount of the prepayment contemplated hereby]19

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement (including Sections 2.08 and 2.09 thereof).

[18]	To be delivered not later than 12:00 noon, New York City time, (a) in the case of an ABR Borrowing, one Business Day before the date of the proposed prepayment and (b) in the case of a Eurodollar Borrowing, three Business Days before the date of the proposed prepayment.
[19]	This information is only required for a mandatory prepayment.

J-1

*    *     *

HFOTCO LLC

By:
Name:
Title:

J-2

Exhibit K

to Credit Agreement

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Dated as of [                ], 20[     ]

among

BUFFALO GULF COAST TERMINALS LLC,

HFOTCO LLC,

THE OTHER GRANTORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as the Collateral Agent for the First Lien Secured Parties and

as the First Lien Authorized Representative for the Bond Facility Secured Parties

TORONTO DOMINION (TEXAS) LLC.,

as the First Lien Authorized Representative for the Credit Facilities Secured Parties

[                ],

as the Second Lien Authorized Representative for the Initial Second Lien Secured Parties

and

THE OTHER AUTHORIZED REPRESENTATIVES PARTY HERETO

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among BUFFALO GULF COAST TERMINALS LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the other Grantors party hereto, BANK OF AMERICA, N.A., in its capacity as collateral agent for the First Lien Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Collateral Agent”), and as First Lien Authorized Representative for the Bond Facility Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Bond Facility Administrative Agent”), TORONTO DOMINION (TEXAS) LLC, in its capacity as First Lien Authorized Representative for the Credit Facilities Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Credit Facilities Administrative Agent”) and [INSERT NAME AND CAPACITY], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Initial Second Lien Authorized Representative”) and each additional Authorized Representative that from time to time becomes a party hereto in accordance with Section 8.10.

In consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Grantors, the First Lien Collateral Agent, the Bond Facility Administrative Agent (for itself and on behalf of the Bond Facility Secured Parties), the Credit Facilities Administrative Agent (for itself and on behalf of the Credit Facilities Secured Parties, the Initial Second Lien Authorized Representative (for itself and on behalf of the Initial Second Lien Secured Parties), each additional First Lien Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) and each additional Second Lien Authorized Representative (for itself and on behalf of the Second Lien Secured Parties of the applicable Series) agree as follows:

1.

DEFINITIONS

(a) Certain Defined Terms.

(i) Other than the terms set forth in Section 1.01(b), each capitalized term used and not otherwise defined herein (including the preamble, recitals, exhibits and schedules hereof) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Bond Facility Agreement or the Credit Facilities Agreement, as applicable, or, if defined in the UCC, the meaning assigned to such term therein.

(ii) In addition to the terms defined in the Bond Facility Agreement, the Credit Facilities Agreement, the preamble and the recitals, as applicable, the following terms shall have the following respective meanings:

“Additional First Lien Documents” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional First Lien Obligations” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional First Lien Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional Second Lien Documents” shall mean, with respect to any Series of Additional Second Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Additional Second Lien Obligations, including each agreement entered into for the purpose of securing such Additional Second Lien Obligations; provided that, in each case, such Additional Second Lien Obligations have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.10(b).

“Additional Second Lien Obligations” shall mean, with respect to any Series of Additional Second Lien Documents, the Second Lien Obligations with respect to such Series of Additional Second Lien Documents that have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.10(b).

“Additional Second Lien Secured Parties” shall mean, with respect to any Series of Additional Second Lien Obligations, the holders of such Additional Second Lien Obligations and any Second Lien Authorized Representative with respect thereto.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable First Lien Secured Parties” shall mean, at any time, the Secured Parties entitled to direct the Collateral Agent at such time pursuant to the First Lien Intercreditor Agreement.

“Applicable Second Lien Secured Parties” shall mean, at any time, Second Lien Secured Parties owed, having or holding Second Lien Obligations representing more than 50% of the Second Lien Obligations at such time.

“Authorized Representatives” shall mean the First Lien Authorized Representatives and the Second Lien Authorized Representatives.

“Bankruptcy Case” shall mean a case under the Bankruptcy Code.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Bond Facility Administrative Agent” shall have the meaning assigned to such term in the recitals.

“Bond Facility Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral” shall mean the First Lien Collateral and the Second Lien Collateral.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Credit Facilities Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Debtor Relief Law” shall mean any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization or similar debtor relief laws affecting the rights, remedies, powers, privileges or benefits of creditors generally from time to time in effect.

“Designated Second Lien Authorized Representative” shall mean (a) the Initial Second Lien Authorized Representative, until such time as the Initial Second Lien Obligations cease to be the only Series of Second Lien Obligations hereunder, and (b) thereafter, the Second Lien Authorized Representative designated from time to time by the Applicable Second Lien Secured Parties, in a notice to the First Lien Collateral Agent, the Parent and the Borrower, as the “Designated Second Lien Authorized Representative” for purposes hereof.

“Discharge” shall mean, with respect to any Series of Secured Obligations, the date on which all principal, premium, if any, interest, fees and other amounts due or outstanding under the First Lien Documents or Second Lien Documents, as the case may be, evidencing or governing such Series of Secured Obligations has been paid in full (or, in the case of the Bond Facility Documents Obligations, the Bonds have been repurchased in full by the Parent, the Borrower or an Affiliate thereof) and all commitments thereunder have terminated and all guarantees guaranteeing and all Liens securing such Series of Secured Obligations have been discharged and released. The term “Discharged” shall have a corresponding meaning.

“First Lien Authorized Representative” shall mean each “Authorized Representative” under and as defined in the First Lien Intercreditor Agreement.

“First Lien Authorized Representative Joinder Agreement” shall mean an “Authorized Representative Joinder Agreement” under and as defined in the First Lien Intercreditor Agreement.

“First Lien Collateral” shall mean all assets and properties that are (or are required by any First Lien Document to be) subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

K4

“First Lien Collateral Agent” shall have the meaning assigned to such term in the preamble.

“First Lien Documents” shall have the meaning assigned to such term in the First Lien Security Agreement.

“First Lien Event of Default” shall mean an “Event of Default” under and as defined in any First Lien Document.

“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of August 19, 2014 (as amended restated, supplemented or otherwise modified from time to time), among the Parent, the Borrower, the other Loan Parties party thereto, the First Lien Collateral Agent, the Bond Facility Administrative Agent, the Credit Facilities Administrative Agent and each additional First Lien Authorized Representative from time to time party thereto.

“First Lien Obligations” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“First Lien Secured Parties” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“First Lien Security Agreement” shall mean the Pledge and Security Agreement, dated as of August 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time), among the Parent, the Borrower, the other Grantors party thereto and the First Lien Collateral Agent.

“First Lien Security Documents” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Grantor Joinder Agreement” shall mean a written instrument substantially in the form of Exhibit B.

“Grantors” shall mean the Parent, the Borrower and each other Subsidiary or direct or indirect parent company of the Parent which has granted a security interest pursuant to any Security Document to secure any Series of Secured Obligations.

“Initial Second Lien Documents” shall mean the [[Indenture] dated as of [ ], 20[ ], by and among [ ]], and the notes, security documents and other operative agreements evidencing or governing the Initial Second Lien Obligations, including each agreement entered into for the purpose of securing the Initial Second Lien Obligations.

“Initial Second Lien Obligations” shall mean the Second Lien Obligations with respect to the Initial Second Lien Documents.

“Initial Second Lien Secured Parties” shall mean the holders of the Initial Second Lien Obligations and the Initial Second Lien Authorized Representative.

“Initial Second Lien Authorized Representative” shall have the meaning assigned to such term in the preamble.

“Insolvency or Liquidation Proceeding” shall mean:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(2) any proceeding for the reorganization of any Grantor, any receivership or any other similar case or proceeding with respect to any Grantor or a material portion of its property, in each case whether voluntary or involuntary;

(3) any liquidation, dissolution or winding up of or relating to any Grantor, in each case whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or marshaling of assets or liabilities relating to any Grantor.

“Loan Parties” shall mean the Parent, the Borrower and each other Subsidiary or direct or indirect parent company of the Parent which has (a) granted a security interest pursuant to any Security Document to secure any Series of Secured Obligations or (b) guaranteed any Series of Secured Obligations pursuant to any First Lien Document or Second Lien Document, as the case may be.

“New Second Lien Authorized Representative” shall have the meaning assigned to such term in Section 8.10(b)(ii).

“New Second Lien Documents” shall have the meaning assigned to such term in Section 8.10(b)(i).

“New Second Lien Obligations” shall have the meaning assigned to such term in Section 8.10(b).

“New Second Lien Secured Parties” shall have the meaning assigned to such term in Section 8.10(b)(ii).

“Officer’s Certificate” has the meaning assigned to such term in Section 8.09.

“Parent” shall have the meaning assigned to such term in the preamble.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.05(a).

“Possessory Collateral” shall mean any Shared Collateral in the possession of the First Lien Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the First Lien Collateral Agent under the terms of the First Lien Security Documents.

“Proceeds” shall mean the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party from a Second Lien Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.

“Recovery” shall have the meaning assigned to such term in Section 6.04.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Authorized Representative” shall mean (a) in the case of the Initial Second Lien Obligations, the Initial Second Lien Authorized Representative and (b) in the case of any Series of Additional Second Lien Obligations or Additional Second Lien Secured Parties that become subject to this Agreement after the date hereof, the Second Lien Authorized Representative named for such Series in the applicable Second Lien Authorized Representative Joinder Agreement.

“Second Lien Authorized Representative Joinder Agreement” shall mean a written instrument substantially in the form of Exhibit A.

“Second Lien Collateral” shall mean all assets and properties that are (or are required by any Second Lien Document to be) subject to Liens created pursuant to any Second Lien Security Document to secure one or more Series of Second Lien Obligations.

“Second Lien Document” shall mean (a) each Initial Second Lien Document and (b) each Additional Second Lien Document.

“Second Lien Obligations” shall mean, with respect to any Series of Second Lien Documents, (a) all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with such Series of Second Lien Documents, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, whether or not allowed in such proceeding) on the Indebtedness under such Series of Second Lien Documents and reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the related Second Lien Secured Parties that are required to be paid by any of the Loan Parties pursuant to such Series of Second Lien Documents) or otherwise with respect to the Indebtedness under such Series of Second Lien Documents and (b) all other amounts due to the related Second Lien Secured Parties under or in respect of such Series of Second Lien Documents, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due whether evidenced in writing or not, together with all costs, expenses (including attorneys’ fees incurred in the enforcement or collection thereof), and interest accruing thereon including interest accruing after the commencement of any proceedings against any Loan Party under any Debtor Relief Law, whether or not allowed in such proceeding.

“Second Lien Secured Parties” shall mean (a) the Initial Second Lien Secured Parties and (b) any Additional Second Lien Secured Parties.

“Second Lien Security Documents” shall mean each agreement entered into in favor of any Second Lien Authorized Representative for the purpose of securing any Series of Second Lien Obligations.

“Secured Obligations” shall mean the First Lien Obligations and the Second Lien Obligations.

“Secured Parties” shall mean the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” shall mean the First Lien Security Documents and the Second Lien Security Documents.

“Series” shall mean (a) with respect to the First Lien Secured Parties, any First Lien Obligations or any First Lien Documents, each “Series” (under and as defined in the First Lien Intercreditor Agreement) thereof and (b)(i) with respect to the Second Lien Secured Parties, each of (A) the Initial Second Lien Secured Parties (in their capacities as such) and (B) the Additional Second Lien Secured Parties that become subject to this Agreement after the date hereof and that are represented by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Secured Parties), (ii) with respect to any Second Lien Obligations, each of (A) the Initial Second Lien Obligations and (B) the Additional Second Lien Obligations incurred pursuant to any Additional Second Lien Document which, pursuant to any Second Lien Authorized Representative Joinder Agreement, are to be represented hereunder by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Obligations) and (iii) with respect to any Second Lien Documents, each of (A) the Initial Second Lien Documents and (B) the Additional Second Lien Documents evidencing or governing Additional Second Lien Obligations which, pursuant to any Second Lien Authorized Representative Joinder Agreement, are to be represented hereunder by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Obligations).

“Shared Collateral” shall mean, at any time, First Lien Collateral in which the holders of at least one Series of Second Lien Obligations (or its Authorized Representative) holds a valid and perfected security interest at such time. If, at any time, any portion of the First Lien Collateral does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of the First Lien Collateral shall constitute Shared Collateral only with respect to those Series of Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Shared Collateral for any Series of Second Lien Obligations which does not have a valid and perfected security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” shall mean, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

(b) Terms Generally. The following rules of interpretation shall apply to this Agreement:

(i) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) all references herein to Articles, Sections, Exhibits, Schedules, recitals and the preamble shall be deemed references to Articles and Sections of, and Exhibits, Schedules, recitals and the preamble to, this Agreement unless the context shall otherwise require;

(v) the term “or” is not exclusive;

(vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and (vii) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in any First Lien Document or Second Lien Document).

2.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

(a) Subordination. (i) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Lien Authorized Representative or any Second Lien Secured Party on the Shared Collateral or of any Liens granted to the First Lien Collateral Agent or the First Lien Secured Parties on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Lien Document or any First Lien Document or any other circumstance whatsoever, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby agrees that (a) any Lien on the Shared Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or other agent or trustee therefor or any First Lien Secured Party, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Lien Obligations and (b) any Lien on the Shared Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Authorized Representative or other agent or trustee therefor or any Second Lien Secured Party, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing the First Lien Obligations. All Liens on the Shared Collateral securing the First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any Series of First Lien Obligations are subordinated to any Lien securing any other obligation of the Parent, the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) Nature of First Lien Obligations. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges that (a) a portion of the First Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the First Lien Documents and the First Lien Obligations may be amended, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the First Lien Obligations may be increased, in each case, without notice to or consent by any Second Lien Authorized Representative or Second Lien Secured Party and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof. As between the Parent, the Borrower and the other Grantors and the Second Lien Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Parent, the Borrower and the other Grantors contained in any Second Lien Document with respect to the incurrence of additional First Lien Obligations.

(c) Prohibition on Contesting Liens. Each of the Second Lien Authorized Representatives, for itself and on behalf of its Second Lien Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing the First Lien Obligations held (or purported to be held) by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or other agent or trustee therefor or any First Lien Secured Party in any First Lien Collateral. Notwithstanding anything to the contrary contained in this Agreement, no provision in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Authorized Representative to enforce this Agreement (including the priority of the Liens securing the First Lien Obligations as provided in Section 2.01) or any of the First Lien Documents.

(d) No New Liens. The parties hereto agree that, so long as the Discharge of the First Lien Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any additional Liens on any asset to secure any Second Lien

Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations and (b) if any Second Lien Authorized Representative or any Second Lien Secured Party shall hold any Lien on any asset of any Grantor or any other Person securing any Second Lien Obligation that are not also subject to the first-priority Liens securing the First Lien Obligations under the First Lien Security Documents, such Second Lien Authorized Representative or Second Lien Secured Party (i) shall notify the First Lien Collateral Agent promptly upon becoming aware thereof and, unless such Grantor or other Person shall promptly grant a similar Lien on such asset to the First Lien Collateral Agent as security for the First Lien Obligations, shall assign such Lien to the First Lien Collateral Agent as security for the First Lien Obligations (but may retain a junior lien on such asset subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the First Lien Collateral Agent, shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent as security for the First Lien Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties, each Second Lien Authorized Representative agrees, for itself and on behalf of its Second Lien Secured Parties, that any amounts received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

(e) Perfection of Liens. Except for the agreements of the First Lien Collateral Agent pursuant to Section 5.05 hereof, none of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Lien Authorized Representatives or the Second Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties and the Second Lien Secured Parties and shall not impose on the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives, the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

3.

ENFORCEMENT

(a) Exercise of Remedies. (i) So long as the Discharge of the First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Parent, the Borrower or any other Grantor, (i) neither any Second Lien Authorized Representative nor any Second Lien Secured Party will (A) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Lien Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (B) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other First Lien Collateral by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party in respect of the First Lien Obligations, the exercise of any right by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party (or any

agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the First Lien Documents or otherwise in respect of the First Lien Collateral or the First Lien Obligations, or (C) object to the forbearance by the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of First Lien Obligations and (ii) except as otherwise provided herein, the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Lien Authorized Representative or any Second Lien Secured Party; provided, however, that (1) in any Insolvency or Liquidation Proceeding commenced by or against the Parent, the Borrower or any other Grantor, any Second Lien Authorized Representative may file a claim or statement of interest with respect to its Second Lien Obligations, (2) any Second Lien Authorized Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the First Lien Obligations or the rights of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (3) any Second Lien Authorized Representative and the Second Lien Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (4) any Second Lien Authorized Representative may exercise the rights and remedies provided for in Section 6.03. In exercising rights and remedies with respect to the First Lien Collateral, the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(ii) So long as the Discharge of the First Lien Obligations has not occurred, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of the First Lien Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Lien Authorized Representatives and the Second Lien Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Lien Obligations pursuant to the Second Lien Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of the First Lien Obligations has occurred.

(iii) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that neither such Second Lien Authorized Representative nor any of its Second Lien Secured Parties will take any action that would hinder any exercise of remedies undertaken by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party with respect to the Shared Collateral under the First Lien Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby waives any and all rights it or any of its Second Lien Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted on any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or any other First Lien Secured Party is adverse to the interests of the Second Lien Secured Parties.

(iv) Each Second Lien Authorized Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties with respect to the First Lien Collateral as set forth in this Agreement and the First Lien Documents.

(v) Until the Discharge of the First Lien Obligations, the First Lien Collateral Agent (acting at the direction of the Applicable First Lien Secured Parties) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of the First Lien Obligations, the Designated Second Lien Authorized Representative (acting at the direction of the Applicable Second Lien Secured Parties) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Lien Authorized Representative (acting at the direction of the Applicable Second Lien Secured Parties) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Lien Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Lien Authorized Representatives, or for the taking of any other action authorized by the Second Lien Security Documents; provided, however, that nothing in this Section shall impair the right of any Second Lien Authorized Representative or other agent or trustee acting on behalf of the Second Lien Secured Parties to take such actions with respect to the Collateral after the Discharge of the First Lien Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Lien Secured Parties or the Second Lien Obligations.

(b) Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that, unless and until the Discharge of the First Lien Obligations has occurred, it will not commence, or join with any Person (other than the First Lien Secured Parties and the First Lien Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Lien Documents or otherwise in respect of the Second Lien Obligations.

(c) Actions upon Breach. Should any Second Lien Authorized Representative or Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party (in its or their own name or in the name of the Parent, the Borrower or any other Grantor) or the Parent, the Borrower or any Grantor may obtain relief against such Second Lien Authorized Representative or Second Lien Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby (i) agrees that the damages of the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties from the actions of such Second Lien Authorized Representative or any of its Second Lien Secured Parties may at any time be difficult to ascertain and may be irreparable and waives any defense that the Parent, the Borrower, any other Grantor or the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party.

4.

PAYMENTS

(a) Application of Proceeds. From and after the occurrence and during the continuance of any First Lien Event of Default, so long as the Discharge of the First Lien Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the First Lien Collateral Agent to the First Lien Obligations in the order specified in the First Lien Intercreditor Agreement until the Discharge of the First Lien Obligations has occurred. Upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall deliver promptly to the Designated Second Lien Authorized Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Lien Authorized Representative to the Second Lien Obligations in the order specified in the relevant Second Lien Documents.

(b) Payments Over. Any Shared Collateral or Proceeds thereof received by any Second Lien Authorized Representative or any Second Lien Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for each Second Lien Authorized Representative or any Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable.

5.

OTHER AGREEMENTS

(a) Releases. (i) Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary), the Liens granted to the Second Lien Authorized Representatives and the Second Lien Secured Parties upon such Shared Collateral to secure Second Lien Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure First Lien Obligations. Upon delivery to a Second Lien Authorized Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the First Lien Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Lien Secured Parties and the Second Lien Authorized Representatives) and any necessary or proper instruments of termination or release prepared by the Parent, the Borrower or any other Grantor, such Second Lien Authorized Representative will promptly execute, deliver or acknowledge, at the Parent’s, the Borrower’s or such other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, to release the Liens on the Second Lien Collateral as set forth in the relevant Second Lien Documents.

(ii) Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Authorized Representative or such Second Lien Secured Party or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(iii) Unless and until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby consents to the application, whether prior to or after an event of default under any First Lien Document of proceeds of Shared Collateral to the repayment of First Lien Obligations pursuant to the First Lien Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Lien Authorized Representatives or the Second Lien Secured Parties to receive proceeds in connection with the Second Lien Obligations not otherwise in contravention of this Agreement.

(iv) Notwithstanding anything to the contrary in any Second Lien Security Document, in the event the terms of a First Lien Security Document and a Second Lien Security Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder,

(v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the First Lien Collateral Agent and any Second Lien Authorized Representative or Second Lien Secured Party, such Grantor may, until the Discharge of the First Lien Obligations has occurred, comply with such requirement under the Second Lien Security Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First Lien Collateral Agent.

(b) Insurance and Condemnation Awards. Unless and until the Discharge of the First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of the First Lien Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of the First Lien Obligations, to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Documents, (ii) second, after the occurrence of the Discharge of the First Lien Obligations, to the Designated Second Lien Authorized Representative for the benefit of the Second Lien Secured Parties pursuant to the terms of the applicable Second Lien Documents and (iii) third, if no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Lien Authorized Representative or any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.02.

(c) Amendments to Second Lien Security Documents. (i) Without the prior written consent of the First Lien Collateral Agent and each First Lien Authorized Representativ (acting in accordance with the applicable First Lien Documents), no Second Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Security Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Grantor agrees to deliver to the First Lien Collateral Agent copies of (i) any amendments, supplements or other modifications to the Second Lien Security Documents and (ii) any new Second Lien Security Documents promptly after effectiveness thereof, and each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that each Second Lien Security Document shall include the following language (or language to similar effect reasonably approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Lien Authorized Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First Lien Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., in its capacity as collateral agent for the First Lien Secured Parties, and (ii) the exercise of any right or remedy by the [Second Lien Authorized Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [     ], 20[     ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Buffalo Gulf Coast Terminals LLC, HFOTCO LLC, the other grantors party hereto, Bank of America, N.A., in its capacity as collateral agent for the First Lien Secured Parties, [Second Lien Authorized Representative] and the other parties thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(ii) In the event that the First Lien Collateral Agent or the First Lien Secured Parties enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of the First Lien Collateral Agent, the First Lien Secured Parties, the Parent, the Borrower or any other Grantor thereunder (including the release of any Liens in First Lien Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Security Documents without the consent of any Second Lien Authorized Representative or any Second Lien Secured Party and without any action by any Second Lien Authorized Representative, the Parent, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Lien Authorized Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(d) Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Authorized Representatives and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Parent, the Borrower and any other Grantor in accordance with the terms of the Second Lien Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by any Second Lien Authorized Representative or any Second Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Lien Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Lien Authorized Representative or any Second Lien Secured Party of rights or remedies as a secured creditor in respect of Shared

Collateral. In the event any Second Lien Authorized Representative or any Second Lien Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Lien Obligations, such judgment lien shall be subordinated to the Liens securing First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing First Lien Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties may have with respect to the First Lien Collateral.

(e) Gratuitous Bailee for Perfection. (i) The First Lien Collateral Agent acknowledges and agrees that if it shall at any time hold a Lien securing any First Lien Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of the First Lien Collateral Agent, or of agents or bailees of the First Lien Collateral Agent (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the First Lien Collateral Agent shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Lien Authorized Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Lien Security Documents and subject to the terms and conditions of this Section 5.05.

(ii) In the event that the First Lien Collateral Agent (or its agents or bailees) has Lien filings against intellectual property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the First Lien Collateral Agent agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Lien Authorized Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Lien Security Documents, subject to the terms and conditions of this Section 5.05.

(iii) Except as otherwise specifically provided herein, until the Discharge of the First Lien Obligations has occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the First Lien Documents as if the Liens under the Second Lien Security Documents did not exist. The rights of the Second Lien Authorized Representatives and the Second Lien Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(iv) The First Lien Collateral Agent shall have no obligation whatsoever to the Second Lien Authorized Representatives or any Second Lien Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as subagent and gratuitous bailee for the relevant Second Lien Authorized Representative for purposes of perfecting the Lien held by such Second Lien Authorized Representative.

(v) The First Lien Collateral Agent shall not have by reason of the Second Lien Security Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Lien Authorized Representative or any Second Lien Secured Party, and each, Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby waives and releases the First Lien Collateral Agent from all claims and liabilities arising pursuant to the First Lien Collateral Agent’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral.

(vi) Upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Lien Authorized Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the First Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Lien Authorized Representative is entitled to approve any awards granted in such proceeding. The Parent, the Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First Lien Collateral Agent for loss or damage suffered by the First Lien Collateral Agent as a result of such transfer, except for loss or damage suffered by the First Lien Collateral Agent as a result of its own willful misconduct or gross negligence. The First Lien Collateral Agent has no obligation to follow instructions from the Designated Second Lien Authorized Representative in contravention of this Agreement.

(vii) None of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall be required to marshal any present or future collateral security for any obligations of the Parent, the Borrower or any Subsidiary to the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party under the First Lien Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(f) When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after any Discharge of the First Lien Obligations has occurred, the Parent, the Borrower or any Subsidiary incurs any First Lien Obligations (other than in respect of the payment of indemnities surviving the Discharge of the First Lien Obligations), then such Discharge of the First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of the incurrence of such

First Lien Obligations as a result of the occurrence of such Discharge of the First Lien Obligations) and the documents evidencing or governing such First Lien Obligations shall automatically be treated as First Lien Documents for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the First Lien Collateral Agent of amendments, waivers and consents hereunder and the administrative agent, collateral agent, trustee and/or similar representative acting on behalf of the holders of such First Lien Obligations shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of notice of the incurrence of such First Lien Obligations (including the identity of the new First Lien Collateral Agent), each Second Lien Authorized Representative (including the Designated Second Lien Authorized Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or the new First Lien Collateral Agent shall reasonably request in writing in order to provide the new First Lien Collateral Agent the rights of the First Lien Collateral Agent contemplated hereby, (b) deliver to the new First Lien Collateral Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Lien Authorized Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new First Lien Collateral Agent is entitled to approve any awards granted in such proceeding.

6.

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

(a) Financing Issues. Until the Discharge of the First Lien Obligations has occurred, if the Parent, the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Parent’s, the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that (a) it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Lien Obligations are so subordinated to Liens securing the First Lien Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Collateral Agent or the First Lien Authorized Representatives, (b) it will raise no objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Lien Obligations made by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party, (c) it will raise no objection to (and will not otherwise contest) any lawful exercise by any First Lien Secured Party of the right to credit bid First Lien Obligations at any sale in foreclosure of any First Lien Collateral, (d) it will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any First Lien Secured Party relating to the lawful enforcement of any Lien on any First Lien Collateral or (e) it will raise no objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of any asset of any Grantor for which the First Lien Collateral Agent has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Second Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the First Lien Obligations rank to the Liens on the Shared Collateral securing the Second Lien Obligations pursuant to this Agreement. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

(b) Relief from the Automatic Stay. Until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the First Lien Collateral Agent.

(c) Adequate Protection. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party for adequate protection, (b) any objection by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party to any motion, relief, action or proceeding based on the First Lien Collateral Agent’s, any First Lien Authorized Representative’s or any First Lien Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the First Lien Collateral Agent and the First Lien Secured Parties do not object to the adequate protection being provided to the First Lien Secured Parties, then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement and (ii) in the event any Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing the First Lien Obligations under this Agreement.

(d) Preference Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Parent, the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Secured Parties shall be entitled to a Discharge of the First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(e) Separate Grants of Security and Separate Classifications. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Lien Obligations, with each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

(f) No Waivers of Rights of First Lien Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Secured Party, including the seeking by any Second Lien Secured Party of adequate protection or the asserting by any Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

(g) Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(h) Other Matters. To the extent that any Second Lien Authorized Representative or any Second Lien Secured Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees not to assert any such rights without the prior written consent of the First Lien Collateral Agent, provided that if requested by the First Lien Collateral Agent, such Second Lien Authorized Representative shall timely exercise such rights in the manner requested by the First Lien Collateral Agent, including any rights to payments in respect of such rights.

(i) 506(c) Claims. Until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

(j) Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

7.

RELIANCE; ETC.

(a) Reliance. The consent by the First Lien Secured Parties to the execution and delivery of the Second Lien Documents to which the First Lien Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to the Parent, the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges that it and its Second Lien Secured Parties have, independently and without reliance on the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Lien Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

(b) No Warranties or Liability. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges and agrees that none of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Authorized Representatives and the Second Lien Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. None of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall have any duty to any Second Lien Authorized Representative or Second Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent, the Borrower or any Subsidiary (including the Second Lien Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the First Lien Obligations, the Second Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

(c) Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any First Lien Document or any Second Lien Document;

(ii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or of the terms of any Second Lien Document;

(iii) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of the Parent, the Borrower or any other Grantor; or

(v) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Parent, the Borrower or any other Grantor in respect of the First Lien Obligations or (ii) any Second Lien Authorized Representative or Second Lien Secured Party in respect of this Agreement.

8.

MISCELLANEOUS

(a) Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

(b) Continuing Nature of this Agreement. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of the First Lien Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Authorized Representative or Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent, the Borrower or any Subsidiary constituting First Lien Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.

(c) Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(d) Waivers; Amendments; Joinder Agreements. (i) No failure or delay on the part of any party hereto in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Security Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder. The rights and remedies herein expressly provided of the parties hereto are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement, or consent to any departure by any party hereto herefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(ii) Neither this Agreement nor any provision hereof may be terminated, waived, amended, supplemented or otherwise or modified (other than as supplemented pursuant to any First Lien Authorized Representative Joinder Agreement, Second Lien Authorized Representative Joinder Agreement or Grantor Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each First Lien Authorized Representative (acting in accordance with the applicable First Lien Documents) and each Second Lien Authorized Representative (acting in accordance with the applicable Second Lien Documents); provided that no such termination, waiver, amendment, supplement or modification shall amend, modify or otherwise affect the rights or obligations of any Grantor without such Grantor’s prior written consent.

(iii) Notwithstanding the foregoing:

(1) without the consent of any Secured Party, any First Lien Authorized Representative may become a party hereto by execution and delivery of an First Lien Authorized Representative Joinder Agreement in accordance with Section 6.18(a) of the First Lien Security Agreement and upon such execution and delivery, such First Lien Authorized Representative and the First Lien Secured Parties and First Lien Obligations of the Series for which such First Lien Authorized Representative is acting shall be subject to the terms hereof;

(2) without the consent of any Secured Party, any Second Lien Authorized Representative may become a party hereto by execution and delivery of a Second Lien Authorized Representative Joinder Agreement in accordance with Section 8.10(b) of this Agreement and upon such execution and delivery, such Second Lien Authorized Representative and the Second Lien Secured Parties and Second Lien Obligations of the Series for which such Second Lien Authorized Representative is acting shall be subject to the terms hereof; and

(3) without the consent of any party hereto, any Subsidiary or direct or indirect parent company of the Parent may become a party hereto by execution and delivery of a Grantor Joinder Agreement in accordance with Section 8.08 and upon such execution and delivery, such Subsidiary or direct or indirect parent company of the Parent shall be subject to the terms hereof.

(e) Information Concerning Financial Condition of the Parent, the Borrower and the Subsidiaries. The First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent, the Borrower and the Subsidiaries and all endorsers or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Collateral Agent, any First Lien Authorized Representative, any First Lien Secured Party, any Second Lien Authorized Representative or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(f) Subrogation. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of the First Lien Obligations has occurred.

(g) Application of Payments. Except as otherwise provided herein, all payments received by the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First Lien Documents. Except as otherwise provided herein, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(h) Additional Grantors. If any Subsidiary or direct or indirect parent company of the Parent grants a security interest pursuant to any Security Document to secure any Series of Secured Obligations, the Parent and the Borrower will, substantially concurrently therewith, cause such Subsidiary or direct or indirect parent company of the Parent, if not already a party hereto, to become a party hereto as a “Grantor”. Upon execution and delivery by the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and such

Subsidiary or direct or indirect parent company of the Parent of a Grantor Joinder Agreement, such Subsidiary or direct or indirect parent company of the Parent shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any Grantor Joinder Agreement shall not require the consent of any other party hereto. The rights and obligations of each party hereto hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

(i) Dealings with Grantors. Upon any application or demand by the Parent, the Borrower or any other Grantor to the First Lien Collateral Agent, the Applicable First Lien Secured Parties, the Designated Second Lien Authorized Representative or the Applicable Second Lien Secured Parties to take or permit any action under any of the provisions of this Agreement or under any Security Document (if such action is subject to the provisions hereof), the Parent, the Company or such other Grantor, as appropriate, shall furnish to the Designated Second Lien Authorized Representative or the First Lien Collateral Agent a certificate of an appropriate officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Security Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Security Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

(j) Additional First Lien Obligations; Additional Second Lien Obligations. (i) On or after the date hereof and so long as such Indebtedness is permitted to be incurred under the First Lien Documents and Second Lien Documents then in effect, the Borrower may from time to time designate Indebtedness to be secured on a pari passu basis with the First Lien Obligations as First Lien Obligations under this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of Section 6.18(a) of the First Lien Security Agreement.

(ii) On or after the date hereof and so long as such Indebtedness is permitted to be incurred under the First Lien Documents and Second Lien Documents then in effect, the Borrower may from time to time designate Indebtedness to be secured on a second lien, subordinated basis to the First Lien Obligations as Additional Second Lien Obligations under this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of this Section 8.10(b). In order for such Indebtedness (the “New Second Lien Obligations”) to be secured on a second lien, subordinated basis to the First Lien Obligations as Additional Second Lien Obligations under this Agreement:

(1) the Borrower shall have delivered to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative (A) a certificate signed by a Responsible Officer of the Parent and the Borrower (1) identifying the New Second Lien Obligations and the initial aggregate principal amount or face amount thereof, (2) stating that the New Second Lien Obligations are designated as Additional Second Lien Obligations for purposes hereof, and (3) representing that the designation of the New Second Lien Obligations as Additional Second Lien Obligations complies with the provisions of the First Lien Documents and Second Lien Documents then in effect, and (B) true and complete copies of each of the operative agreements evidencing or governing such New Second Lien Obligations (the “New Second Lien Documents”), certified as being true and correct by a Responsible Officer of the Parent and the Borrower;

(2) the representative (as determined by the First Lien Collateral Agent and the Designated Second Lien Authorized Representative) acting on behalf of the holders of the New Second Lien Obligations (the “New Second Lien Authorized Representative”), the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and each Loan Party shall have executed and delivered a Second Lien Authorized Representative Joinder Agreement pursuant to which the New Second Lien Authorized Representative shall have become a Second Lien Authorized Representative under this Agreement, and the New Second Lien Obligations and the holders thereof (the “New Second Lien Secured Parties”) shall have become subject to, and bound by, this Agreement;

(3) all filings, recordations and/or amendments or supplements to the Second Lien Security Documents necessary or desirable in the reasonable judgment of the Designated Second Lien Authorized Representative to confirm and perfect the Liens securing the New Second Lien Obligations shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Second Lien Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Second Lien Authorized Representative); and

(4) the New Second Lien Documents shall provide, in a manner reasonably satisfactory to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative, that each New Second Lien Secured Party will be subject to and bound by the provisions of this Agreement in its capacity as a holder of the New Second Lien Obligations.

(k) Jurisdiction; Consent to Service of Process. The First Lien Collateral Agent and each Authorized Representative, on behalf of itself and the Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court;

(ii) consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Person (or its Authorized Representative) at the address specified in Section 8.16;

(iii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court;

(v) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (vi) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

(l) Notices. (i) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(1) if to the Parent, the Company or any other Grantor, to the Borrower at HFOTCO LLC, 1201 South Sheldon Road, Houston, TX 77015, Attention of Michael Mangan, (Fax No.: (281) 452-6306) (email: mmangan@hfotco.com) with a copy to [_____];

(2) if to the First Lien Collateral Agent or the Bond Facility Administrative Agent, to it at Bank of America, N.A., Agency Management East, 900 W Trade Street, NC1-026-06-03, Charlotte, NC 28255, Attention of Priscilla Baker (Fax No.: 704 4090918) (email: priscilla.l.baker@baml.com);

(3) if to the Credit Facilities Administrative Agent, to it at Toronto Dominion (Texas) LLC, [_____], Attention of [_____];

(4) if to the Initial Second Lien Authorized Representative to it at [9], Attention of [9] (Fax No.: [9]) (email: [9]); and

(5) if to any other Authorized Representative, to it at the address set forth in the applicable First Lien Authorized Representative Joinder Agreement or Second Lien Authorized Representative Joinder Agreement.

(ii) The First Lien Collateral Agent and any Authorized Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.

(iii) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.12 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.12.

(iv) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(m) Further Assurances. Each of the First Lien Collateral Agent, on behalf of itself and each First Lien Secured Party, and each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

(n) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

(o) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

(p) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

(q) Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

(r) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.pdf’ or comparable format shall be as effective as delivery of a manually signed original.

(s) Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Secured Parties. The Initial Second Lien Authorized Representative represents and warrants that this Agreement is binding upon the Initial Second Lien Secured Parties.

(t) First Lien Collateral Agent. It is understood and agreed that the First Lien Collateral Agent is entering into this Agreement in its capacity as First Lien Collateral Agent under the First Lien Intercreditor Agreement, and the provisions of Article VI of the First Lien Intercreditor Agreement applicable to it as collateral agent thereunder shall also apply to it as First Lien Collateral Agent hereunder.

(u) Provisions Solely to Define Relative Rights. (i) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand. None of the Parent, the Borrower, any other Loan Party or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (i) amend, waive or otherwise modify the provisions of the Bond Facility Agreement, the Credit Facilities Agreement, any other First Lien Document or any Second Lien Document, or permit the Parent, the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or any Second Lien Document, (ii) change the relative priorities of the First Lien Obligations or the Liens granted under the First Lien Security Documents on the Shared Collateral (or any other assets) as among the First Lien Secured Parties, (iii) otherwise change the relative rights of the First Lien Secured Parties in respect of the Shared Collateral as among such First Lien Secured Parties or (iv) obligate the Parent, the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or any Second Lien Document. Nothing in this Agreement is intended to or shall impair the obligations of any Loan Party, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

(v) Survival. All agreements, statements, representations and warranties made by any party hereto in this Agreement or in any certificate or other instrument delivered by any party hereto or on its behalf under this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,

as First Lien Collateral Agent and Bond Facility Administrative Agent,

by
Name:
Title:

TORONTO DOMINION (TEXAS) LLC,

as Credit Facilities Administrative Agent,

by
Name:
Title:

BUFFALO GULF COAST TERMINALS LLC, as the Parent

by
Name:
Title:

HFOTCO LLC, as the Borrower

by
Name:
Title:

[OTHER GRANTORS], as a Grantor

[ ],
as Initial Second Lien Authorized Representative

by
Name:
Title:

k-33

ANNEX I

Grantors

Buffalo Gulf Coast Terminals LLC

HFOTCO LLC

EXHIBIT A

TO SECOND LIEN INTERCREDITOR AGREEMENT

SECOND LIEN AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT

This SECOND LIEN AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT, dated as of [     ], 20[     ] (this “Joinder Agreement”), is being delivered by [     ] (the “New Second Lien Authorized Representative”) pursuant to requirements of the Second Lien Intercreditor Agreement, dated as of [     ], 20[     ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among BUFFALO GULF COAST TERMINALS LLC, HFOTCO LLC, the other Grantors party thereto, BANK OF AMERICA, N.A., as the First Lien Collateral Agent and as First Lien Authorized Representative for the Bond Facility Secured Parties, TORONTO DOMINION (TEXAS) LLC, as First Lien Authorized Representative for the Credit Facilities Secured Parties, [     ], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties, and each additional Authorized Representative that from time to time becomes a party thereto in accordance with Section 8.10 thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement, as applicable.

RECITALS:

WHEREAS, the Borrower desires to designate the Indebtedness described in Schedule A (the “New Second Lien Obligations”) as Additional Second Lien Obligations under the Intercreditor Agreement, which New Second Lien Obligations will be secured on a second lien, subordinated basis to the First Lien Obligations.

WHEREAS, the Intercreditor Agreement require that the New Second Lien Authorized Representative deliver this Joinder Agreement to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative; and

WHEREAS, the New Second Lien Authorized Representative has agreed to execute and deliver this Joinder Agreement in order for (a) the New Second Lien Authorized Representative to become a Second Lien Authorized Representative under the Intercreditor Agreement, (b) the New Second Lien Authorized Representative to become party to the Intercreditor Agreement and (c) the New Second Lien Obligations and the holders thereof (the “New Second Lien Secured Parties”) to become subject to, and bound by, the Intercreditor Agreement.

NOW, THEREFORE, it is agreed as follows:

1. In accordance with Section 8.10(b) of the Intercreditor Agreement, the New Second Lien Authorized Representative by its signature below becomes a Second Lien Authorized Representative under, and the related New Second Lien Obligations and New Second Lien Secured Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Second Lien Authorized Representative had originally been named therein as a Second Lien Authorized Representative, and the New Second Lien Authorized Representative, on behalf of itself and such New Second Lien Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Second Lien Authorized

K-A-1

Representative and to the New Second Lien Secured Parties that it represents as Additional Second Lien Secured Parties. From and after the date hereof, the New Second Lien Authorized Representative shall be a party to the Intercreditor Agreement as a Second Lien Authorized Representative thereunder as if originally a signatory thereto.

Each reference to a “Second Lien Authorized Representative” and an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Second Lien Authorized Representative.

2. The New Second Lien Authorized Representative represents and warrants to the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and the other Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and (c) the operative documents evidencing or governing the New Second Lien Obligations (the “New Second Lien Documents”) provide that, upon the New Second Lien Authorized Representative’s entry into this Joinder Agreement, the New Second Lien Secured Parties will be subject to and bound by the provisions of the Intercreditor Agreement as Additional Second Lien Secured Parties.

3. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Intercreditor Agreement. All communications and notices hereunder to the New Second Lien Authorized Representative shall be given to it at the address set forth below its signature hereto.

5. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

7. The provisions of Article VIII of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow]

K-A-2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

[NAME OF NEW SECOND LIEN AUTHORIZED REPRESENTATIVE], as [ ] for the holders of [ ]

By: __________________________
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged and Agreed:

BANK OF AMERICA, N.A., as First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Designated Second Lien Authorized Representative

By:
Name:
Title:

BUFFALO GULF COAST TERMINALS LLC,

By:
Name:
Title:

HFOTCO LLC,

By:
Name:
Title:

[Signature Page to Second Lien Authorized Representative Joinder Agreement]

[OTHER GRANTORS],

By:
Name:
Title:

[Signature Page to Second Lien Authorized Representative Joinder Agreement]

EXHIBIT B

TO SECOND LIEN INTERCREDITOR AGREEMENT

GRANTOR JOINDER AGREEMENT

This GRANTOR JOINDER AGREEMENT, dated as of [     ], 20[     ] (this “Joinder Agreement”), is being delivered by [     ], a [     ] (the “New Grantor”), pursuant to requirements of the Intercreditor Agreement, dated as of [     ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among BUFFALO GULF COAST TERMINALS LLC, HFOTCO LLC, the other Grantors party thereto, BANK OF AMERICA, N.A., as the First Lien Collateral Agent and as First Lien Authorized Representative for the Bond Facility Secured Parties, TORONTO DOMINION (TEXAS) LLC, as First Lien Authorized Representative for the Credit Facilities Secured Parties, [     ], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties, and each additional Authorized Representative that from time to time becomes a party thereto in accordance with Section 8.10 thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement.

RECITALS:

WHEREAS, Section 8.08 of the Intercreditor Agreement provides that Subsidiaries and direct or indirect parent companies of the Parent may become Grantors under the Intercreditor Agreement by execution and delivery of an instrument in the form of this Joinder Agreement; and WHEREAS, the New Grantor is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement to become a Grantor under the Intercreditor Agreement in order to induce the Secured Parties to make additional loans and other extensions of credit and as consideration for loans and other extensions of credit previously made.

NOW, THEREFORE, it is agreed as follows:

1. In accordance with Section 8.08 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

2. The New Grantor represents and warrants to the First Lien Collateral Agent and each Authorized Representative that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

K-B-1

4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

5. The provisions of Article VIII of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

K-B-2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

[NEW GRANTOR]

By:
Name:
Title:

Acknowledged and Agreed:

BANK OF AMERICA, N.A., as First Lien Collateral Agent

By:
Name:
Title:

[ ], as Designated Second Lien Authorized Representative

By:
Name:
Title: